As filed with the Securities and Exchange Commission on December 18, 1998

                                               Registration No. 333-64457


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 3
                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            FIRST PERRY BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

                                  Pennsylvania
                         (State or other jurisdiction of
                         incorporation or organization)
                                      6712
                          (Primary Standard Industrial
                           Classification Code Number)
                                   25-1817009
                                (I.R.S. Employer
                               Identification No.)



                            FIRST PERRY BANCORP, INC.
                               101 Lincoln Street
                                Post Office Box B
                       Marysville, Pennsylvania 17053-0017
                                 (717) 957-2196
                   (Address, including ZIP Code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                                William L. Hummel
                      President and Chief Executive Officer
                            FIRST PERRY BANCORP, INC.
                               101 Lincoln Street
                                Post Office Box B
                       Marysville, Pennsylvania 17053-0017
                                 (717) 957-2196
                (Name, address, including ZIP Code, and telephone
                    number, including area code, of agent for
                                    service)

                                 With a Copy to:
                          Nicholas Bybel, Jr., Esquire
                            Cheryl A. Zeman, Esquire
                             SHUMAKER WILLIAMS, P.C.
                   P.O. Box 88, Harrisburg, Pennsylvania 17108
                                 (717) 763-1121

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

    Title of Each Class         Amount           Proposed Maximum           Proposed Maximum          Amount of
     of Securities to            to be            Offering Price                Aggregate           Registration
       be Registered          Registered           Per Share(1)             Offering Price(1)          Fee(2)

  Common Stock, par value
      $.25 per share        408,000 shares          $ 20.935                $ 8,541,480              $ 2,519.74

(1) Estimated solely for the purpose of calculating the registration fee and based, in accordance with Rule 457(f)(2), upon the book value of the outstanding shares of The First National Bank of Marysville ("Bank"), of 204,000 shares of common stock, par value $.50 per share, as of September 15, 1998, of $ 41.87 per share and a maximum of 204,000 shares of such stock to be converted in the reorganization into common stock of the Registrant with a par value of $.25 per share at an exchange ratio of two shares of Registrant for each share of Bank.

(2)  Registration   Fee  paid  by  Registrant   prior  to  filing  the  original
     Registration Statement on October 6, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                      THE FIRST NATIONAL BANK OF MARYSVILLE
                               101 Lincoln Street
                            MARYSVILLE, PA 17053-0017
                                 (717) 957-2196

------------------------------------------------------------------------------


                                                 December 22, 1998


TO OUR SHAREHOLDERS:


     The Board of Directors of The First National Bank of Marysville (the "Bank") cordially invites you to attend a Special Meeting of Shareholders which will commence at 2:00 p.m., Eastern Standard Time, on Wednesday, January 20, 1999, at Bethany United Methodist Church, 400 Lansvale Street, Marysville, Pennsylvania 17053.

     At this Special Meeting of Shareholders, the Board of Directors recommends that you vote in favor of the proposal to approve and adopt a Plan of Reorganization and Plan of Merger that will have the effect of reorganizing the Bank into a bank holding company. The Board of Directors believes that the formation of a bank holding company at this time is an important and necessary part of the Bank's plans for the future.

     Under the proposed Plan of Reorganization, each share of Common Stock of the Bank presently held by you will be converted into two (2) shares of Common Stock of First Perry Bancorp, Inc. (the "Holding Company"), a bank holding company whose only substantial asset will be all of the Common Stock of the Bank. If the Plan of Reorganization is approved and adopted, the Bank's shareholders (other than dissenting shareholders) will automatically become shareholders of the Holding Company. The Holding Company will own all of the outstanding shares of the Bank.

     Therefore, your interest in the Bank after the reorganization will remain essentially the same, except that it will be an indirect interest rather than a direct interest. The conversion of Common Stock of the Bank into Common Stock of the Holding Company will be tax free for federal income tax purposes.

     The reorganization will be effectuated by the establishment of an interim bank which is a subsidiary of the Holding Company and which will merge with the Bank. The proposal does NOT involve a merger between the Bank and another bank or company already in operation. After consummation of the proposed reorganization, the Bank will continue its banking business substantially unchanged under the same management.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PLAN OF REORGANIZATION AND PLAN OF MERGER ARE IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS AND URGES YOU TO VOTE IN FAVOR OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER. THE APPROVAL AND ADOPTION OF THE

PLAN OF REORGANIZATION AND PLAN OF MERGER REQUIRES AN AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS (2/3) OF THE OUTSTANDING SHARES OF THE BANK'S COMMON STOCK. IT IS, THEREFORE, EXTREMELY IMPORTANT FOR YOU TO SIGN, DATE AND RETURN YOUR ENCLOSED PROXY AS SOON AS POSSIBLE IN THE PRE-ADDRESSED AND STAMPED ENVELOPE SUPPLIED FOR YOUR CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     We urge you to carefully review the enclosed Proxy Statement/Prospectus that describes the Plan of Reorganization and the Plan of Merger proposal in detail. Again, your Board of Directors strongly recommends that you vote FOR the proposal.

     On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                               Very truly yours,


                                               /s/ William L. Hummel
                                               ----------------------------
                                               William L. Hummel, President
                                               and Chief Executive Officer

                    -----------------------------------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 20, 1999
                    -----------------------------------------


TO THE SHAREHOLDERS OF THE FIRST NATIONAL BANK OF MARYSVILLE:


     Notice is hereby given that a Special Meeting of Shareholders of The First National Bank of Marysville (the "Bank") will be held at 2:00 p.m., Eastern Standard Time, on Wednesday, January 20, 1999, at Bethany United Methodist Church, 400 Lansvale Street, Marysville, Pennsylvania 17053, for the following purposes:

     1. To consider and act upon a proposal to approve and adopt the Plan of Reorganization and Plan of Merger dated as of September 10, 1998, providing, among other things, for the merger of the Bank and The First National Interim Bank of Marysville (the "Interim Bank"), a national banking association organized under the laws of the United States, a subsidiary of First Perry Bancorp, Inc. (the "Holding Company") and for the automatic conversion of each share of the Common Stock of the Bank into two (2) shares of the Common Stock of the Holding Company;

     2. Adjournment of the Special Meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Plan of Reorganization and Plan of Merger; and

     3. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     You are urged to mark, sign, date and promptly return your Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Bank in reducing the expense of additional proxy solicitation. The giving of such Proxy does not affect your right to vote in person if you attend the meeting and give notice to the Secretary of the Bank.

     Only those shareholders of record at the close of business on December 11, 1998, will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

     A copy of the Bank's Annual Report for the fiscal year ended December 31, 1997, December 31, 1996, and December 31, 1995, and of the Bank's Consolidated Reports of Condition and Income for the quarter ended September 30, 1998, may be obtained at no cost by contacting William L. Hummel, President, or Larry D. Reich, Senior Vice President, Secretary and Cashier, and The First National Bank of Marysville, 101 Lincoln Street, Post Office Box B, Marysville, Pennsylvania 17053-0017; telephone: (717) 957-2196.

     AN AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS (2/3) OF THE OUTSTANDING SHARES IS REQUIRED FOR APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                       By Order of the Board of Directors,


                                       /s/ William L. Hummel
                                       -----------------------------------
                                       William L. Hummel, President
                                       and Chief Executive Officer


December 22, 1998

PROXY STATEMENT/PROSPECTUS
                            FIRST PERRY BANCORP, INC.

                                   PROSPECTUS

                           408,000 Shares Common Stock
                                ($.25 par value)

                      THE FIRST NATIONAL BANK OF MARYSVILLE

                                 PROXY STATEMENT


                   Date of Proxy Statement: December 22, 1998


     First Perry Bancorp, Inc., a newly formed Pennsylvania business corporation (the "Holding Company"), proposes to issue 408,000 shares of its common stock to shareholders of The First National Bank of Marysville (the "Bank") in a reorganization, pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company and shareholders of the Bank will become shareholders of the Holding Company.

     This  Proxy  Statement/Prospectus  includes  this  cover  page  and a Proxy
Statement of the Bank for use in connection with a Special Meeting of Shareholders to be held on Wednesday, January 20, 1999, at 2:00 p.m., Eastern Standard Time. The proposed reorganization and related matters to be acted upon at the shareholders' meeting are described in this Proxy Statement/Prospectus.

     If the proposed reorganization is approved and adopted, and certain other conditions are met, each shareholder of the Bank will receive two (2) shares of Holding Company common stock in exchange for one (1) share of common stock of the Bank held by shareholders as of December 11, 1998. See section entitled "PROPOSED REORGANIZATION - Conversion of Stock."

     The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the Bank is required under the National Bank Act to approve and adopt the Plan of Reorganization and Plan of Merger.

                       ---------------------------------

     This Proxy Statement/Prospectus does not cover resales of shares of Holding Company common stock after consummation of the proposed reorganization, and no person is authorized to make use of the Proxy Statement/Prospectus in connection with any such resale.

     The principal executive office of the Holding Company is located at 101 Lincoln Street, Marysville, Pennsylvania 17053-0017. The Holding Company's telephone number is (717) 957-2196.


                        ---------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE OFFICE OF THE COMPTROLLER OF THE CURRENCY (THE "OCC"), THE PENNSYLVANIA DEPARTMENT OF BANKING, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM (THE "FEDERAL RESERVE BOARD"), THE PENNSYLVANIA SECURITIES COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION. NONE OF THE AFOREMENTIONED HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE COMMON STOCK IS NOT GUARANTEED BY THE BANK OR HOLDING COMPANY. THERE CAN BE NO ASSURANCE THAT THE TRADING PRICE OF THE COMMON STOCK OFFERED HEREBY WILL NOT DECREASE AT ANY TIME.

     THE PROPOSED TRANSACTION WILL CREATE CERTAIN NEW RISKS FOR SHAREHOLDERS, INCLUDING CERTAIN ANTI-TAKEOVER PROVISIONS IN THE HOLDING COMPANY'S ARTICLES AND BY-LAWS. THE OVERALL EFFECT OF THESE PROVISIONS MAY BE TO DETER A FUTURE
TAKEOVER OFFER OR OTHER MERGER OR ACQUISITION PROPOSAL THAT A MAJORITY OF THE SHAREHOLDERS MIGHT VIEW TO BE IN THEIR BEST INTERESTS AS THE OFFER MIGHT INCLUDE A SUBSTANTIAL PREMIUM OVER THE MARKET PRICE OF THE HOLDING COMPANY'S COMMON STOCK AT THAT TIME. THESE PROVISIONS MAY ALSO HAVE THE EFFECT OF ASSISTING THE HOLDING COMPANY'S CURRENT BOARD OF DIRECTORS TO RETAIN ITS POSITION AND TO RESIST CHANGES THAT THE SHAREHOLDERS MAY WANT TO MAKE IF DISSATISFIED WITH THE CONDUCT OF THE HOLDING COMPANY'S BUSINESS.

     IN ADDITION, THE COMMON STOCK OF THE HOLDING COMPANY BEING OFFERED IN EXCHANGE FOR THE BANK'S COMMON STOCK INVOLVES A DEGREE OF RISK SIMILAR TO THAT OF COMMON STOCK OF THE BANK, INCLUDING RISKS RELATED TO INTENSE COMPETITION AND STRICT GOVERNMENTAL REGULATION. See "Risk Factors" below on Page 4 of this Prospectus.

                        ---------------------------------

                              AVAILABLE INFORMATION

     The Holding Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended, for the registration of its common stock to be issued and exchanged in the proposed reorganization.

     The Registration  Statement of which this Proxy  Statement/Prospectus  is a part is on file with the Securities and Exchange Commission in Washington, D.C. The Registration Statement, including the exhibits thereto, contains information in addition to that contained herein. The Registration Statement and exhibits may be examined during normal business hours at the Securities and Exchange Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone: 202-942-8090) and also at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 (telephone: 212-748-8000); The Curtis Center, Independence Square West, 601 Walnut Street, Suite 1005E, Philadelphia, Pennsylvania 19106 (telephone: 215-597-3100); and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 (telephone:
312-353-7390). Copies of such material may be obtained from the public reference section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission site is http://www.sec.gov.

     The Bank is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Act"), and, accordingly, does not file reports, proxy statements and other information with the Office of the Comptroller of the Currency (the "OCC"). However, the Bank voluntarily makes annual financial statements available to its shareholders, and the Holding Company will continue this practice by providing consolidated annual financial reports to shareholders after the reorganization.

                       -----------------------------------


        The date of this Proxy Statement/Prospectus is December 22, 1998.

                                TABLE OF CONTENTS
                                                                         Page

SUMMARY.............................................................      vii
   Special Meeting of the First National Bank of Marysville.........      vii
   Risk Factors.....................................................     viii
   Proposed Reorganization..........................................       ix

INTRODUCTION........................................................        1
   Date, Place and Time of Special Meeting..........................        1
   Purpose of the Special Meeting...................................        1
   Record Date; Quorum; Voting Rights...............................        2
   Solicitation of Proxies..........................................        2
   Voting and Revocation of Proxies.................................        3

RISK FACTORS........................................................        4
   Risks Created by the Proposed Transaction........................        4
   Risks Shared by the Bank and Holding Company.....................        8

FORWARD LOOKING STATEMENTS..........................................       12

PRINCIPAL BENEFICIAL OWNERS OF THE BANK'S COMMON STOCK..............       13
   Principal Owners.................................................       13
   Beneficial Ownership by Officers and Directors...................       14

PROPOSED REORGANIZATION.............................................       16
   Plan of Reorganization and Plan of Merger........................       16
   Reasons for the Proposed Reorganization..........................       17
   Shareholder Approval.............................................       20
   Effective Date...................................................       20
   Effect of Reorganization on Bank's Business and Shareholders.....       21
   Conversion of Stock..............................................       21
   Exchange of Stock Certificates...................................       21
   Failure To Surrender Stock Certificates..........................       21
   Trading and Resale of Holding Company Common Stock...............       22
   Description of Property..........................................       22
   Accounting Treatment.............................................       23
   Tax Consequences.................................................       23
   Rights of Dissenting Shareholders................................       25
   Regulatory Approvals.............................................       26

DESCRIPTION OF THE HOLDING COMPANY..................................       28
   Organization.....................................................       28
   Management.......................................................       28
   Remuneration.....................................................       29
   Indemnification for Securities Act Liabilities...................       29
   Supervision and Regulation of the Holding Company................       30
   Permitted Activities.............................................       31
   Issuance of Additional Securities................................       33
   Acquisition of Additional Banks..................................       34

DESCRIPTION OF THE BANK.............................................       35
   History and Business.............................................       35
   Competition......................................................       36
   Supervision and Regulation of the Bank...........................       36
   The Federal Reserve System.......................................       37
   Monetary Policy..................................................       38
   Deposit Insurance................................................       38
   Legislation......................................................       39
   Regulatory Capital...............................................       43
   Examinations and Audits..........................................       44
   Real Estate Loans................................................       45
   Legal Proceedings................................................       46
   Directors and Executive Officers.................................       46
   Principal Officers of the Bank...................................       47
   Executive Compensation...........................................       48
   Pension Plan.....................................................       48
   Compensation of Directors........................................       49

CERTAIN TRANSACTIONS................................................       50

DESCRIPTION OF THE BANK'S COMMON STOCK..............................       51
   The Bank's Common Stock..........................................       51
   Comparative Market Prices........................................       52
   Capitalization...................................................       54
   Year 2000 Computer Problem.......................................       56

DESCRIPTION OF THE HOLDING COMPANY'S STOCK..........................       59
   Common Stock.....................................................       59
   Legal Opinion....................................................       59
   Anti-Takeover Provisions.........................................       59
   Anti-Takeover Provisions Applicable to Registered Corporations...       62

DIVIDENDS...........................................................       67

COMPARISON OF SHAREHOLDER RIGHTS....................................       68

FINANCIAL STATEMENTS................................................       73

SHAREHOLDER PROPOSALS...............................................       73

OTHER MATTERS.......................................................       74


EXHIBIT A   PLAN OF  REORGANIZATION  AMONG THE FIRST  NATIONAL BANK OF
            MARYSVILLE, THE FIRST  NATIONAL  INTERIM BANK OF  MARYSVILLE,  AND
            FIRST PERRY BANCORP, INC.

EXHIBIT B   PLAN OF MERGER BETWEEN THE FIRST NATIONAL BANK
            OF MARYSVILLE AND THE FIRST NATIONAL INTERIM BANK
            OF MARYSVILLE

EXHIBIT C   ARTICLES OF INCORPORATION OF FIRST PERRY BANCORP, INC.

EXHIBIT D   BY-LAWS OF FIRST PERRY BANCORP, INC.

EXHIBIT E   EXCERPTS FROM SECTION 215a OF THE NATIONAL BANK ACT
            CONCERNING DISSENTERS' RIGHTS

                                     SUMMARY

     The following summary of this Proxy Statement/Prospectus is provided for your convenience and is qualified in its entirety by the detailed information set forth elsewhere in this Proxy Statement/Prospectus, including the exhibits hereto. The mailing address of the principal executive offices of the Holding Company and the Bank is 101 Lincoln Street, Post Office Box B, Marysville, Pennsylvania 17053-0017. (Telephone Number of Holding Company and Bank:
717-957-2196) The Bank is a national banking association organized under the laws of the United States of America. The Holding Company is a Pennsylvania Corporation organized to effectuate the proposed transaction and has no operating history.

Special Meeting of the First National Bank of Marysville

     Date:           January 20, 1999

     Time and Place: 2:00 p.m.,  Eastern Standard Time, at Bethany
                     United Methodist Church, 400 Lansvale Street, Marysville, Pennsylvania 17053

     Record Date:    December 11, 1998

     Securities Entitled to Vote:

     Each share of The First National Bank of Marysville (the "Bank") common stock, par value Fifty Cents ($.50) per share, issued and outstanding on the record date entitles its holders to one (1) vote with respect to all matters presented at the meeting for shareholder action.

     Shares Outstanding on the Record Date:

     204,000 shares of Common Stock, par value $.50 per share

     Effects of Abstaining From Voting:

     A Bank shareholder who abstains from voting does not perfect his or her dissenter's rights. See, "PROPOSED REORGANIZATION - Rights of Dissenting Shareholders." A shareholder who abstains from voting is not included in the affirmative vote necessary to approve and adopt the Plan of Reorganization and Plan of Merger. A Bank shareholder who abstains from voting, automatically without any action on his or her part, will receive two
(2) shares of Holding Company common stock, par value Twenty-five Cents ($.25) per share in exchange for one (1) share of common stock of the Bank par value Fifty Cents ($.50) per share held on the Effective Date if at least two-thirds (2/3) of the outstanding shares of Bank common stock vote in favor of the Plan of Reorganization and Plan of Merger. See section entitled "PROPOSED REORGANIZATION Conversion of Stock."

     Matters to be Considered:

     (1) A proposal to approve and adopt the Plan of Reorganization among the Bank, The First National Interim Bank of Marysville (the "Interim Bank") and First Perry Bancorp, Inc., a Pennsylvania business corporation (the "Holding Company"), and to approve and adopt the Plan of Merger between the Bank and Interim Bank whereby the shareholders of the Bank will become shareholders of the Holding Company, and the Bank will become a wholly-owned subsidiary of the Holding Company; (2) Adjournment of the Special Meeting to a later date, if necessary, to permit further solicitation of proxies; and (3) To act on such other matters as may properly come before the Special Meeting and any adjournment or postponement thereof.

Risk Factors

     The proposed transaction will create certain new risks for shareholders, the foremost new risk resulting from certain "anti-takeover" provisions in the Holding Company's Articles of Incorporation and By-laws. The general effect of these provisions may be to deter a future takeover offer or other merger or acquisition proposal that a majority of the shareholders might view to be in their best interests. For example, shareholders might favor an offer that included a substantial premium over the market price of the Holding Company's Common Stock at that time. These provisions may also have the effect of assisting the Holding Company's current Board of Directors in retaining its position and in resisting changes that the shareholders may want to make. Therefore, shareholders who are dissatisfied with the conduct of the Holding Company's business may not be able to change the direction of the Holding Company.

     Additionally, investment in the Common Stock of the Holding Company involves a degree of risk, similar to the risk of investment in the Common Stock of the Bank. Money invested in the Common Stock, unlike money deposited with the Bank, is not, and will not, be insured by the Federal Deposit Insurance Corporation ("FDIC"). Funds invested in Common Stock will not earn interest. Intense competition, government regulation, and economic uncertainties result in a degree of risk for any investment in the Common Stock of the Holding Company.

Proposed Reorganization

     Brief Description of Transaction

     The proposed transaction which is set forth in the Plan of Reorganization and Plan of Merger will result in a shell one-bank holding company whereby the Bank will merge with and into The First National Interim Bank of Marysville (the "Interim Bank"), under the charter of the Interim Bank and charter number of the Bank, and under the title of the Bank. Interim Bank has been organized as an interim national banking association and subsidiary of the Holding Company in order to facilitate the reorganization. It has no operating history. After the merger, the resulting bank will be a fully owned subsidiary of the Holding Company. The Holding Company will own 100% of the shares of the resulting bank.

     Conditions to the Consummation of the Plan of Reorganization and Plan of Merger

     The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the Bank's common stock is required to approve and adopt the Plan of Reorganization and Plan of Merger. In addition, the Plan of Reorganization and Plan of Merger require the approval of the Office of the Comptroller of the Currency ("OCC"). On September 18, 1998, the organizers of the Interim Bank filed an application with the OCC for approval to charter the Interim Bank and to merge the Bank with and into the Interim Bank, and the OCC granted its approval of the Charter for the Interim Bank and for the proposed transaction on October 21, 1998. Any approval, when granted by the OCC, reflects only the OCC's view that the transaction does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations. Such approval is not to be interpreted as an opinion by the OCC that the reorganization is favorable to the stockholders from a financial point of view or that the OCC has considered the adequacy of the terms of the exchange. THE OCC'S APPROVAL IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION AND MERGER. The application of the Holding Company to become a bank holding company requires the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Holding Company filed an application with the Federal Reserve Board for approval to become a bank holding company on November 4, 1998. The Federal Reserve Board has not yet approved the application and proposal to form a bank holding company. See sections entitled "PROPOSED REORGANIZATION - Shareholder Approval" and "PROPOSED REORGANIZATION - Regulatory Approvals."

     Conversion of Stock

     Upon the consummation of the Plan of Reorganization and Plan of Merger, all shareholders of the Bank, except those who exercise dissenting shareholders' rights, will become shareholders of the Holding Company and will own two (2) shares of the Holding Company's common stock for each share of common stock of the Bank as he or she theretofore owned. Each outstanding share of the Bank's common stock, par value Fifty Cents ($.50) per share, will be converted into and become two (2) shares of common stock, par value Twenty-five Cents ($.25) per share, of the Holding Company. See section entitled "PROPOSED REORGANIZATION - Conversion of Stock."

     Exchange of Stock Certificates

     Shareholders of the Bank will be required to exchange their present stock certificates (bearing the name "The First National Bank of Marysville") for new stock certificates (bearing the name "First Perry Bancorp, Inc."). The Board of Directors has reserved the right to withhold any dividends from those shareholders who do not exchange their certificates within a reasonable period of time after notification of the exchange. See section entitled "PROPOSED REORGANIZATION Exchange of Stock Certificates."

     Failure to Surrender Stock Certificates

     Shareholders of the Bank must surrender their stock certificates within two
(2) years of the date of notification to do so. In the event that any stock certificates are not surrendered for exchange within such two (2) year period, shares represented by appropriate certificates of the Holding Company that would otherwise have been delivered in such exchange, shall be sold. The net proceeds of the sale shall be held for those shareholders of the unsurrendered certificates to be paid to them upon surrender of their outstanding certificates. FROM AND AFTER SUCH SALE, THE SOLE RIGHT OF THE HOLDERS OF THE UNSURRENDERED OUTSTANDING CERTIFICATES SHALL BE THE RIGHT TO COLLECT THE NET SALES PROCEEDS HELD FOR THEIR ACCOUNT. See section entitled "PROPOSED REORGANIZATION - Failure to Surrender Stock Certificates."

     Amendment

     The Board of Directors of the Bank, the Holding Company and the Interim Bank may amend the Plan of Reorganization and Plan of Merger by mutual consent either before or after approval by the Bank's shareholders. However, no amendments can be made to the provisions relating to the conversion of shares of the Bank into shares of the Holding Company without proper shareholder approval. See section entitled "PROPOSED REORGANIZATION - Plan of Reorganization and Plan of Merger."

     Termination

     The Plan of Reorganization and Plan of Merger may be terminated by the mutual consent of the Boards of Directors of the Bank, the Interim Bank and the Holding Company, even after the approval of such plans by the Bank's shareholders. The Bank's Board of Directors may terminate the Plan of Reorganization at any time before it is consummated if the Board of Directors believes the reorganization would be inadvisable for any other proper reason. See section entitled "PROPOSED REORGANIZATION - Plan of Reorganization and Plan of Merger."

     "Anti-Takeover" Provisions

     The Articles of Incorporation and By-laws of the Holding Company establish or contain certain provisions that may be deemed to be "anti-takeover" in nature. The Articles of Incorporation of the Holding Company were effective as of August 14, 1998, the date the Articles of Incorporation were filed with the Pennsylvania Department of State, Corporation Bureau, and the Bylaws of the Holding Company were effective as of September 10, 1998, the date that the By-laws were approved by the Holding Company's Board of Directors. These provisions of the Articles of Incorporation and By-laws will apply to all shareholders of the Holding Company on the Effective Date of the Holding Company formation, the date on which the Plan of Reorganization and Plan of Merger are consummated. The anti-takeover provisions are as follows:

     (1) the authorization of two million (2,000,000) shares of common stock, all of which may be issued without shareholder approval;

     (2)  the elimination of cumulative voting in the election of directors;

     (3)  three (3) year staggered terms of office for directors;

     (4) the requirement that holders of at least seventy-five percent (75%) of the outstanding shares of the Holding Company's common stock approve any merger, consolidation, liquidation or dissolution of the Holding Company or the sale of all or substantially all of its assets, unless at least eighty percent (80%) of all of the members of the Board of Directors has approved the transaction. Then the transaction must be approved by only fifty-one percent (51%) of the holders of outstanding shares of the Holding Company's common stock;

     (5) the requirement that holders of at least seventy-five percent (75%) of the outstanding shares of the Holding Company's common stock approve any change in the By-laws, or that any such change be approved by a majority vote of the members of the Board of Directors subject to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of common stock;

     (6) the authorization for the Board of Directors to oppose a tender or other offer on the basis of factors other than economic benefit to shareholders and to use any legal means to resist an unwanted takeover;

     (7) the requirement that a special meeting of shareholders may only be called by a majority of the Board of Directors, the Chairman, the President, the Executive Committee of the Holding Company or by one or more Shareholders entitled to cast at least forty percent (40%) of the votes that all Shareholders are entitled to cast at a particular meeting;

     (8) the elimination of preemptive rights of shareholders to subscribe for additional shares on a pro rata basis; and

     (9) the requirement that certain provisions in the Articles of Incorporation (relating to Items 2, 4, 6, 7 and 8 above) may only be amended by the affirmative vote of at least seventy-five percent (75%) of the outstanding shares of the Holding Company's common stock.

THEREFORE, A VOTE IN FAVOR OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER IS A
VOTE  IN  FAVOR  OF  THESE  ANTI-TAKEOVER   PROVISIONS.   See  section  entitled
"DESCRIPTION OF THE HOLDING COMPANY'S STOCK - Anti-Takeover Provisions."

     Rights of Dissenting Shareholders

     Shareholders of the Bank who: (1) vote against the Plan of Reorganization and Plan of Merger at the Special Meeting or give notice in writing to the Bank prior to or at the Special Meeting that they dissent from the Plan of Reorganization and Plan of Merger; and (2) comply with the procedures described in the section entitled "PROPOSED REORGANIZATION - Rights of Dissenting Shareholders" will be entitled to receive cash for the fair value of their shares. Merely voting against the Plan of Reorganization and Plan of Merger at the Special Meeting will not perfect a shareholder's dissenters' rights. Shareholders are urged to review carefully the section of this Proxy Statement/Prospectus entitled "PROPOSED REORGANIZATION - Rights of Dissenting Shareholders" and the statutory excerpts concerning dissenters' rights attached to this Proxy Statement/ Prospectus as Exhibit E. FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN 12 U.S.C. ss.215a, REGARDING DISSENTERS' RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS.

     Accounting Treatment

     Management of the Holding Company and the Bank intend that the proposed reorganization will be accounted for as a pooling of interest method of accounting.

     Tax Consequences

     Shumaker Williams, P.C., Special Counsel to the Bank and the Holding Company, has issued a tax opinion which is summarized in the section entitled "PROPOSED REORGANIZATION - Tax Consequences". Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), no gain or loss is expected to be recognized for federal income tax purposes by the shareholders of the Bank by reason of the conversion of their common stock of the Bank into common stock of the Holding Company in connection with the consummation of the Plan of Reorganization and Plan of Merger, except for that gain or loss which is recognized due to the receipt of cash which is received by any dissenting shareholder, and except for that gain or loss which is recognized due to the receipt of cash received in lieu of fractional shares of the Holding Company common stock. NOTE: THE DISCUSSION OF TAX CONSEQUENCES SUMMARIZES THE TAX OPINION OF SHUMAKER WILLIAMS, P.C., SPECIAL COUNSEL TO THE BANK AND THE HOLDING COMPANY, AND IS NOT BINDING ON THE INTERNAL REVENUE SERVICE.


                      ------------------------------------

                                 END OF SUMMARY

                            FIRST PERRY BANCORP, INC.

                                       AND

                      THE FIRST NATIONAL BANK OF MARYSVILLE

                           PROXY STATEMENT/PROSPECTUS

                 ----------------------------------------------

                                  INTRODUCTION

     This Proxy Statement, which also constitutes a Prospectus (the "Proxy Statement/ Prospectus") is furnished for the solicitation by the Board of Directors of The First National Bank of Marysville (the "Bank"), a national banking association organized under the laws of the United States of America, of proxies to be voted at the Special Meeting of Shareholders of the Bank to be held at Bethany United Methodist Church, 400 Lansvale Street, Pennsylvania 17053, on Wednesday, January 20, 1999, at 2:00 p.m., Eastern Standard Time, and at any adjournment or postponement of the Special Meeting. This Proxy Statement/Prospectus also constitutes the Prospectus of First Perry Bancorp,
Inc. (the "Holding Company") in offering its shares of common stock to the Bank's shareholders in accordance with the Plan of Reorganization and Plan of Merger. The Articles of Incorporation of the Holding Company were filed with the Pennsylvania Corporation Bureau on August 14, 1998. The Holding Company was formed in order to effectuate the proposed reorganization. The principal executive offices of the Bank and the Holding Company are located at 101 Lincoln Street, Marysville, Pennsylvania 17053-0017. The telephone number for the Bank and the Holding Company is (717) 957-2196. All inquiries should be directed to William L. Hummel, President. This Proxy Statement/Prospectus and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Bank on or about December 22, 1998.

Date, Place and Time of Special Meeting

     The  Special  Meeting  of  Shareholders  of  The  First  National  Bank  of
Marysville will be held on Wednesday, January 20, 1999, at Bethany United Methodist Church, 400 Lansvale Street, Marysville, Pennsylvania 17053, at 2:00 p.m., Eastern Standard Time.

Purpose of the Special Meeting

     At the Special Meeting, shareholders of the Bank will be requested: (1) to consider and act upon a proposal to approve and adopt the Plan of Reorganization and Plan of Merger dated as of September 10, 1998, providing, among other things, for the merger of the Bank and The First National Interim Bank of Marysville (the "Interim Bank"), a national banking association organized under the laws of the United States of America and a subsidiary of First Perry Bancorp, Inc. (the "Holding Company"), and for the automatic conversion of each share of common stock of the Bank into two (2) shares of common stock of the Holding Company; (2) to consider any adjournment of the Meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Meeting to constitute a quorum or to approve the Plan of Reorganization and Plan of Merger; and (3) to transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

Record Date; Quorum; Voting Rights

     The Board of Directors of the Bank has fixed the close of business on December 11, 1998, as the record date for the determination of shareholders of the Bank entitled to notice of and to vote at the Special Meeting (the "Record Date"). On the Record Date, the Bank had outstanding 204,000 shares of common stock, par value Fifty Cents ($.50) per share, the only authorized class of stock, (the "Common Stock") which was held by approximately One Hundred Ten
(110) shareholders.

     Under Pennsylvania law and the By-laws of the Bank, the presence of a quorum, in person or by proxy, is required for each matter to be acted upon at the Special Meeting. The presence of a quorum, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum for the transaction of business at the Special Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

     Assuming the presence of a quorum, the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Common Stock is required to approve and adopt the Plan of Reorganization and Plan of Merger. Abstentions and broker non-votes are not votes cast and therefore do not count either for or against such approval and adoption. Although abstentions and broker non-votes are not votes cast, and therefore do not count either for or against such approval and adoption, abstentions and broker non-votes have the practical effect of reducing the number of affirmative votes received for each such matter.

     On all other matters to come before the Special Meeting, including the proposal to approve and adopt the Plan of Reorganization and Plan of Merger, each share of Common Stock is entitled to one (1) vote.

Solicitation of Proxies

     This Proxy Statement/Prospectus and the enclosed form of Proxy are first being sent to shareholders of the Bank on or about December 22, 1998.

     The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the Bank may furnish shareholders in connection with the Special Meeting, will be borne by the Bank. In addition to solicitation by mail, directors, officers and employees of the Bank may solicit Proxies from the shareholders of the Bank personally or by telephone, telegram or telecopier. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of the Common Stock held of record by these persons, and, upon request therefor, the Bank will reimburse them for their reasonable forwarding expenses.

Voting and Revocation of Proxies

     Shares represented by Proxies properly signed, executed and returned, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions made thereon by the shareholders. If a Proxy is signed, executed and returned without indicating any voting instructions, the shares represented by the Proxy will be voted FOR the approval and adoption of the Plan of Reorganization and Plan of Merger. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Special Meeting and vote in person, after giving notice to Larry D. Reich, Secretary and Cashier of the Bank.

     A shareholder of the Bank who returns a Proxy may revoke the Proxy prior to the time it is voted: (1) by giving notice of revocation to Larry D. Reich, Secretary and Cashier of The First National Bank of Marysville, 101 Lincoln Street, Post Office Box B, Marysville, Pennsylvania 17053-0017; (2) by executing a later-dated proxy and giving notice thereof to Larry D. Reich, Secretary and Cashier of the Bank; or (3) by voting in person after giving notice to Larry D. Reich, Secretary and Cashier of the Bank. Attendance by a shareholder at the Special Meeting will not itself be deemed or constitute a revocation of the Proxy.

                                  RISK FACTORS

I.  Risks Created by the Proposed Transaction

     The proposed transaction will create certain new risks that do not currently exist for shareholders of the Bank, as follows:

     Anti-Takeover Provisions and Increased Control of the Board of Directors. Under the Articles of Incorporation and By-laws of the Holding Company, attached as Exhibits C and D, respectively, and incorporated as part of this Prospectus by reference, there are nine (9) provisions that may be deemed to be "anti-takeover" in nature that will be immediately applicable. These provisions, which are authorized by the Pennsylvania Business Corporation Law of 1988, as amended, (the "BCL") will enhance the ability of the Holding Company's Board of Directors to resist takeover attempts which the Board of Directors does not favor. These provisions to resist takeover attempts may be considered a risk to shareholders because shareholders may disagree with the Board of Director's opposition to a takeover. Shareholders may determine the takeover would be in their best interests, for example, if the potential acquiror offered a substantial premium over the market price of the Holding Company's common stock at that time or if shareholders were dissatisfied with the current Board of Directors of the Holding Company. Also, these "anti-takeover" provisions will generally give the Board of Directors of the Holding Company more power and control than is the case for the Board of Directors of the Bank. They may, therefore, affect not just potential acquirors of the Holding Company but also shareholders who do not seek to acquire the Holding Company.

     The provisions of the Articles of Incorporation and By-laws will apply to all shareholders of the Holding Company on the Effective Date of the Holding Company formation, the date on which the Plan of Reorganization and Plan of Merger are consummated. The anti-takeover provisions are as follows:

     (1) the authorization of two million (2,000,000) shares of common stock, all of which may be issued without shareholder approval (Article 5 of the Articles of Incorporation, Exhibit C);

     (2) the elimination of cumulative voting in the election of directors (Article 8 of the Articles of Incorporation, Exhibit C);

     (3) three (3) year staggered terms of office for directors (Section 9.2 of the By-laws, Exhibit D);

     (4) the requirement that holders of at least seventy-five percent (75%) of the outstanding shares of the Holding Company's common stock approve any merger, consolidation, liquidation or dissolution of the Holding Company or the sale of all or substantially all of its assets, unless at least eighty percent (80%) of all of the members of the Board of Directors has approved the transaction.

Then the transaction must be approved by only fifty-one percent (51%) of the holders of outstanding shares of the Holding Company's common stock (Article 7 of the Articles of Incorporation, Exhibit C);

     (5) the requirement that holders of at least seventy-five percent (75%) of the outstanding shares of the Holding Company's common stock approve any change in the By-laws, or that any such change be approved by a majority vote of the members of the Board of Directors subject to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of common stock (Section 34.1 of the By-laws, Exhibit D);

     (6) the authorization for the Board of Directors to oppose a tender or other offer on the basis of factors other than economic benefit to shareholders, such as social and economic effects, and to use any legal means to resist an unwanted takeover (Article 10 of the Articles of Incorporation, Exhibit C);

     (7) the requirement that a special meeting of shareholders may only be called by a majority of the Board of Directors, the Chairman, the President, the Executive Committee of the Holding Company or by one or more shareholders entitled to cast at least forty percent (40%) of the votes that all shareholders are entitled to cast at a particular meeting (Article 9 of the Articles of Incorporation, Exhibit C, and Section 2.3 of the By-laws, Exhibit D);

     (8) the elimination of preemptive rights of shareholders to subscribe for additional shares on a pro rata basis (Article 11 of the Articles of Incorporation, Exhibit C); and

     (9) the requirement that certain provisions in the Articles of Incorporation (relating to Items 2, 4, 6, 7 and 8 above) may only be amended by the affirmative vote of at least seventy-five percent (75%) of the outstanding shares of the Holding Company's common stock (Article 12 of the Articles of Incorporation, Exhibit D).

     The above-listed provisions give the Board of Directors more power to oppose an unwanted takeover. Several of these provisions, namely, Items (2), (3) and (4) above, are specifically prohibited for national banks under current federal law, and therefore could not be included in the Articles and/or By-laws of the Bank.

     Pursuant to Items (1) and (8) above, the Board of Directors may issue additional shares, without obtaining shareholder approval, to management-friendly parties in order to dilute the position of a potential acquiror. The elimination of preemptive rights of shareholders (Item (8)) means that the Holding Company is not required to offer newly issued shares to existing shareholders. This provision gives the Board of Directors increased control.

     Cumulative voting entitles a shareholder to as many votes as equal the number of shares owned by the shareholder multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one candidate or distribute them among any two or more candidates. The prohibition against cumulative voting (Item 2) may prevent a potential acquiror from electing its own nominee(s) to the Board, and may make it more difficult for other shareholders to gain representation on the Board of Directors. The establishment of a Board with staggered terms of office, also known as a "Classified Board", (Item 3) may likewise make it more difficult for an acquiror or other shareholders to change the Board of Directors, the management and the direction of the company. See the section entitled "DESCRIPTION OF THE HOLDING COMPANY'S STOCK - Anti-Takeover Provisions."

     Under Item 4, above, if eighty percent (80%) of the Board does not approve a proposed merger or acquisition, then the approval of seventy-five percent (75%) of shareholders is required rather than a simple majority. This provision ensures that any extraordinary corporate transaction can be effectuated only upon a clear mandate from shareholders. However, it could also give the Board of Directors veto power over certain acquisitions regardless of whether the acquisition is desired by or beneficial to any of the shareholders. The directors and officers of the Holding Company will own approximately 22.22% of the Holding Company's common stock upon consummation of the proposed reorganization.

     Item 6, above, makes it easier for the Board to oppose an offer by a potential acquiror because the Board is authorized to consider factors in its decision-making other than the economic benefit to shareholders. This provision is authorized for Pennsylvania corporations under Section 1715 of the BCL, which does not apply to banks.

     Item 7, above, which requires that only shareholder(s) entitled to cast at least forty percent (40%) of the votes may call special meetings of shareholders, may make it more difficult for a potential acquiror to call a special meeting to consider matters the approval of which might cause or assist it to acquire the Holding Company. The provision also gives the Board of Directors more power over the Holding Company and decreases the power of shareholders who are not in management.

     Items 5 and 9, above, require the approval by shareholders of at least seventy-five percent (75%) of the outstanding shares of the Holding Company's common stock in order to amend the Bylaws and to amend many of the anti-takeover provisions in the Articles of Incorporation. These provisions may have the effect of making it more difficult for a potential acquiror to amend the Holding Company's Articles and By-laws in order to change the direction of the Holding Company or to assist the acquiror in gaining control. These provisions may also make it more difficult for all shareholders to amend the Holding Company's Articles and By-laws. Absent these provisions, under the BCL a simple majority of shareholders could amend the Articles and By-laws.

     For a full discussion and more detailed analysis of how these provisions may function as anti-takeover mechanisms, please refer to the section entitled "DESCRIPTION OF THE HOLDING COMPANY'S STOCK - Anti-Takeover Provisions". Furthermore, under the BCL, certain strong anti-takeover provisions are available to corporations that have their securities registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, as amended ("Registered Corporations"). Although the Holding Company is not expected to attain the status of "Registered Corporation" at the Effective Date of the Consummation of the Plan of Reorganization and Plan of Merger or in the near future, upon attaining such status, these anti-takeover provisions will apply to the Holding Company. See section entitled "DESCRIPTION OF THE HOLDING COMPANY'S STOCK - Anti-Takeover Provisions Applicable to Registered Corporations" for a full discussion of these anti-takeover provisions.

     THE OVERALL EFFECT OF THESE PROVISIONS MAY BE TO DETER A FUTURE TAKEOVER OFFER OR OTHER MERGER OR ACQUISITION PROPOSAL THAT A MAJORITY OF THE SHAREHOLDERS MIGHT VIEW TO BE IN THEIR BEST INTERESTS AS THE OFFER MIGHT INCLUDE A SUBSTANTIAL PREMIUM OVER THE MARKET PRICE OF THE HOLDING COMPANY'S COMMON STOCK AT THAT TIME. THESE PROVISIONS MAY ALSO HAVE THE EFFECT OF ASSISTING THE HOLDING COMPANY'S CURRENT BOARD OF DIRECTORS IN RETAINING ITS POSITION AND IN RESISTING CHANGES THAT THE SHAREHOLDERS MAY WANT TO MAKE IF DISSATISFIED WITH THE CONDUCT OF THE HOLDING COMPANY'S BUSINESS. A VOTE IN FAVOR OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER IS A VOTE IN FAVOR OF THESE ANTI-TAKEOVER PROVISIONS.

     Indemnification Provisions for Directors. The Holding Company's By-laws also contain provisions limiting the liability of directors of the Holding Company in connection with actions they take as directors. Among other things, such provisions may prevent the Holding Company and the shareholders from having a cause of action against the directors for monetary damages. Causes of action for self-dealing, willful misconduct or recklessness and claims for non-monetary relief, however, may be unaffected by such provisions. The restriction on monetary liability may discourage derivative litigation seeking such relief and, in the case of claims having merit, could reduce the recovery of monetary damages by the Holding Company. One of the significant effects of the indemnification provisions in the By-laws is to authorize indemnification against judgments and settlements in a derivative suit. As a result, damages assessed against a director to be paid to the Holding Company would be, at least, reduced by the indemnification amounts owed by the Holding Company to such persons. The Holding Company, accordingly, will not receive any net benefit from such awards or settlement amounts and could incur a loss after indemnification payments are made. Management believes, however, that these provisions are appropriate because any possible economic loss to the Holding Company could be offset by a reduction in the cost to the Holding Company of defending baseless litigation, which also may be discouraged by these provisions of the Bylaws. See Exhibit D, Article 23. The Bank's By-laws could be amended to include indemnification provisions if the reorganization into a Holding Company does not occur.

     Increased Regulatory Burden. The Bank is already subject to extensive governmental supervision, regulation and control, and the reorganization of the Bank into a Holding Company will result in additional regulation. The Federal Reserve System, the primary regulator for bank holding companies, will impose certain requirements on the Holding Company, including the filing of an annual report. The Holding Company will also be subject to examinations by the Federal Reserve Board. Although these procedures and requirements may be deemed costly and burdensome, they are designed to protect the safety and soundness of bank subsidiaries of holding companies. For example, restrictions on bank holding companies engaging in non-banking activities and restrictions on extensions of credit by bank subsidiaries to their parent bank holding companies are clearly designed to protect banks and their deposits.

     The Holding Company will also be subject to the jurisdiction of the Securities and Exchange Commission and of state securities commissions for matters relating to the offer and sale of the Holding Company's securities. Presently, the Bank is exempt from federal and most state registration requirements because of specific exemptions for bank securities. Unless another exemption applies to the specific circumstances of the offer or sale of securities, the Holding Company will be required to register any securities it offers or sells with the Securities and Exchange Commission and appropriate state securities commissions. Such registration may entail significant costs, including legal fees and filing fees. See "DESCRIPTION OF THE HOLDING COMPANY - Supervision and Regulation of the Holding Company" below.

II.  Risks Shared by the Bank and the Holding Company

     Investment in the Common Stock of the Holding Company also involves risks similar to those already borne by investors in the Common Stock of the Bank. Money invested in the Common Stock of the Bank or the Holding Company, unlike money deposited with the Bank, is not, and will not, be insured by the Federal Deposit Insurance Corporation ("FDIC"). Funds invested in Common Stock will not earn interest. The following risk factors may influence the value of the Common Stock of the Holding Company in the same way they would the Common Stock of the Bank alone:

     Dependence on Key Personnel. The business success of the Bank and Holding Company depends and will continue to depend, to a great extent, upon the services of the Board of Directors of the Bank and Holding Company. The loss of key personnel by the Bank or Holding Company would have a material adverse effect upon the future prospects of the Bank or Holding Company.

     Intense Competition. The success of the Holding Company will depend upon the success of the Bank. The Bank operates in an extremely competitive banking environment. In Pennsylvania, generally, and in the Perry County and Harrisburg areas, specifically, larger banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than the Bank and can perform certain functions for their customers, such as trust services, which the Bank is not authorized to offer. In addition to commercial banks, the Bank also competes with other financial institutions, such as savings and loan associations, credit unions, money market funds, stock brokerage firms, insurance companies and others, in obtaining funds and in making loans. Future competitors, including new commercial banks, may enter the Bank's market area. The Bank's strategy is to attract customers by providing personalized services and to use the directors' business and personal contacts within the community. There can be no assurance that the Bank can successfully continue to pursue this strategy. Neither the Bank nor the Holding Company can predict the effect of competition on their ability to continue to gain market acceptance and to operate profitably. See "DESCRIPTION OF THE BANK Competition" below.

     Economic Conditions and Related Uncertainties. Commercial banking is affected, directly and indirectly, by local, domestic and international economic and political conditions, and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, scarce natural resources, real estate values, international conflicts and other factors beyond the Bank's or Holding Company's control can adversely affect the potential profitability of the Bank or Holding Company. Future rising interest rates, while increasing the income yield on the Bank's earning assets, can adversely affect loan demand and, consequently, the profitability of the Bank or Holding Company. Future decreases in interest rates can adversely affect the Bank's or Holding Company's profitability because any such decreases can reduce the return which the Bank earns on its assets. Economic downturns could result in the delinquency of outstanding loans. Management does not expect any one particular factor to affect the Bank's or the Holding Company's success or failure.

     Government Regulations. The Bank and Holding Company are subject to extensive governmental supervision, regulation and control, and future legislation and government policy could adversely affect the commercial banking industry and the operations of the Bank and Holding Company. The Holding Company is subject to the provisions and restrictions of the Bank Holding Company Act of 1956, as amended, and to supervision by the Federal Reserve Board. It may engage only in banking activities and activities related to banking and is subject to various other restrictions. The Bank is subject to federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the Federal Deposit Insurance Corporation. The primary regulator of the Bank is the Office of the Comptroller of the Currency. Federal and state banking laws and regulations govern, among other things, the scope of a bank's business, a bank's investments, a bank's reserves against deposits, a bank's loans, interest rates, the activities of a bank with respect to mergers and consolidations and the establishment of branches. The regulatory burden on banks and holding companies is significant. Furthermore, the restrictions on banks and bank holding companies may have the effect of making it difficult for banks and bank holding companies to compete with other types of financial institutions which are not subject to the same regulatory burden but which offer services, such as investment services, that are in competition with the services of banking institutions. See "DESCRIPTION OF THE HOLDING COMPANY - Supervision and Regulation of the Holding Company" and "DESCRIPTION OF THE BANK - Supervision and Regulation of the Bank" below.

     Possible Change of Regulations. The Holding Company's and the Bank's organization and operations are strictly regulated and supervised by various state and federal regulatory bodies, in accordance with applicable statutes and regulations. Investors should be aware that the statutes and regulations governing financial institutions, in general, and the commercial banking industry, in particular, are in a state of continuous change and have been modified substantially during recent years. Such governing laws can be anticipated to continue to be the subject of modification, and Management cannot predict what effect any such future modifications will have on the operations of the Holding Company and the Bank.

     Dividend Restrictions. Currently, the Bank's Management employs a policy of paying quarterly cash dividends, and the Holding Company's Board of Directors presently intends to retain the dividend policy of providing for a quarterly dividend; however, no future assurance can be given that the Holding Company's results of operations will permit the payment of dividends. The ability of the Holding Company to pay cash dividends will be subject to the restrictions set forth in the Pennsylvania Business Corporation Law, and because any dividends will be upstreamed from the Bank (after its reorganization), the ability of the Holding Company to pay dividends will also be subject to the Federal Deposit Insurance Corporation Improvement Act and National Bank Act. See "DESCRIPTION OF THE BANK'S COMMON STOCK" and "DIVIDENDS".

     Management Ownership of Stock: Increased Management Control and Decreased Market Liquidity. The directors, officers and substantial investors may have sufficient beneficial ownership of the Common Stock to control the Holding Company. The directors and officers of the Bank currently own 22.22% of the Bank's Common Stock and will own the same percentage of Common Stock of the Holding Company upon effectuation of the proposed reorganization, not taking into account the possible exercise of dissenting shareholders' rights to surrender their shares for cash, which could have the effect of increasing the percentage of shares beneficially owned by the directors and officers. In addition, one investor, who is not an officer or director of the Bank, owns more than 10% of the Bank's Common Stock. See "PRINCIPAL BENEFICIAL OWNERS OF THE BANK'S COMMON STOCK".

     The ownership of a substantial percentage of the outstanding Common Stock by a limited number of shareholders with a common interest, particularly those who share management of the Holding Company, may result in disproportionate control of the Holding Company. Although a minority of total shareholders, this group may be able to consistently determine the outcome of votes in matters submitted to a vote of the Holding Company's shareholders. It would be difficult for another shareholder group to defeat a proposal favored by the Holding
Company's directors and officers, or to approve a proposal opposed by the directors and officers.

     The ownership of a relatively large percentage of shares by the Holding Company's Board of Directors and officers may have the effect of assisting the Board of Directors and its appointed officers in retaining control of the Holding Company, even if the other shareholders are dissatisfied with the current Board. This effect may be even more significant for the Holding Company because of the provision in the Holding Company's Articles of Incorporation (Article 7, Exhibit C) requiring that holders of at least seventy-five percent (75%) of the outstanding shares of common stock approve any merger or other extraordinary transaction, unless at least eighty percent (80%) of the Board of Directors approves the transaction. Conversely, a merger which the Board approves is likely to be approved by shareholders. Thus, the negotiating power of other shareholders may be reduced in an attempted takeover of the Holding Company.

     The ownership of a substantial number of shares by a limited number of persons can also adversely affect the liquidity of the market for the Common Stock because only a limited number of shares are widely dispersed and likely to change hands. Stock prices in an illiquid market tend to increase and decrease in a more volatile manner than stock prices in a liquid market, because prices for a relatively small number of shares can have a significant impact on the price quoted for the Common Stock. The Holding Company is unable to estimate the number of shares of Common Stock that may be sold in the future by any of its shareholders. Such sales will depend upon a number of factors, including the market price for the shares of Common Stock and the circumstances applicable to each shareholder. The sale of a substantial block of shares of Common Stock in the public market is likely to have an adverse impact on the market price of the shares of Common Stock.

     Absence of Public Trading Market. The shares of Common Stock of the Bank are traded on a limited basis in the local over-the-counter market, primarily in the Marysville area. The Holding Company does not presently intend to make application with the National Association of Securities Dealers ("NASD") to have the Common Stock of the Holding Company listed for trading on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or to make application for listing on any national securities exchange. While the Holding Company does intend to comply with regulatory requirements necessary for brokerage firms to make an active market in the Common Stock, no assurance can be given that a more liquid market for the Common Stock will develop or, if developed, be maintained.

     Loss on Dissolution and Termination. In the event of dissolution and termination of the Holding Company, the proceeds, if any, realized from liquidation of the Holding Company's assets will be distributed only after the satisfaction of all claims of creditors (including depositors). Accordingly, the ability of a shareholder to recover all or any portion of his or her investment under such circumstances will depend on the amount of funds realized and the claims of creditors, depositors and others to be satisfied therefrom.

     Year 2000 Computer Problem. The "Year 2000 Problem" is the result of computer programs having been written using two digits rather than four to define the applicable year. Any of the Bank's computer systems that have date-sensitive software or date-sensitive hardware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send statements, or engage in similar normal business activities. The Year 2000 Problem also extends to embedded controllers, which are microprocessors located within a piece of machinery. The extent of the Year 2000 Problem is difficult to determine.

     The Bank has addressed the issue of its Year 2000 readiness and will continue to assess the situation. It has made necessary replacements in its software and hardware to ensure that its computers will function properly beyond the year 2000 and has contacted third parties, including its vendors, service providers and significant customers, to determine these entities' readiness for the year 2000. The ability of vendors and service providers to provide supplies, equipment and services to the

Bank is critical to the Bank's operations, and the unresolved Year 2000 problems of significant customers could result in a loss of business to the Bank. The Bank has taken steps to ensure its own Year 2000 compliance and to insulate itself from third parties' lack of readiness. However, it is not possible to predict every possible effect of the Year 2000 Problem. See "DESCRIPTION OF THE BANK'S COMMON STOCK - Year 2000 Computer Problem".

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains and incorporates by reference certain statements that constitute "forward-looking statements". These forward-looking statements include all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this Proxy Statement/Prospectus (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words) and all statements that are not statements of historical fact. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, trends for the continued growth of the business of the Bank and the Holding Company. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

             PRINCIPAL BENEFICIAL OWNERS OF THE BANK'S COMMON STOCK

Principal Owners

     The following table sets forth, as of November 1, 1998, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Bank's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Bank's outstanding Common Stock so owned.

                                                                                          Percent of Outstanding
                                                                                             Common Stock
Name and Address                            Shares Beneficially Owned (1)                 Beneficially Owned
----------------                            -------------------------                     ------------------
Arlene G. Deckard                                       22,300                                  10.93%
c/o The First National Bank
of Marysville
101 Lincoln Street
Post Office Box B
Marysville, PA  17053

CEDE & Co.                                              11,380                                  5.58%
P.O. Box 20
Bowling Green Station, NY 10004

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the regulations of the Office of the Comptroller of the Currency and the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after November 1, 1998.

     Beneficial ownership may be disclaimed as to certain of the securities.

                                       13

Beneficial Ownership by Officers and Directors

     The following table sets forth as of November 1, 1998, the amount and percentage of the Common Stock of the Bank beneficially owned by each director and all officers and directors of the Bank as a group. This information has been furnished by the reporting persons.

Name of Individual              Amount and Nature of               Percent
or Identity of Group (1)       Beneficial Ownership (2)           of Class (3)

  H. Robert Asper                       3,200 (4)                    1.57%
  David M. Benfer                       5,450 (5)                    2.67%
  Arthur M. Feld                        2,000 (6)                     .98%
  John L. Hocker7                       6,464 (8)                    3.17%
  William L. Hummel (9)                 2,100 (10)                   1.03%
  Larry D. Reich11                        600                         .29%
  Keith A. Rohrer                       2,300                        1.13%
  John M. Schrantz                      2,373 (12)                   1.16%
  Raymond A. Smith (13)                 7,140                        3.50%
  Kenneth C. Toomey (14)                8,300 (15)                   4.07%
  Robert K. Watts                       5,400 (16)                   2.65%

All Officers and Directors
as a Group (11 persons)                45,327                       22.22%

     The Plan of Reorganization and Plan of Merger must be approved and adopted by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the Bank's Common Stock. In terms of the number of shares, the affirmative votes of the holders of at least 136,000 shares of Common Stock of the Bank are needed for the proposed reorganization to be approved. The Officers and Directors, as a group, own 45,327 shares, or approximately 33.33% (one-third) of the shares representing affirmative votes needed to approve the reorganization.

--------

1)   The address of each individual  listed below is c/o The First National Bank
     of  Marysville,   101  Lincoln  Street,  Post  Office  Box  B,  Marysville,
     Pennsylvania 17053.

2) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the regulations of the Office of the Comptroller of the Currency and the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after November 1, 1998. Beneficial ownership may be disclaimed as to certain of the securities.

3) Upon consummation of the Plan of Reorganization and Plan of Merger, the percentage of present ownership of the named individuals or all officers and directors as a group shall remain unchanged.

4)   Includes  1,200 shares owned jointly with spouse.

5)   Includes  2,050 shares owned jointly with spouse.

6)   Invested  in  Individual  Retirement  Account  ("IRA").

7) Mr. Hocker is Vice-Chairman of the Board, in addition to being a director of the Bank.

8)   Includes  4,464 shares  owned  jointly  with  spouse.

9) Mr. Hummel is the President, Chief Executive Officer and Chief Financial Officer of the Bank, in addition to being a director.

10)  Includes 100 shares owned  jointly with spouse.

11) Mr. Reich is the Senior Vice-President, Secretary and Cashier of the Bank. He is not a director. All other persons listed in table are directors.

12)  Includes 2,243 shares invested in IRA.

13) Mr. Smith is Assistant Secretary, in addition to being Director of the Bank.

14) Mr. Toomey is Chairman of the Board, in addition to being a directors of the Bank.

15)  Includes 300 shares owned jointly with spouse.

16)  Includes 700 shares owned jointly with spouse.

                             PROPOSED REORGANIZATION

Plan of Reorganization and Plan of Merger

     Under the terms of the Plan of Reorganization and Plan of Merger, the Bank will merge with, into and under the Charter of the Interim Bank, a subsidiary of the Holding Company, and each outstanding share of the Bank's Common Stock (other than shares as to which dissenters' rights have been perfected) will be converted into two (2) shares of the Holding Company's Common Stock (the "Merger").

     The Interim Bank is a national banking association, organized under the National Bank Act for the sole purpose of merging with the Bank to effect the proposed reorganization. The Interim Bank will conduct no banking business prior to the Merger and has no operating history. After the Merger, the surviving bank will conduct business under the name "The First National Bank of Marysville."

     If the Plan of Reorganization is consummated, the Bank will become a wholly-owned subsidiary of the Holding Company, and the shareholders of the Bank will become shareholders of the Holding Company. The Bank will continue its banking business substantially unchanged, under the same management.

     On September 10, 1998, the Boards of Directors of the Bank, the Interim Bank and the Holding Company unanimously approved the Plan of Reorganization and Plan of Merger. The Plan of Reorganization and Plan of Merger may be amended by mutual consent either before or after approval and adoption by the Bank's shareholders except for provisions relating to the conversion of shares of Common Stock of the Bank into shares of common stock of the Holding Company.

     THE PLAN OF REORGANIZATION AND PLAN OF MERGER MUST BE APPROVED AND ADOPTED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS (2/3) OF THE OUTSTANDING SHARES OF THE BANK'S COMMON STOCK.

     Consummation of the Plan of Reorganization and Plan of Merger is also subject to the consent and approval of the appropriate governmental authorities, including approval by the Federal Reserve Board and by the Office of the Comptroller of the Currency ("OCC"). An application was filed on September 18, 1998, with the OCC requesting approval of the Merger, and the OCC granted its approval of the Charter for the Interim Bank and for the proposed transaction on October 21, 1998. The Holding Company is required to register with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. An application was filed with the Federal Reserve Board on November 4, 1998. The Federal Reserve Board has not yet approved the application to form a bank holding company.

     The Plan of Reorganization and Plan of Merger may be terminated by the mutual consent of the Boards of Directors of the Bank, the Interim Bank and the Holding Company even after they are approved by the Bank's shareholders. The Board of Directors, however, may not amend any provisions relating to the conversion of shares of the Bank into shares of the Holding Company without shareholder approval. The Board of Directors of the Bank may also terminate the Plan of Reorganization and Plan of Merger at any time before the consummation of the Merger, if the Board of Directors believes that the reorganization would be inadvisable for any reason.

     As required by generally accepted accounting principles, the Merger may be accounted for as a pooling of interests.

     For additional information, see the Plan of Reorganization and Plan of Merger, attached as Exhibits A and B, respectively, and incorporated by reference herein.

Reasons for the Proposed Reorganization

     In the opinion of the Board of Directors of the Bank, the formation of a bank holding company of which the Bank would operate as a wholly-owned subsidiary, will provide greater flexibility in financing, in engaging in non-banking activities, in protecting against an unfriendly takeover, and in responding to changes in Pennsylvania law that provide for expanded branching and multi-bank holding companies.

*    Flexibility in Financing.

     Flexibility  in  financing  by  the  Holding  Company  is  provided  by the authorized capitalization of the Holding Company, whose Articles of Incorporation authorize two million (2,000,000) shares of Common Stock. If the Plan of Reorganization is approved, approximately 408,000 shares of Common Stock will be issued in connection with the consummation of the Plan of Reorganization, leaving approximately 1,592,000 authorized but unissued shares of Common Stock. The authorized but unissued shares of Common Stock would be available for issuance from time to time by action of the Board of Directors to raise additional capital, for acquisitions, or for other corporate purposes without further action by the shareholders of the Holding Company unless otherwise required by law. Such issuance could result in a dilution of voting rights and book value per share as to the Common Stock of the Holding Company. There are no present plans, arrangements or commitments for the issuance of any such shares. Flexibility would also be provided by the ability to incur indebtedness at the Holding Company level and to contribute the proceeds to the Bank as equity capital.

*    Non-Banking  Activities.

     Under the Bank Holding Company Act of 1956, as amended, with the prior approval of the Federal Reserve Board, the Holding Company may organize or acquire other financially oriented businesses without shareholder approval. The Holding Company has no present plans for any such activity. Subsidiaries of the Holding Company not engaged in banking, but rather in activities related to banking, are not subject to geographic restrictions. See section entitled, "DESCRIPTION OF THE HOLDING COMPANY - Permitted Activities".

*    Protection Against an "Unfriendly" Takeover.

     The Board of Directors of the Holding Company will be better able to resist a takeover which it determines to be undesirable than the Board of Directors of the Bank because of provisions in the Holding Company's Articles of Incorporation and By-laws which may be described as "anti-takeover" provisions. Several of these provisions, including the provision for a "Classified Board", the prohibition against cumulative voting, and the imposition of a supermajority clause requiring the affirmative vote of at least seventy-five percent (75%) of shareholders for approval of a merger not approved by eighty percent (80%) of the Board, are not permitted for national banks under national banking laws but are permitted for Pennsylvania corporations. Also, the Pennsylvania Business Corporation Law of 1988, as amended, (the "BCL"), which applies to corporations but not banks, contains various provisions designed to assist management in resisting unwanted takeovers. Some of these provisions in the BCL apply only to "registered corporations", however, and would therefore not immediately apply to the Holding Company. See sections entitled "DESCRIPTION OF THE HOLDING COMPANY'S STOCK - Anti-Takeover Provisions" and "DESCRIPTION OF THE HOLDING COMPANY'S - Anti-Takeover Provisions Applicable to Registered Corporations".

     Pursuant to Article 10 of the Holding Company's Articles of Incorporation (Exhibit C) in determining whether an attempted or proposed offer to acquire the Holding Company is "unfriendly", the Board of Directors of the Holding Company may consider the following factors:

          (i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

          (ii) Whether a more favorable price could be obtained for this corporation's securities in the future;

          (iii) The social and economic effects of the offer or transaction on this corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

          (iv) The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

          (v) The value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered;

          (vi) The business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon this corporation and any of its subsidiaries and the other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

          (vii) Any antitrust or other legal and regulatory issues that are raised by the offer.

     Under Section 1715 of the BCL, the consideration of these types of factors by the Board of Directors of a Pennsylvania corporation is specifically authorized. Also under the BCL, the presumption of propriety generally given to the Board of Directors exists in a takeover context in the same manner as it would in other corporate decision contexts. A breach of duty by a director in a takeover context must be shown by clear and convincing evidence if the action was assented to by a majority of the Board of Directors not having an interest in the acquiror. Pursuant to Article 10 of the Holding Company's Articles of Incorporation, if the Board of Directors determines that an offer should be rejected, it may take any lawful action to resist the proposed acquisition or other offer.

*    Interstate Banking and Branching.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), bank holding companies, pursuant to an amendment to the Bank Holding Company Act, can acquire a bank located in any state, as long as the acquisition does not result in the bank holding company controlling more than ten percent (10%) of the deposits in the United States, or thirty percent (30%) of deposits in the target bank's state. The legislation permits states to waive the concentration limitations and require that the target institution be in existence for up to five (5) years before it can be acquired by an out-of-state bank or bank holding company. Interstate branching and merging of existing banks is permitted if the bank is adequately capitalized and demonstrates good management. Branch merging will be permitted earlier if a state undertakes to enact a law which allows it and states may also enact a law to permit banks to branch de novo. The Interstate Banking and Branching Act also amends the International Banking Act to allow a foreign bank to establish and operate a federal branch or agency upon approval of the appropriate federal and state banking regulator.

     Section 1602 of the Pennsylvania Banking Code of 1965 has been amended to allow interstate mergers upon compliance with applicable requirements.
     Section 907 of the Pennsylvania Banking Code has been amended to allow Pennsylvania state banks to maintain branches in any other state, the District of Columbia, or a territory or possession of the United States with prior regulatory approval. Section 30 of the National Bank Act allows national banks to engage in interstate banking to the extent permissible for state banks within the subject state.

Shareholder Approval

     An affirmative vote of two-thirds (2/3) of the issued and outstanding shares of Common Stock of the Bank is necessary to approve and adopt the Plan of Reorganization and Plan of Merger.

Effective Date

     The reorganization and the merger of the Bank with, into and under the Charter of the Interim Bank shall be effective at the time and on the date specified in the letter of certification to be issued by the Office of the Comptroller of the Currency ("OCC"). Presently, the Bank plans to request that the OCC issue its certification for consummation of the transaction no later than February 15, 1999 (the "Effective Date"). The OCC approved the proposed transaction on October 21, 1998. However, the OCC will not issue its letter of certification for consummation of the transaction until the Holding Company and the Bank give notice to the OCC that holders of at least two-thirds of the issued and outstanding shares of Common Stock of the Bank have approved and adopted the Plan of Reorganization and Plan of Merger.

     The approval of the OCC reflects only the OCC's view that the transaction does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations. Such approval is not to be interpreted as an opinion by the OCC that the reorganization is favorable to the stockholders from a financial point of view or that the OCC has considered the adequacy of the terms of the exchange. THE OCC'S APPROVAL IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION AND MERGER.

Effect of Reorganization on Bank's Business and Shareholders

     The Interim Bank is a national banking association, organized by the Holding Company under the National Bank Act, for the sole purpose of effecting the reorganization and holding company formation. The Interim Bank is a subsidiary of the Holding Company. The Interim Bank will conduct no banking business prior to the proposed merger. On the Effective Date, the Bank will merge with, into and under the Charter of the Interim Bank. The Interim Bank will survive under the name "The First National Bank of Marysville".

     On the Effective Date, shareholders of the Bank will cease to have any rights as shareholders of the Bank and their rights will relate solely to the shares of the Holding Company Common Stock, or, if demanded in accordance with
Section 215a of the National Bank Act, they will have the right to receive cash in the amount of the appraised value of their shares of Bank Common Stock. See "Rights of Dissenting Shareholders" and Exhibit E, excerpts from Section 215a of the National Bank Act, relating to Dissenters' Rights.

Conversion of Stock

     On the Effective Date, shareholders of the Bank who do not perfect dissenters' rights will become shareholders of the Holding Company by reason of the merger of the Bank with, into and under the Charter of the Interim Bank. They will own twice the number of shares of the Holding Company's Common Stock as they previously owned of the Bank's Common Stock. Each outstanding share of the Bank's Common Stock, par value Fifty Cents ($.50) per share, will automatically be converted into and become two (2) shares of Common Stock, par value Twenty-five Cents ($.25) per share, of the Holding Company.

Exchange of Stock Certificates

     The outstanding stock certificates that represent one (1) share of the Bank's Common Stock will be deemed automatically to represent two (2) shares of the Holding Company's Common Stock. The shareholders of the Holding Company will be required to exchange their present stock certificates (bearing the name "The First National Bank of Marysville") for new stock certificates (bearing the name "First Perry Bancorp, Inc."). The Board of Directors has reserved the right to withhold any dividends from those shareholders who do not exchange their present stock certificates for new stock certificates within a reasonable period of time after being advised by the Board of Directors of such exchange of share certificates.

Failure To Surrender Stock Certificates

     In addition to the right of the Board of Directors of the Holding Company to withhold dividends from those shareholders who do not exchange their present stock certificates within a reasonable period of time, shareholders must surrender their stock certificates within two (2) years of the date of notification to do so. In the event that any stock certificates are not surrendered for exchange within such two (2) year period, the shares represented by appropriate certificates of the Holding Company that would otherwise have been delivered in exchange for the unsurrendered certificates, shall be sold. The net proceeds of the sale shall be held for the shareholders of the unsurrendered certificates and will be paid to them upon surrender of their outstanding certificates. FROM AND AFTER SUCH SALE, THE SOLE RIGHT OF THE HOLDERS OF THE UNSURRENDERED OUTSTANDING CERTIFICATES SHALL BE THE RIGHT TO COLLECT THE NET SALES PROCEEDS HELD FOR THEIR ACCOUNT.

Trading and Resale of Holding Company Common Stock

     There is no regular trading market for the Bank's Common Stock, although shares are sold from time to time in private transactions. It is not expected that Holding Company Common Stock will be traded on a more established basis following the Merger. Currently there are no plans to list shares of Holding Company Common Stock on any stock exchange, although such action may be taken in the future.

     The shares of Holding Company Common Stock to be received in connection with the Merger will not require registration under the Securities Act of 1933, as amended (the "Securities Act"), for their subsequent transfer, except that shares of the Holding Company Common Stock to be received by persons who are deemed to be "affiliates" of the Bank (directors, certain officers and shareholders owning five percent (5%) or more of the outstanding shares of Common Stock), within the meaning of Rule 145 under the Securities Act, may be resold by affiliates without further registration only in transactions permitted under certain sections of Rule 144 under the Securities Act or pursuant to other exemptions under the Securities Act. Rule 144, among other things, will operate generally to limit the number of shares of Holding Company Common Stock that may be sold in any three-month period by any one affiliate not acting in concert with others to one percent (1%) of the outstanding shares of the Holding Company Common Stock. This limitation will cease at the end of two (2) years following the Effective Date as to former affiliates of the Bank who are not affiliates of the Holding Company. Most affiliates of the Bank, however, will at least initially also be affiliates of the Holding Company and thus may only sell shares of Holding Company Common Stock in transactions permitted under Rule 144 or otherwise in compliance with the Securities Act.

Description of Property

     The Holding Company does not currently own property as it has no operating history. The Bank owns its Main Office at 101 Lincoln Street, Marysville, Pennsylvania 17053, and its Ridgeview Office at 500 South State Road, Marysville, Pennsylvania 17053.

Accounting Treatment

     Management of the Holding Company and the Bank intend that the proposed reorganization, pursuant to which the Bank will merge with and into the Interim Bank and become a fully owned subsidiary of the Holding Company, will be accounted for as a pooling of interest method of accounting. The pooling -of-interest method of accounting for a business combination reflects the union of ownership between the entities involved. The pooling is accomplished primarily by the issuance of voting common stock of the acquiring company. Results of operations are restated for prior periods as if the entities involved had always been combined. Under the pooling-of-interests method, the cost of an acquisition is the total par or stated value of the capital stock issued by the acquiror to effectuate the combination. This amount is debited to an investment account and the appropriate capital stock account is credited. Fair values are ignored and goodwill is never recorded in a pooling of interests.

Tax Consequences

*    Federal

     Shumaker Williams, P.C., Special Counsel to the Bank and Holding Company, issued a tax opinion dated December 4, 1998, regarding federal tax consequences of the proposed transaction, the contents of which are summarized below. The discussion provided is a description of all material analyses underlying the tax opinion and addresses all material federal income tax consequences to investors affected by the reorganization. The opinions expressed in the tax opinion and summarized below are not binding on the Internal Revenue Service.

     Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code") it is anticipated that:

          (1) no gain or loss will be recognized by the Bank, the Holding Company or the Interim Bank by reason of the reorganization;

          (2) no gain or loss will be recognized by the Bank's shareholders upon the exchange of the Bank's Common Stock solely for the Holding Company's Common Stock pursuant to the reorganization, except for that gain or loss which is recognized due to the receipt of cash which is received by any dissenting shareholder of the Bank, and except for that gain or loss which is recognized due to the receipt of cash which is received by any shareholder in lieu of fractional shares of Holding Company Common Stock;

          (3) the tax basis of the Holding Company's Common Stock to be received by each of the Bank's shareholders will be the same as the tax basis of the Bank's Common Stock theretofore owned by such shareholder;

          (4) the holding period of the Holding Company's Common Stock into which the Bank's Common Stock has been converted will include the holding period of the Bank's Common Stock, provided that the Common Stock of the Bank was held as a capital asset on the date of the conversion; and

          (5) the Interim Bank will carry-over and take into account all accounting items of the Bank such as earnings and profits, method of accounting, inventories, etc.

     In general, cash received by dissenting shareholders of the Bank will be treated as amounts distributed in redemption of their Bank Common Stock and will be taxable under Section 302(a) of the Code, that is as a capital gain or loss, if the shares are held as a capital asset and as ordinary income otherwise. It is possible, however, that the provisions of Section 302(a) will not apply to a particular dissenting shareholder due to Code rules that require that certain shareholders be treated as owning shares actually owned by other individuals and entities (i.e., certain individuals related to the shareholder and certain partnerships, estates, trusts and corporations in which the shareholder has an interest); if so, the amounts paid to the dissenting shareholder may be taxable as dividends because they would be treated as distributions to which Code Section 301 applies and not as a redemption under Code Section 302(a).

     THE ABOVE DISCUSSION OF TAX CONSEQUENCES SUMMARIZES THE OPINION OF SHUMAKER WILLIAMS, P.C., SPECIAL COUNSEL TO THE BANK AND THE HOLDING COMPANY, AND IS NOT BINDING ON THE INTERNAL REVENUE SERVICE.

*    State

     Under the current Pennsylvania personal income tax law, no gain or loss will be recognized by the shareholders on the conversion of the Bank Common Stock into the Holding Company Common Stock, except for shareholders exercising Dissenters' Rights for Pennsylvania residents and except for shareholders receiving cash in lieu of fractional shares. Also, until recently, the Holding Company's Common Stock was clearly exempt from personal property tax. However, pursuant to recent developments in Pennsylvania law, the Holding Company's Common Stock may not be exempt from personal property tax. On October 7, 1998, in Annenberg, et al. v. Commonwealth of Pennsylvania, et al., in a hearing directed by and following a decision of the Supreme Court of Pennsylvania issued April 7, 1998, in the same matter, the Pennsylvania Common Pleas Court of Montgomery County considered the constitutionality of section 4821 of the Fiscal Code, 72 Pa.C.S. section 4821. That law imposes a personal property tax on shares of stock in any bank, corporation, association, company or limited partnership, but not if the entity is incorporated or doing business in Pennsylvania. The Common Pleas Court found that the law was unconstitutional with regard to its exemption for the stock of corporations or other entities incorporated or doing business in Pennsylvania. The Common Pleas Court proceeded to sever and invalidate the exemption portion from section 4821. This case leaves open the possibility that a particular county may now choose to impose a tax on stock which formerly had been exempted under section 4821. These changes in the law apply equally to the stock of corporations and banks. Therefore, even if the proposed reorganization does not occur, it is also possible that the shares of Common Stock of the Bank will be subject to a personal property tax in the future.

     THE ABOVE DISCUSSION OF TAX CONSEQUENCES IS NOT BINDING ON THE PENNSYLVANIA DEPARTMENT OF REVENUE OR LOCAL TAX AUTHORITIES.

     SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS IN ORDER TO MAKE AN INDIVIDUAL APPRAISAL OF THE FEDERAL, STATE AND LOCAL INCOME TAX AND PERSONAL PROPERTY AND OTHER TAX CONSEQUENCES OF THE CONSUMMATION OF THE REORGANIZATION AND MERGER AND THE EXERCISE OF DISSENTERS' RIGHTS.

Rights of Dissenting Shareholders

     As required by the national banking laws, any shareholder of the Bank who has voted against the Plan of Reorganization and Plan of Merger at the Special Meeting, or has given written notice at or prior to the Special Meeting to the Cashier of the Bank or presiding officer that he dissents from the Plan of Reorganization and Plan of Merger, will be entitled to receive the value of the shares of Common Stock of the Bank held by him at the time the merger is approved by the Office of the Comptroller of the Currency ("OCC") upon written request made to the Bank at any time before thirty (30) days after the date of consummation of the merger, accompanied by the surrender of his share certificates. Any shareholder of the Bank who votes against the Plan of Reorganization and Plan of Merger at the Special Meeting, or who gives notice in writing at or prior to the Special Meeting to the Cashier of the Bank or presiding officer that he dissents, will be notified in writing of the date of consummation of the merger.

     The value of the shares of any dissenting shareholder will be ascertained, as of the Effective Date, by an appraisal made by a committee of three persons. The committee shall be comprised of one person selected by the vote of the holders of the majority of the shares whose owners are entitled to payment in cash (by reason of such requests for appraisal), one person selected by the Board of Directors of the Bank and one person selected by the two so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder who has duly requested payment, that shareholder may, within five (5) days after being notified of the appraisal value of his shares, appeal to the OCC. The OCC is required to cause a reappraisal to be made which will be final and binding as to the value of the shares of the dissenting shareholder. If, for any reason, one or more of the appraisers is not selected as provided above within ninety (90) days from the Effective Date or, if the appraisers fail to determine the value of such shares within the ninety (90) days, the OCC is required, upon written request of any interested party, to cause an appraisal to be made that will be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, will be paid by the Bank. The ascertained value of the shares must be paid promptly to the dissenting shareholders, if any. The shares of Holding Company Common Stock that would have been allocated to a dissenting shareholder will be sold at public auction and any excess received therefrom will be paid to the dissenting shareholder in accordance with the requirements of the national banking laws. For more information regarding the OCC's stock appraisal process, shareholders may contact the Office of the Comptroller for the Currency, Corporate Activity Division, 250 E Street , S.W., Washington, D.C. 20219 (Telephone: 202-874-5000).

     The foregoing summary does not purport to be a complete statement of the appraisal rights of dissenting shareholders, and such summary is qualified in its entirety by reference to the Plan of Reorganization, attached hereto as Exhibit A and to the applicable provisions of 12 U.S.C. ss.215a, which are reproduced and attached hereto as Exhibit E. Moreover, a shareholder will not be permitted to split his or her vote; if a shareholder intends to vote, he or she must vote all of his or her shares either for or against the Plan of Reorganization and Plan of Merger.

     FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN 12 U.S.C. ss.215a, REGARDING DISSENTERS' RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT LEGAL COUNSEL BEFORE EXERCISING DISSENTERS' RIGHTS.

     Except as set forth herein, notification of the beginning or end of any statutory period will not be given by the Bank to any dissenting shareholders.

Regulatory Approvals

     Consummation of the Plan of Reorganization and Plan of Merger is subject to the approval of the Federal Reserve Board and the Office of the Comptroller of the Currency ("OCC"), hereinafter collectively designated as the "Bank Regulatory Authorities". An application to charter the Interim Bank and to merge the Bank with and into the Interim Bank was filed on September 18, 1998, with the OCC, and the OCC approved the Charter of the Interim Bank and the proposed merger on October 21, 1998. The Holding Company filed an application with the Federal Reserve Bank of Philadelphia on November 4, 1998, to form a one-bank holding company. To date, the Federal Reserve has not approved the formation of a bank holding company. There can be no assurance that the Federal Reserve Bank will approve the reorganization, and if approval is granted, there can be no assurance as to the grant date of such approval.

     In general, the bank regulatory authorities may disapprove this transaction if the reorganization and merger of the Bank with and into the Interim Bank and the reorganization of the Bank into a one-bank holding company would not be consistent with adequate sound banking practices and would not be in the public interest.

     In addition, the merger of the Bank with and into the Interim Bank may not be consummated for fifteen (15) days from the date of the final approval by the OCC or approval by the Federal Reserve Board, if there has been no challenge issued by the United States Department of Justice on anti-trust grounds in which case the period of time before which consummation may occur may be extended. The merger of the Bank with and into the Interim Bank and the reorganization of the Bank into a one-bank holding company cannot proceed in the absence of requisite regulatory approvals. The approval of the OCC reflects only the OCC's view that the transaction does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations. Such approval is not to be interpreted as an opinion by the OCC that the reorganization is favorable to the stockholders from a financial point of view or that the OCC has considered the adequacy of the terms of the exchange. THE OCC'S OR THE FEDERAL RESERVE'S APPROVAL IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION AND MERGER.

                       DESCRIPTION OF THE HOLDING COMPANY

Organization

     The Holding Company was organized as a Pennsylvania business corporation and incorporated under Pennsylvania law on August 14, 1998, at the direction of the Board of Directors of the Bank for the purpose of becoming a bank holding company by acquiring all of the Bank's outstanding Common Stock. The Holding Company has authorized two million (2,000,000) shares of Common Stock, par value Twenty-five Cents ($.25) per share. Currently, there are four (4) shares of the Common Stock outstanding and held by the incorporators.

     The Holding Company expects to function primarily as the holder of all of the Bank's Common Stock. It may, in the future, acquire or form additional subsidiaries, including other banks to the extent permitted by law.

     At present, the Holding Company does not own or lease any property and has no paid employees. It will not actively engage in business until after the consummation of the Plan of Reorganization and Plan of Merger. Until then, the Holding Company will use the Bank's space and employees without payment. Thereafter, it may reimburse the Bank on a fair and reasonable basis for all services furnished to it and for all expenses incurred on its behalf.

     Copies of the Articles of Incorporation  and By-laws of the Holding Company
are  attached  to  this  Proxy   Statement/Prospectus   as  Exhibits  C  and  D,
respectively, and incorporated herein by reference.

Management

     On the Effective Date, the Board of Directors of the Holding Company will consist of those persons who are members of the Board of Directors of the Bank. See "DESCRIPTION OF THE BANK - Directors and Executive Officers", below. The directors of the Bank will be elected annually by the Holding Company.

     The officers of the Holding Company are elected by the Board of Directors for one-year terms. The current officers are as follows:



                                         Age
           Name                  as of November 1, 1998               Position
          -----                  ----------------------              ----------

William L. Hummel                         51                President and Chief Executive Officer

Larry D. Reich                            56                Senior Vice President, Secretary & Treasurer

Kenneth C. Toomey                         78                Chairman of the Board

Remuneration

     Because the Holding Company was not in existence in 1997, it paid no remuneration to its directors and officers for that year. Further, the Holding Company has paid no remuneration to its directors or officers to date during 1998. It is anticipated that the Holding Company and the Bank, on a consolidated basis, will pay directors and officers the same compensatory amounts which they currently receive, with such increases in the future as they would reasonably have expected to receive had the proposed reorganization not occurred. See "DESCRIPTION OF THE BANK Executive Compensation" and "DESCRIPTION OF THE BANK - Compensation of Directors" below. However, although it is expected that the Holding Company will hold several board meetings each year, the total amount spent on directors for their attendance at board meetings is not expected to increase because the Holding Company's directors will not receive separate compensation for their attendance at Holding Company meetings and will only be compensated for their attendance at Bank meetings.

Indemnification for Securities Act Liabilities

     The Bank expects to extend its present directors' and officers' liability insurance policy to cover the Holding Company's directors and officers without significant additional cost. This liability policy would cover the typical errors and omissions liability associated with the activities of the Holding Company. The provisions of the insurance policy would probably not indemnify any of the Holding Company's officers and directors against liability arising under the 1933 Act.

     Pennsylvania Law and the By-laws of the Holding Company and of the Interim Bank provide for broad indemnification of officers and directors against liabilities and expenses incurred in legal proceedings. In addition, the By-laws of the Holding Company and the Interim Bank limit the liability of directors for monetary damages under certain conditions.

     In the opinion of the Commission, indemnification of officers, directors or persons controlling the Holding Company for liabilities arising under the 1933 Act is against public policy as expressed in the Act and is therefore unenforceable.

Supervision and Regulation of the Holding Company

     The Holding Company will be subject to the jurisdiction of the Securities and Exchange Commission and of state securities commissions for matters relating to the offering and sale of its securities. Presently, the Bank is exempt from such registration requirements. Accordingly, additional issuances of Holding Company stock to raise capital and for dividend reinvestment, stock option and other plans will be subject to such registration (absent any exemption from registration). Registration will require the incursion of additional costs by the Holding Company that the Bank does not presently have to incur.

     On the Effective Date, the Holding Company will become subject to the provisions of the Bank Holding Company Act of 1956, as amended, and to supervision by the Federal Reserve Board. The Bank Holding Company Act requires the Holding Company to secure prior approval of the Federal Reserve Board before acquiring control, directly or indirectly, of more than five percent (5%) of the voting shares or substantially all of the assets of any institution, including another bank.

     A bank holding company is prohibited from engaging in or acquiring, direct or indirect, control of more than five percent (5%) of the voting shares of any company engaged in non-banking activities unless the Federal Reserve Board, by order or regulation, has found such activities to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto. In making this determination, the Federal Reserve Board considers whether these activities offer benefits to the public that outweigh any possible adverse effects.

     As a bank holding company, the Holding Company will be required to file an annual report with the Federal Reserve Board as well as any additional information that the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may also make examinations of the Holding Company and any or all of its subsidiaries. Further, under Section 106 of the 1970 amendments to the Bank Holding Company Act and the Federal Reserve Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or provision of any property or services. The so-called "anti-tie-in" provisions state generally that a bank may not extend credit, lease, sell property or furnish any service to a customer on the condition that the customer provide additional credit or service to the bank, to its bank holding company or to any other subsidiary of its bank holding company or on the condition that the customer not obtain other credit or service from a competitor of the bank, its bank holding company or any subsidiary of its bank holding company.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company and on taking of such stock or securities as collateral for loans to any borrower.

Permitted Activities

     The Federal Reserve Board permits bank holding companies to engage in activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. While the types of permissible activities are subject to change by the Federal Reserve Board, the following list comprises the principal activities that presently may be conducted by a bank holding company:

          1. Making, acquiring or servicing loans and other extensions of credit for its own account or for the account of others, such as would be made by the following types of companies: consumer finance, credit card, mortgage, commercial finance and factoring.

          2. Operating as an industrial bank, Morris Plan or industrial loan company in the manner authorized by state law so long as the institution does not both accept demand deposits and make commercial loans.

          3. Operating as a trust company in the manner authorized by federal or state law so long as the institution does not make certain types of loans or investments or accept deposits, except as may be permitted by the Federal Reserve Board.

          4. Subject to certain limitations, acting as an investment or financial advisor to investment companies and other persons.

          5. Leasing personal and real property or acting as agent, broker, or advisor in leasing property, provided that it is reasonably anticipated that the transaction will compensate the lessor for not less than the lessor's full investment in the property.

          6. Making equity and debt investments in corporations or projects designed primarily to promote community welfare.

          7. Providing to others financially oriented data processing or bookkeeping services.

          8. Subject to certain limitations, acting as an insurance agent or broker in relation to insurance for itself and its subsidiaries or for insurance directly related to extensions of credit by the bank holding company system.

          9. Subject to certain limitations, acting as underwriter for credit life insurance and credit accident and health insurance that is directly related to extensions of credit by the bank holding company system.

          10. Providing courier services of a limited character.

          11. Subject to certain limitations, providing management consulting advice to nonaffiliated banks and nonbank depository institutions.

          12. Selling money orders having a face value of One Thousand Dollars ($1,000) or less, travelers' checks and United States savings bonds.

          13. Performing appraisals of real estate.

          14. Subject to certain conditions, acting as intermediary for the financing of commercial or industrial income-producing real estate by arranging for the transfer of the title, control and risk of such a real estate project to one or more investors.

          15. Providing securities brokerage services, related securities credit activities pursuant to Federal Reserve Board Regulation T and incidental activities such as offering custodial services, individual retirement accounts and cash management services, if the securities brokerage services are restricted to buying and selling securities solely as agent for the account of customers and do not include securities underwriting or dealing or investment advice or research services.

          16. Underwriting and dealing in obligations of the United States, general obligations of states and their political subdivisions and other obligations such as bankers' acceptances and certificates of deposit.

          17. Subject to certain limitations, providing by any means, general information and statistical forecasting with respect to foreign exchange markets; advisory services designed to assist customers in monitoring, evaluating and managing their foreign exchange exposures; and certain transactional services with respect to foreign exchange.

          18. Subject to certain limitations, acting as a futures commission merchant in the execution and clearance on major commodity exchanges of futures contracts and options on futures contracts for bullion, foreign exchange, government securities, certificates of deposit and other money market instruments.

          19. Subject to certain limitations, providing commodity trading and futures commission merchant advice.

          20. Providing consumer financial counseling that involves counseling, educational courses and distribution of instructional materials to individuals on consumer-oriented financial management matters, including debt consolidation, mortgage applications, bankruptcy, budget management, real estate tax shelters, tax planning, retirement and estate planning, insurance and general investment management, so long as this activity does not include the sale of specific products or investments.

          21. Providing tax planning and preparation advice such as strategies designed to minimize tax liabilities and includes, for individuals, analysis of the tax implications of retirement plans, estate planning and family trusts. For corporations, tax planning includes the analysis of the tax implications of mergers and acquisitions, portfolio mix, specific investments, previous tax payments and year-end tax planning. Tax preparation involves the preparation of tax forms and advice concerning liability based on records and receipts supplied by the client.

          22. Providing check guaranty services to subscribing merchants.

          23. Subject to certain limitations, operating a collection agency and credit bureau.

          24. Acquiring and operating thrift institutions, including savings and loan associations, building and loan associations and FDIC-insured savings banks.

          25. Operating a credit bureau, subject to certain limitations.

Issuance of Additional Securities

     Because the Holding Company has authorized Common Stock substantially in excess of the number of shares that will be issued in connection with the Plan of Reorganization, the Board of Directors of the Holding Company will have the flexibility to raise additional capital and to make acquisitions through the issuance of Holding Company Common Stock without further approval by the Holding Company's shareholders. The Holding Company shareholders will not have preemptive rights to subscribe for additional shares. Therefore, such issuance could result in a dilution of voting rights and book value per share as to the Common Stock of the Holding Company. The Board of Directors of the Holding Company has no present plans for issuing additional shares of Holding Company Common Stock.

Acquisition of Additional Banks

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits adequately capitalized and managed bank holding companies to acquire banks in any state. Concentration limits apply and "Community Reinvestment Act" ("CRA") evaluations by the Federal Reserve are required before acquisitions are approved. The Act also permits interstate mergers between adequately capitalized and managed banks, subject to concentration limits, state laws and CRA evaluations. The Board of Directors of the Holding Company has no present plans to acquire an additional bank but may consider such acquisitions in the future.

                             DESCRIPTION OF THE BANK

History and Business

     The Bank was organized in 1903 as a national banking association, commencing operations in 1904, and is under the supervision of the Office of the Comptroller of the Currency ("OCC"). Its principal office is located at 101 Lincoln Street, Marysville, Pennsylvania 17053-0017, and its Ridgeview Office is located at 500 South State Road, Marysville, Pennsylvania 17053-0017.

     As of September 30, 1998, the Bank had total assets of approximately Seventy-Seven Million Seven Hundred Sixty Thousand Dollars ($77,760,000), total equity capital of approximately Eight Million Eight Hundred Seventy-Two Thousand Dollars ($8,872,000), total liabilities of approximately Sixty-Eight Million Eight Hundred Eighty-Eight Thousand Dollars ($68,888,000), of which total deposits amounted to approximately Sixty-Eight Million One Hundred Seventy-Eight Thousand Dollars ($68,178,000).

     Major classifications of loans are summarized as follows:

                                                                   In Thousands of Dollars
                                                     ------------------------------------------------------

                                             June 30,       December 31,       December 31,        December 31,
                                               1998           1997                1996                1995
Loan Classifications:

Commercial and Industrial                  $   104          $  2,600           $  2,530           $   1,833
Agricultural                                     0                 0                  0                   0
Real Estate Mortgages (1)                   43,356            39,950             39,031              36,197
Loans to Individuals                         6,468             5,215              4,513               4,662
Loans to Municipal Governments                 854               795                537                 315
All Other Loans                                 78                10                  5                   3
Less Unearned Income                        (1,059)           (1,024)            (1,026)               (999)
Less Allowance for Loan Losses                (423)             (428)              (432)               (439)
                                        -----------      ------------         ----------          ----------

Net Loans                                $  49,378        $   47,118         $   45,158           $  41,572
                                         =========        ==========         ==========           =========

     The Bank engages in a full-service commercial banking business, including accepting time and demand deposits, and making secured and unsecured commercial and consumer loans. The Bank's business is not seasonal in nature. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by law.

     On  November 1, 1998,  the Bank had  approximately  Thirty (30)  employees:
Twenty-four (24) full-time employees and six (6) part-time employees. The Bank owns its Main Office.

Competition

     The Bank competes actively with other area commercial banks and savings and loan associations, many of which are larger than the Bank, as well as with major regional banking and financial institutions headquartered in other areas of Pennsylvania. The Bank's major competitors are located in Perry, Cumberland and Juniata Counties, Pennsylvania. Dauphin Deposit Bank and Trust Company has a branch in Enola, Cumberland County; PNC Bank, N.A., has branches in Duncannon and Loysville, Perry County, and Enola, Cumberland County; The First National Bank of Newport has its main office in Newport and a branch in Duncannon, both in Perry County; The Bank of Landisburg has its main office in Landisburg and branches in Blain and Shermans Dale, all in Perry County; Financial Trust Company has a branch in New Bloomfield, Perry County; The First National Bank of Mifflintown has its main branch in Mifflintown, Juniata County and a branch in Ickesburg, Perry County; First National Bank of Liverpool has its main branch in Liverpool, Perry County; and The Juniata Valley Bank has its main branch in Mifflintown, Juniata County and a branch in Millerstown, Perry County. Deposit deregulation has intensified the competition for deposits among banks in recent years. The Bank, however, is generally competitive with all financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans. In terms of assets and liabilities, the Bank is smaller than many of its major competitors.

Supervision and Regulation of the Bank
(See also "Supervision and Regulation of the Holding Company", above.)

     The operations of the Bank are subject to federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). Bank operations are also subject to regulation of the Office of the Comptroller of the Currency ("OCC"), the Federal Reserve Board and the FDIC. The proposed reorganization will not affect the authority of these agencies over the Bank.

     The OCC has primary supervisory authority over the Bank and regularly examines the Bank. The OCC has the authority to prevent a national bank, such as the Bank, from engaging in an unsafe or unsound practice in conducting its business. The Bank's Common Stock is not registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and therefore, the Bank does not file periodic reports with the OCC. However, if the Plan of Reorganization receives all of the required approvals, the Holding Company may be required to file such periodic reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange

Commission. See, "DESCRIPTION OF THE HOLDING COMPANY -- Supervision and Regulation of the Holding Company".

     Federal and state banking laws and regulations govern, among other things, the scope of a bank's business, a bank's investments, a bank's reserves against deposits, a bank's loans, interest rates, the activities of a bank with respect to mergers and consolidations and the establishment of branches. Under Pennsylvania law, all banks in Pennsylvania are permitted to establish or acquire branch offices in any county of the state. National bank branches may be established within the permitted area only after approval by the OCC. The OCC is required to grant approval only if it finds that there is a need for banking services or facilities such as those contemplated by the proposed branch and may disapprove the application if the bank does not have the capital and surplus deemed necessary by the OCC. The OCC may also disapprove the application if it relates to the establishment of a branch in a county contiguous to the county in which the applicant's principal place of business is located and another banking institution that has its principal place of business in the county of the proposed location has in good faith notified the OCC of its intention to establish a branch in the same municipal location of the proposed branch site.

     Multi-bank holding companies are permitted in Pennsylvania within certain limitations. See section entitled "Reasons for the Proposed Reorganization - Multi-Bank Holding Companies and Statewide Branching".

*    The Federal Reserve System

          The Federal Reserve System is managed through a tripartite hierarchy headed by the Federal Reserve Board, which oversees the entire system. The second-level of the hierarchy is the twelve Federal Reserve banks and their branches spread throughout the nation's twelve Federal Reserve districts. The third level in the Federal Reserve System's structure is the member banks of each district. These banks act in concert with the Federal Reserve banks to perform the actual operations of the Federal Reserve System, including such functions as furnishing an elastic currency and affording means of rediscounting commercial paper. The Federal Reserve System is at the center of the nation's stable financial and economic system. The Federal Reserve banks are the means through which the Federal Reserve System effectuates its goals of maintaining financial and economic stability.

          A subsidiary bank of a bank holding company (which the Bank would become on the Effective Date,) is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on taking such stock or securities as collateral for loans. The Federal Reserve Act and Federal Reserve Board regulations also place certain limitations and reporting requirements on extensions of credit by a bank to principal shareholders of its parent holding company, among others, and to related interests of such principal shareholders. In addition, legislation and regulations may affect the terms upon which any person becoming a principal shareholder of a holding company may obtain credit from banks with which the subsidiary bank maintains a correspondent relationship.

*    Monetary Policy

          The earnings of the Bank are affected by the policies of regulatory authorities, including the OCC and the Federal Reserve Board. An important function of the Federal Reserve System is to regulate the money supply and interest rates. Among the instruments used to implement these objectives are open market operations in United States government securities, changes in reserve requirements against member bank deposits and limitations on interest rates that member banks may pay on time and savings deposits. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect rates charged on loans or paid for deposits.

          The Bank is a member of the Federal Reserve System and, therefore, the policies and regulations of the Federal Reserve Board have had and will continue to have a significant effect on deposits, loans and investment growth, as well as the rate of interest earned and paid, and are expected to affect the Bank's operations in the future. Neither the Holding Company nor the Bank can predict the effect of such policies and regulations upon the future business and earnings of the Bank.

          From time to time, various types of federal and state legislation are proposed that could result in additional regulation of, and restrictions on, the business of the Bank. The Bank cannot predict whether any such legislation will be adopted or how such legislation would affect the business of the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business.

*    Deposit Insurance

          The Bank's deposits are insured by the FDIC pursuant to the system of federal deposit insurance initially established by the Banking Act of 1933. The Federal Deposit Insurance Act of 1950 embodies the basic authority for the operation of the FDIC. The Depository Institutions Deregulation and Monetary Control Act of 1980 began the phase-out of interest rate ceilings on deposits and increased the coverage of FDIC insurance from Forty Thousand Dollars ($40,000) to One Hundred Thousand Dollars ($100,000) per deposit account. The

     Bank pays insurance premiums into the Bank Insurance Fund ("BIF") according to rates established by the FDIC. The FDIC Improvement Act of 1991 ("FDICIA"), enacted in part to prevent the insolvency of the deposit insurance funds, authorized the FDIC to raise insurance premium assessments in order to achieve and maintain an adequate level of funds. The depletion of the deposit insurance funds was due, in part, to the failure of a large number of financial institutions in the 1980s, and the requisite increased deposit account coverage.

          Due to the health of the banking industry, the FDIC established a new rate schedule in 1996. The new rate schedule substantially reduces the cost of deposit insurance for BIF insured institutions.

          Although the FDIC reduced the assessment rate, the FDIC has discretion to increase the assessment in the future in response to changes in the economic climate of the banking industry. As a result, the future cost of deposit insurance for the Bank is, in large part, dependent upon the extent of future bank failures and the amount of insurance coverage provided by the FDIC for each deposit account, neither of which are within the Bank's control. Moreover, because the current insurance premium assessment system differentiates between higher and lower risk institutions, with lower premiums assessed against institutions in a lower risk category, the Bank's future cost of deposit insurance will depend upon its riskrating. The Bank is currently in the FDIC's lowest risk category.

*    Legislation

          Federal law, including the Change in Bank Control Act of 1978 ("CBCA"), prohibits acquisitions of control of a bank without prior notice to certain federal bank regulators. "Control" is defined for this purpose as the power, directly or indirectly, to direct the management or policies of the bank or to vote twenty-five percent (25%) or more of any class of voting securities of a bank. Under 12 C.F.R. 303.4(a), a person who owns at least ten percent (10%) of a class of voting securities is presumed to meet the definition of "control" if (1) the bank has issued any class of securities subject to the registration requirements of section 12 of the Securities and Exchange Act of 1934; or (2) immediately after the transaction, no other person will own a greater proportion of that class of voting securities.

          Under the Federal Deposit Insurance Act ("FDIA"), the OCC possesses the power to prohibit institutions, such as the Bank, from engaging in any activity that would be an unsafe and unsound banking practice and in violation of the law. Moreover, the Financial Institutions Regulatory and Interest Rate Control Act of 1978 ("FIRIRCA") established limits and reporting requirements for bank insider transactions and created major statutory provisions regarding electronic fund transfers. It generally expanded the circumstances under which officers or directors of a bank may be removed by the bank's federal supervisory agency, restricts lending by a bank to its executive officers, directors, principal shareholders or related interests thereof, restricts management personnel of a bank from serving as directors or in other management positions with certain depository institutions whose assets exceed a specified amount or which have an office within a specified geographic area, and restricts management personnel from borrowing from another institution that has a correspondent relationship with their bank.

          Additionally, FIRIRCA requires that no person may acquire control of a bank unless the appropriate federal supervisory agency has been given sixty
     (60) days prior written notice and within that time has not disapproved the acquisition or extended the period for disapproval. Control for purposes of FIRIRCA, means the power, directly or indirectly, to direct the management or policies or to vote twenty-five percent (25%) or more of any class of outstanding stock of a financial institution or its respective holding company. A person or group holding revocable proxies to vote twenty-five percent (25%) or more of the outstanding stock of a financial institution or bank holding company, such as the Holding Company, would presumably be deemed to control the institution for purposes of FIRIRCA.

          The Garn-St. Germain Depository Institutions Act of 1982 ("Garn-St. Germain"), expanded FDIC powers to assist troubled banks, removed certain restrictions on a bank's lending powers and liberalized its depository capabilities. Garn-St. Germain also amended FIRIRCA (see above) by eliminating the statutory limits on lending by a bank to its executive officers, directors, principal shareholders or related interests thereof and by relaxing certain reporting requirements. Garn-St. Germain, however, also tightened FIRIRCA provisions respecting management interlocks and correspondent bank relationships by management personnel.

          Under the Community Reinvestment Act of 1977, as amended, ("CRA"), the OCC is required to assess the record of all financial institutions regulated by it to determine if these institutions are meeting the credit needs of the community (including low and moderate-income neighborhoods) which they serve and to take this record into account in its evaluation of any application made by any such institutions for, among other things, approval of a branch or other deposit facility, office relocation, a merger or an acquisition of bank shares. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA", see below) amended the CRA to require, among other things, that the OCC make publicly available the evaluation of a bank's record of meeting the credit needs of its entire community, including low- and moderate-income neighborhoods. This evaluation will include a descriptive rating ("outstanding," "satisfactory," "needs to improve," or "substantial noncompliance") and a statement describing the basis for the rating. These ratings are publicly disclosed.

          In April, 1995, regulators revised CRA with an emphasis on performance over process and documentation. Under the revised rules, the five-point rating scale is still utilized; however, the twelve (12) assessment factors have been replaced with a three-prong test. A bank's compliance is determined by a three-prong test whereby examiners assign a numerical score for a bank's performance in each of three areas: lending, service and investment. The area of lending is weighted to increase its importance in the application of the test. The rule became effective July 1, 1995.

          When rating a bank in the area of lending, regulators examine the number and amount of loan originations, the location of where the loans were made, and the income levels of the borrowers. Although banks, under the revised rules, are not required to make loans in every area, if there are apparent tracts in which there is little lending, examiners will focus their investigations in that area.

          The service prong evaluates how a bank delivers its products to the community through branching. As with lending, banks are not required to branch in every area, although conspicuous gaps will be investigated.

          The third prong, investment in community, examines how the bank meets the investment needs in the community within which it operates. Assessment of investment is accomplished using a "performance context" pursuant to which regulators meet with civic, community and bank officials in order to determine the credit needs of the community.

          Expanded Home Mortgage Disclosure Act reporting requirements were also approved for large banks and thrifts which require reporting of census tract data on mortgages made outside of the delineated communities. In addition, effective March 1, 1997, institutions with assets above Two Hundred Fifty Million Dollars ($250,000,000) are required to report their aggregate small business loans made by geographic region.

          Independent banks with total assets of less than Two Hundred Fifty Million Dollars ($250,000,000) and bank subsidiaries with total assets of less than Two Hundred Fifty Million Dollars ($250,000,000) that have holding companies with total assets of less than One Billion Dollars ($1,000,000,000) will be subjected to less stringent CRA examinations.

          Under the new regulation, banks will enjoy a reduction in compliance burden. Specifically, banks are not required to keep extensive documentation to prove that directors have participated in drafting and review of CRA policies. A formal CRA statement does not have to be prepared. The efforts banks make to market in low- and moderate-income communities do not have to be documented, nor will banks have to justify the basis for their community delineation or the methods utilized to determine the credit needs of the community.

          Under the Bank Secrecy Act ("BSA"), banks and other financial institutions are required to report to the Internal Revenue Service currency transactions of more than Ten Thousand Dollars ($10,000) or multiple transactions of which the Bank is aware in any one day that aggregate in excess of Ten Thousand Dollars ($10,000). Civil and criminal penalties are provided under the BSA for failure to file a required report, for failure to supply information required by the BSA or for filing a false or fraudulent report.

          An omnibus federal banking bill, known as the Competitive Equality Banking Act ("CEBA"), was signed into law on August 10, 1987. Included in the legislation were measures: (1) imposing certain restrictions on transactions between banks and their affiliates; (2) expanding the powers available to federal bank regulators in assisting failed and failing banks;
     (3) limiting the amount of time banks may hold certain deposits prior to making such funds available for withdrawal and any interest thereon; and
     (4) requiring that any adjustable rate mortgage loan and secured by a lien on a one- to four-family dwelling include a limitation on the maximum rate at which interest may accrue on the principal balance during the term of such loan. This legislation has not had a material adverse effect on the Bank's anticipated operations or its competitive position.

          The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") was primarily enacted to improve the supervision of savings associations by strengthening capital, accounting and other supervisory standards. In addition, FIRREA reorganized the FDIC by creating two deposit insurance funds to be administered by the FDIC: the Savings Association Insurance Fund and the Bank Insurance Fund.

          FIRREA reformed real estate appraisal proceedings and the existing supervisory/ enforcement powers and penalty provisions in connection with the regulation of the Bank under FIRREA, civil monetary penalties are classified into three levels, with amounts increasing with the severity of the violation. The first tier provides for civil penalties of up to Five Thousand Dollars ($5,000) per day for any violation of law or regulation. A civil penalty of up to Twenty-five Thousand Dollars ($25,000) per day may be assessed if more than a minimal loss or a pattern of misconduct is involved. Finally, a civil penalty of up to One Million Dollars ($1,000,000) per day may be assessed for knowingly or recklessly causing a substantial loss to an institution or taking action that results in a substantial pecuniary gain or other benefit. Criminal penalties are increased to One Million Dollars ($1,000,000) per violation, and up to Five Million Dollars ($5,000,000) for continuing violations or for the actual amount of gain or loss. These monetary penalties may be combined with prison sentences for up to five (5) years. Management is of the opinion that these additional reforms have not materially impacted the results of operations of the Bank.

          The Crime Control Act of 1990 expanded the authority of federal regulators to combat financial fraud. This act prohibited undercapitalized banks from making golden parachute and other indemnification payments to institution-affiliated parties. It also increased the severity of punishment for those convicted of bank crimes, provided regulators new procedural powers to recover assets improperly diverted from financial institutions, and expanded the FDIC's enforcement powers.

*    Regulatory Capital

          The FDIC and other federal bank regulatory agencies have issued risk-based capital guidelines which supplement leverage capital requirements. As of December 31, 1992, the guidelines require all United States banks and bank holding companies to maintain a minimum risk-based capital ratio of eight percent (8%), of which at least four percent (4%) must be in the form of common stockholders' equity. Assets are assigned to categories with higher levels of capital required for the categories perceived as representing greater risk. The required capital ratios represent equity, and to the extent permitted, non-equity capital as a percentage of total risk-weighted assets. The risk-based capital rules are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and to minimize disincentives for holding liquid assets. The risk-based capital rules have not had a material effect on the Bank's business and capital plans.

          On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. Under FDICIA, which greatly increased the powers of the FDIC, institutions must be classified, based on their risk-based capital ratios, into one of five defined categories, as illustrated below (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). As of September 30, 1998, the Bank was "well capitalized", and the proposed reorganization will not change the Bank's capitalization.

                          Total        Tier 1         Tier 1         Under a
                       Risk-Based    Risk-Based      Leverage     Capital Order
                          Ratio         Ratio         Ratio       or Directive
                        --------     ----------      --------     ------------

CAPITAL CATEGORY
Well capitalized         >10.0          >6.0           >5.0             No
                         -              -              -
Adequately capitalized   >8.0           >4.0           >4.0*
                         -              -              -
Undercapitalized         <8.0           <4.0           <4.0*
Significantly
 undercapitalized        <6.0           <3.0           <3.0
Critically undercapitalized                            <2.0
                                                       -

*    3.0 for those banks having the highest available regulatory rating.

          In the event an institution's capital deteriorates to the undercapitalized category or below, FDICIA prescribes an increasing amount of regulatory intervention, including: (1) the institution of a capital restoration plan and a guarantee of the plan by a parent institution; and
     (2) the placement of a hold on increases in assets, number of branches or lines of business. If capital has reached the significantly or critically undercapitalized levels, further material restrictions can be imposed, including restrictions on interest payable on accounts, dismissal of management and (in critically undercapitalized situations) appointment of a receiver. For well capitalized institutions, FDICIA provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe or unsound practices or receives a less than satisfactory examination report rating for asset quality, management, earnings or liquidity. All but well capitalized institutions are prohibited from accepting brokered deposits without prior regulatory approval.

          Under FDICIA, financial institutions are subject to increased regulatory scrutiny and must comply with certain operational, managerial and compensation standards to be developed by Federal Reserve Board regulations. FDICIA also requires the regulators to issue new rules establishing certain minimum standards to which an institution must adhere including standards requiring a minimum ratio of classified assets to capital, minimum earnings necessary to absorb losses and minimum ratio of market value to book value for publicly held institutions. Additional regulations are required to be developed relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and excessive compensation, fees and benefits.

*    Examinations and Audits

          Full-scope, on site examinations are required for all FDIC-insured institutions except institutions with assets under Two Hundred Fifty Million Dollars ($250,000,000) which are well capitalized, well-managed and not subject to a recent change in control every eighteen (18) months. Banks with total assets of Five Hundred Million Dollars ($500,000,000) or more as of the beginning of a fiscal year, are required to submit to their supervising federal and state banking agencies a publicly available annual audit report. The independent accountants of such bank shall attest to the accuracy of management's report. The accountants shall also monitor management's compliance with governing laws and regulations. In addition, banks with assets of Five Hundred Million Dollars ($500,000,000) or more as of the beginning of a fiscal year are also required to select an independent audit committee composed of outside directors who are independent of management, to review with management and the independent accountants the reports that must be submitted to the bank regulatory agencies. If the independent accountants resign or are dismissed, written notification thereof must be given to the bank's supervising government banking agencies.

          The  OCC  has  issued  new   guidelines  for   identifying   risks  in
     concentrated credit. In particular, the OCC now requires that all full-scope safety and soundness examinations of national banks will include a separate page (until now this page has been optional) which details the types and levels of loan concentrations issued by such banks. The OCC examiners will examine excessive amounts of credit obligations endorsed or co-signed by related parties. Banks found to have in excessive of twenty-five percent (25%) of their capital subject to risky loans or non-traditional banking activities and that fail to adequately manage these risks, could be ordered to set aside more than eight percent (8%) of their total capital as a cushion against loss.

*    Real Estate Loans

          FDICIA also requires that banking agencies reintroduce loan-to-value ("LTV") ratio regulations which were previously repealed by the 1982 Act. LTV's will limit the amount of money a financial institution may lend to a borrower, when the loan is secured by real estate, to no more than a percentage to be set by regulation of the value of the real estate.

          A separate subtitle within FDICIA, called the "Bank Enterprise Act of 1991", requires "Truth-In-Savings" on consumer deposit accounts so that consumers can make meaningful comparisons between the competing claims of banks with regard to deposit accounts and products. Under this provision, the Bank will be required to provide information to depositors concerning the terms of their deposit accounts, and in particular, to disclose the annual percentage yield. There are operational costs involved in complying with the Truth-In-Savings law.

          For a discussion of the Interstate Banking and Branching Act, see section entitled "PROPOSED REORGANIZATION - Reasons for the Proposed Organization - Interstate Banking and Branching".

          The Riegle Community Development and Regulatory Improvement Act of 1994 contains provisions to encourage the private sector secondary market for small business loans and to reduce bank regulatory burden. It also established a Community Development Financial Institutions Fund to provide financial and technical assistance to Community Development Financial Institutions.

Legal Proceedings

     The nature of the Bank's business generates a certain amount of litigation involving matters arising in the ordinary course of business. In the opinion of management of the Bank, however, there are no proceedings pending to which the Bank is a party or to which its property is subject, which, if determined adversely to the Bank, would be material in relation to the Bank's undivided profits or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Bank by government authorities or others.

Directors and Executive Officers

     The following table sets forth selected information about the directors and
executive   officers  of  the  Bank.  The  directors  are  elected  annually  by shareholders.

                                     Age
                                    as of
     Name and Position           November 1,                                                          Director of Bank
         with Bank                  1998             Principal Occupation for last Five Years              Since
         ---------                  ----             ----------------------------------------              -----
H. Robert Asper,                     63          President of Bank for 14 years before retiring
Director                                         in 1997                                                    1973
David M. Benfer,                     71          Retired owner of Benfer's Meat Market                      1983
Director
Arthur M. Feld,                      56          Lawyer (Sole Proprietor)                                   1997
Director
John L. Hocker,                      79          Retired, former garage owner  (Heisley and
Director and Vice-                               Hocker, Inc.)                                              1973
Chairman
William L. Hummel,                   51          President of Bank since 1997; Senior Vice-
Director, President and                          President prior to 1997                                    1983
Chief Executive Officer
Larry D. Reich,                      56          Employee of Bank since 1982; currently               (not director --
Senior Vice President,                           Senior Vice President, Cashier and Treasurer        Executive Officer
Secretary and Treasurer                                                                                 since 1995)
Keith A. Rohrer,                     48          Owner of Ford dealership; Current President
Director                                         and Director, Maguire's Ford, Inc. and
                                                 Maguire's Ford of Hershey, Inc.                            1997
John M. Schrantz,                    48          Current President and Director, H. E. Rohrer,
Director                                         Inc. and Rohrer Enterprises, Inc.  (Rohrer Bus
                                                 Service)                                                   1994


                                       45


Raymond A. Smith,                    76          Retired, former insurance agent/broker                     1976
Director and Assistant
Secretary
Kenneth C. Toomey,                   78          Retired, former President of the Bank                      1963
Director and Chairman
of the Board
Robert K. Watts,                     78          Retired, former owner of local retail store                1983
Director

Principal Officers of the Bank

     The following table sets forth selected information about the principal officers of the Bank, each of whom is elected by the Board of Directors for one-year terms and each of whom holds office at the discretion of the Board of Directors.

                                                                                                      Age as
                              Office and                           Bank           Number of Shares      of
                             Position with         Held          Employee           Beneficially      November
        Name                  the Bank            Since           Since             Owned (1)         1, 1998
        ----                  --------            -----           -----             -----             -------
William L. Hummel            President,           1997            1967              2,100                 51
                             Chief
                             Executive
                             Officer, Chief
                             Financial
                             Officer

Larry D. Reich               Senior Vice          1995            1982                 600                56
                             President,
                             Secretary and
                             Cashier

Kenneth C. Toomey            Chairman of          1983            1953               8,300                78
                             the Board

--------------------------

(1) All shares are owned individually or jointly with a spouse unless otherwise indicated.

                                       46

Executive Compensation

     Shown below is information concerning the annual compensation for services in all capacities to the Bank for the fiscal years ended December 31, 1997, of those persons who were, at December 31, 1997, (i) the Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Bank to the extent such persons' total annual salary and bonus exceeded One Hundred Thousand Dollars ($100,000):

                                            Summary Compensation Table
                                            --------------------------
                                                                      Long-Term Compensation
                        Annual Compensation                       Awards      Payouts
     (a)             (b)        (c)         (d)         (e)         (f)         (g)        (h)         (i)
    Name                                               Other
     and                                              Annual    Restricted                          All Other
  Principal                                           Compen-      Stock      Option/     LTIP       Compen-
  Position                    Salary       Bonus      sation     Award(s)      SARs      Payouts     sation
  --------          Year        ($)         ($)         ($)         ($)         (#)        ($)         ($)
                    ----        ---         ---         ---         ---         ---        ---         ---
William L. Hummel,  1997    69,000(2)      2,000        --          --          --         --      9,752.03(3)
                    ----
President and
Chief Executive
Officer(1)


(1)  William L. Hummel was elected President on May 27, 1997.

(2)  Includes $6,000 in board fees.

(3) Includes $4,248.21 in premiums paid by the Bank for Blue Cross/Blue Shield Health Insurance coverage and $5,503.82 in premiums paid by the Bank for the Pension Plan, which includes life insurance.

     The total cash compensation received in 1997 by the Bank's executive officers was approximately $124,200.00.

Pension Plan

     The Bank has provided a non-contributory, defined-benefit funded Pension Plan to its full-time employees since 1954. Eligibility requirements are as follows:

     1)   Minimum months of service: 12

     2)   Minimum age: 21

     3)   Maximum age: none

     4) Participant enters plan on eligibility date nearest completion of eligibility requirements.

     5)   Entry date: October 15

     The Pension Plan provides monthly benefits to eligible retired employees. The monthly pension is calculated as 35% of monthly compensation and 20% of the excess above $750. Monthly compensation is based on the average compensation of the highest five (5) consecutive year period. Employees will be 100% vested in their pension benefit after seven (7) years of service. The total benefit is reduced for each year of service less than 35 years. Normal retirement age is
65. Eligibility for early retirement occurs at age 55 if employee has ten years of participation. The Plan also provides for life insurance in the amount 100 times the monthly pension. The asset balance of the Plan as of October 15, 1997, was $71,625.12. Total disbursements for the year ending October 15, 1997, were $360,559.45 and total receipts were $189,480.09, including $89,744.00 in
employer  contributions.   The  asset  balance  as  of  October  15,  1996,  was
$242,704.48.

     The two executive officers of the Bank, William L. Hummel and Larry D. Reich, are participants in the Plan. As of the last valuation date, October 15, 1997, Mr. Hummel's estimated projected monthly benefit upon retirement at age 65 was $2,848.00. His retirement benefit accrued to date was $1,727.17 which was 100% vested. His insured death benefit was $284,800.

Compensation of Directors

     The Board of Directors held twenty-four (24) meetings in 1997. The Directors each receive Two Hundred and Fifty Dollars ($250.00), per meeting for serving on the Board of Directors, plus health insurance (Blue Cross/Blue Shield). However, two members receive Three Hundred and Fifty Dollars ($350.00) each, per meeting, without health insurance. They do not receive additional compensation for committee participation. The Secretary of the Board of Directors, Mr. Larry D. Reich, receives One Thousand Two Hundred Dollars ($1,200) per year for performance of his duties as Secretary. In 1997, the Board of Directors received an aggregate of approximately Sixty-One Thousand Six Hundred Fifty Dollars ($61,650) for their service on the Board of Directors and attendance at committee meetings.

                              CERTAIN TRANSACTIONS

     There have been no material transactions between the Bank, nor any material transactions proposed, with any director or executive officer of the Bank, or any associate of the foregoing persons. The Bank has engaged in and intends to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Bank. Total loans outstanding from the Bank at December 31, 1997, to the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of ten percent (10%) or more were $511,978.54 or approximately 6.19% of the Bank's total equity capital. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. Total loans to the above described group as of the most recent practicable date, July 20, 1998, were $552,070.60 or approximately 6.41% of the Bank's total equity capital.

                     DESCRIPTION OF THE BANK'S COMMON STOCK

The Bank's Common Stock

     As of September 30, 1998, the Bank's authorized Common Stock consisted of two hundred twenty-five thousand (225,000) shares, par value Fifty Cents ($.50) per share, of which 204,000 shares were issued and outstanding. Each share of Common Stock is entitled to one (1) vote on all matters that may be brought before shareholders' meetings, except that the holders of Common Stock have cumulative voting rights in the election of directors. Cumulative voting for the election of directors entitles each shareholder to multiply the number of votes to which the shareholder is entitled by the total number of directors to be elected, and the shareholder may cast the whole number of these votes for one candidate or may distribute them among two or more candidates. As of September 30, 1998, the Bank had approximately 110 shareholders. The Bank's Common Stock has limited preemptive subscription rights. The Bank's shares are non-assessable (except as provided under 12 U.S.C. ss.55, relating to assessments upon shareholders for a deficiency in paid-up capital stock; 12 U.S.C. ss.55 has not been used for many years) and requires no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors, and, in the event of liquidation, dissolution or merger, the holders will be entitled to share pro rata according to their interests. See section entitled "Comparison of Shareholder Rights" for a summary of the differences between the rights of holders of the Bank's Common Stock and the rights of holders of the Holding Company's Common Stock.

     Payment of dividends is subject to the restrictions set forth in the National Bank Act, which provides that dividends may be declared by the Board of Directors and paid from the net profits of the Bank as the Board of Directors shall judge expedient. Dividends may be paid only if: (1) the payment would not impair the Bank's capital structure; (2) if the Bank's surplus is at least equal to its common capital; (3) the dividends declared in any year do not exceed the net profits in that year and the net profits retained in the two (2) preceding years; (4) no losses have been sustained equal to or exceeding its undivided profits; and (5) the Bank continues its operations at an amount greater than its net profits deducting therefrom its losses and bad debts. In addition, under the Federal Deposit Insurance Corporation Improvement Act (12 U.S.C. ss.1818), dividends cannot be declared and paid if the OCC obtains a cease and desist order because such payment would constitute an unsafe and unsound banking practice.

     The following table sets forth the dividends paid by the Bank to its shareholders since January 1996.

                            AMOUNTS OF
                           DIVIDENDS PAID

                           Regular Cash         Special Cash          In the
                         Dividend Per Share   Dividend Per Share     Aggregate
                         ------------------   ------------------     ---------
Month/Year
March 1996               $      .30               $                  $  60,000
June 1996                       .31                                     62,000
September 1996                  .32                                     64,000
December 1996                   .33                                     66,000
January 1997                                       .10                  20,000
March 1997                      .33                                     66,660
June 1997                       .33                                     67,320
September 1997                  .33                                     67,320
December 1997                   .33                .09                  85,680
March 1998                      .34                                     69,360
June 1998                       .35                                     71,400
September 1998                  .36                                     73,440


     Holders of Common Stock who are Pennsylvania residents are not subject to the Pennsylvania county personal property tax on their shareholdings.

Comparative Market Prices

     There has never been an organized public trading market for the Bank's outstanding Common Stock. The Bank's Common Stock is traded over-the-counter from time to time; as of July 31, 1998, the highest trade price known to management for transactions of the Bank's Common Stock was $39.00 per share on January 5, 1998. 300 shares were sold in that transaction. This sale was the most recent sale as of July 31, 1998, in which the sale price was known. Due to the infrequency of such trading and the fact that such trades are generally private transactions, the Board of Directors of the Bank is unable to determine actual trading prices on any given date. Therefore, as of June 8, 1998, the date on which the public announcement of the proposed transaction was made, it was unable to determine the actual trading price of the Bank's stock.

     The following table compares the market value of the Bank's and Holding Company's Common Stock prior to the public announcement of the proposed transaction. The Bank does not have information on bid quotes. Because the Holding Company has no operating history and was only recently formed, its stock had no market value prior to the public announcement:

                              Market Value on Date
                          Prior to Public Announcement
                     of Proposed Transaction (June 7, 1998)

                              Common Stock of Bank
                   (last known trade price: $39.00 per share)

                         Common Stock of Holding Company
                     (Holding Company not yet in existence -
                                no market value)

     No amounts of the Bank's Common Stock are subject to outstanding options or warrants to purchase, or securities convertible into, common equity of the Bank or the Holding Company.

     Bid price information is not available. However, the Bank does have information regarding the trade price at which shares are sold. The following table shows the high and low trade prices, for the Bank's Common Stock:

                        Trade Prices: Bank's Common Stock

                                (Price per share)

                                   High                             Low
For Quarter Ended:
March    1996              $        32                               32
June     1996                       35                               35
Sept.    1996                       35                               35
Dec.     1996                       35                               35

March    1997                       37                               37
June     1997                       37                               37
Sept.    1997                       37                               37
Dec.     1997                       37                               37

March    1998                       39                               39
June     1998                     none                              none
Sept.    1998                not available                    not available (1)
--------

(1) The only stock transfer recorded for this period was between family members with no amount of sale stated.

Capitalization

     Set forth below is the capitalization of the Bank at September 30, 1998, and of the Interim Bank and the Holding Company at initial formation, and as adjusted to reflect the consummation of the Merger.

                                                 The First            The First National
                                               National Bank            Interim Bank            First Perry
                                               of Marysville            of Marysville          Bancorp, Inc.
Prior to Merger

Number of Shares Authorized
   or to be Authorized,
   Common Stock, par value
   $.50 for Bank, $.25 for Interim
   Bank and for Holding Company.............        225,000               2,000,000                2,000,000

Number of Shares outstanding:
     Common Stock...........................        204,000                 408,000                        4 (2)

Capital Accounts:
     Common Stock...........................        102,000                 102,000   (1)               1.00 (2)
     Capital Surplus........................        640,000                  20,400   (1)
     Undivided Profits......................      7,835,000
     Net Unrealized Holding Gains
        (Losses) on Available-for-
        Sale Securities.....................        295,000                          0                        0
                                                 ----------            ---------------           --------------
Total Equity Common.........................      8,872,000                 122,400                     1.00
                                                         53


After Merger

Number of Shares Outstanding:
     Common Stock par value
     $.50 for Bank, $.25 for Interim
     Bank and for Holding Company..........              --                 408,000 (3)            408,000 (4)

Capital Accounts:
   Common Stock par value
     $.25 for Interim Bank and for
     Holding Company........................             --                 102,000                  102,000
   Capital Surplus..........................             --                 640,000                  640,000
     Undivided Profits......................             --               7,835,000                7,835,000
     Net Unrealized Holding Gains
        (Losses) on Available-for-
        Sale Securities.....................             --                 295,000                  295,000
                                                    -------               ---------              -----------
Total Equity Common.........................              0               8,872,000 (5)          8,872,000 (6)
                                                    =======               =========              =========

(1) Represents shares issued upon the initial capitalization of the Interim Bank for Thirty Cents ($.30) per share. Forty thousand (40,000) shares were subscribed by the organizers of the Interim Bank and three hundred sixtyeight thousand (368,000) shares were subscribed by First Perry Bancorp, Inc. At the Effective Date of the Merger, the forty thousand (40,000) shares of the organizers will be assigned to First Perry Bancorp, Inc. at the same purchase price, Thirty Cents ($.30) per share.

(2) Represents four (4) shares issued to the incorporators of the Holding Company for Twenty-five Cents ($.25) per share. At the Effective Date of the Merger, these shares will be repurchased and retired by First Perry Bancorp, Inc. at the same purchase price, Twenty-five Cents ($.25) per share.

(3) Represents the initial forty thousand (40,000) shares issued on formation of the Interim Bank to the organizers for Thirty Cents ($.30) per share, and 368,000 shares which will be purchased by the Holding Company on the Effective Date of the Merger.

(4) Represents the maximum number of shares to be issued to the holders of Common Stock of the Bank as the result of the Merger.

(5) Total equity capital reflects the capital accounts after payment of the One Hundred Twenty-Two Thousand Four Hundred Dollars ($122,400) dividend to the Holding Company to repay its loan to purchase the shares that provided the funds for the initial capitalization of the Interim Bank. This borrowing will be through Atlantic Central Bankers Bank, Camp Hill, Pennsylvania. If the proposed reorganization had occurred on January 1, 1997, the payment of the dividend to repay the Holding Company' s loan would have reduced interest income for the Bank's 1997 fiscal year by approximately $208.25.

(6)  Amounts after the Merger are on a consolidated basis.

                                       54

Year 2000 Computer Problem

     The following section contains forward-looking statements which involve risks and uncertainties. The actual impact of the Year 2000 issue on the Bank could materially differ from that which is anticipated in these forward-looking statements as a result of certain factors identified below.

     Description of the Problem

     The "Year 2000 Problem" is the result of computer programs having been written using two digits rather than four to define the applicable year. Any of the Bank's computer systems that have date-sensitive software or date-sensitive hardware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, generate statements, compute payments, interest or delinquencies, or engage in similar normal business activities. In addition to affecting information technology systems, the Year 2000 Problem affects embedded controllers, which are microprocessors located within a piece of machinery, such as a fax machine, power switch, elevator, or railroad switch. A microprocessor controls some aspect of a device's operations, such as the interpretation of instructions. Some microprocessors are programmable, while others are not.

     Because of the interdependence of businesses, public utilities and other entities, and the possible widespread nature of the Year 2000 Problem, its extent is difficult to determine. The Year 2000 Problem could cause a significant economic disruption. Because of their dependence on technology and date-sensitive data, financial institutions may be particularly vulnerable. As a result, various regulators have issued guidelines concerning the Year 2000 Problem. Also, the Bank is subject to the regulation and oversight of various banking regulators, whose oversight includes the provision of specific timetables, programs and guidance regarding Year 2000 issues. Regulatory examination of the Bank's Year 2000 readiness are conducted on a quarterly basis.

     The Bank's State of Readiness

     The Bank has implemented a Year 2000 Plan which began early in 1998 with the formation of a committee consisting of management and board members to monitor the problem and to establish a plan of action, following the guidelines contained in the series of Federal Financial Institutions Examinations Council's Interagency Guidelines. Such plan called for evaluation and remediation of both the Bank's own computer systems and controllers and for evaluation and action regarding the Year 2000 readiness of certain third parties, namely, those third parties from whom the Bank obtains services and supplies.

     1. The Bank's Systems and Electronic Equipment: By June 30, 1998, the Bank had already completed both the evaluation and remediation phases for its own computer systems and electronic equipment which may house microprocessors. The Bank modified or replaced portions of its software and hardware so that its computer systems will properly use dates beyond December 31, 1999. The Bank presently believes that as a result of modifications to existing software and hardware and conversions to new software and hardware, the Year 2000 Problem can be mitigated. The Bank is now in a validation phase in which it will continue to assess and further test its computer software and hardware to ensure Year 2000 compliance. The Independent Consultants Associates, located in Shrewsbury,
Pennsylvania, have made an independent audit of the Bank's hardware and determined that it is Year 2000 ready. Even though all test information indicates that the Bank's system is fully Year 2000 compliant, if the system were not compliant, Year 2000 issues could have a material adverse impact on the operations of the Bank. The Bank has also taken inventory of its devices which use microprocessors, and at present no devices have been found which could significantly adversely impact the Bank if not Year 2000 compliant.

     2. Third Parties:  Other  businesses  which are not Year 2000 compliant may adversely impact the Bank, even if the Bank's own systems are Year 2000 compliant. For example, the Bank could lose business from a large commercial customer which suffers business losses related to the Year 2000. Therefore, the Bank has formally contacted its vendors and service providers and large commercial customers to determine the extent to which the Bank is vulnerable to those third parties' failure to resolve their own Year 2000 issues.
Approximately ninety-five percent (95%) of the Bank's vendors and service providers responded to the Bank's inquiries. These entities indicated that they are Year 2000 compliant or taking steps to become Year 2000 compliant. Additional inquiries have been sent to those vendors who did not respond. If a particular vendor or service provider continues to refrain from responding, and if such vendor or service provider is deemed to be significant, the Bank will treat such failure to respond as a response that the vendor is not Year 2000 compliant and will make appropriate contingency plans by June 30, 1999.

     Similarly, the Bank has contacted customers which it considers significant, both in terms of size of deposits and loans. The customers contacted are aware of the Year 2000 Problem and have either taken steps to become compliant or are in the process of taking the necessary steps. The Bank will continue to monitor the situation with regard to its vendors, service providers and customers and will take appropriate actions as further information is obtained. The Bank has not received any warranties from its vendors and service providers and is not aware that it possesses any right of redress with respect to any such third parties.

     Costs to Address the Year 2000 Problem

     The costs for modifications and conversion projects thus far are approximately $30,000, the major component of which was the purchase of new computer equipment and software, including test equipment. These costs have been paid by the Bank as a normal expense and have not had, nor are they expected to have, a material effect on the results of operations of the Bank. Additional costs are expected to be minimal.

     The Risks of the Bank's Year 2000 Issues

     The worst case scenario for the Bank is that the Year 2000 Problem could result in an inability to operate the Bank using any computer-related systems, services, or products for an indefinite period, as well as a loss of business from customers affected by the Year 2000 Problem. Many calculations which rely on date-sensitive information, such as interest and payment calculations, could become unreliable or inoperable, and the Bank could lose the ability to process transactions and perform other basic banking functions. Also, the Bank could lose access to its normal supply of products and services, and its borrowers could suffer losses affecting their creditworthiness. A basic break-down in communications or transportation is also possible and would, of course, affect the Bank as well as other businesses.

     Contingency Plans

     The Bank has developed a specific contingency plan to revert to a handwritten manual system for operating if necessary so that it will be able to process transactions and perform other basic banking functions. As part of the necessary preparation for this plan, the Bank has ensured that it has all necessary information and data in document form. In the case of failure of correspondent banks' check-clearing system, the Bank plans to clear checks directly through the Federal Reserve. The Bank does not have any other contingency plans at present, nor does it have specific plans to develop other contingency plans. However, it will continue to monitor the Year 2000 situation and to develop additional contingency plans if it is deemed necessary and appropriate to do so.

                   DESCRIPTION OF THE HOLDING COMPANY'S STOCK

Common Stock

     The Holding Company is authorized to issue Two Million (2,000,000) shares of Common Stock, par value Twenty-five Cents ($.25) per share, of which approximately 408,000 thousand shares would be outstanding if the reorganization had been consummated as of September 30, 1998. The remaining 1,592,000 thousand authorized but unissued shares of Common Stock may be issued by the Board of Directors without further shareholder approval. Issuance of these shares could cause a dilution of the book value of the stock and the voting power of present shareholders. The holders are entitled to one (1) vote per share on all matters presented to them and have no cumulative voting rights in the election of directors.

     The Common Stock has no preemptive, subscription, or conversion rights, redemption or repurchase provisions. These shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation. For information concerning dividend restrictions, see sections entitled "Description of the Bank's Stock - The Bank's Common Stock" and "Comparison of Shareholder Rights".

     In some jurisdictions, shares of common stock of a general business corporation, such as the Holding Company, may be treated differently from shares of stock of a bank, and therefore, may be the subject of personal property taxation.

Legal Opinion

     Shumaker Williams, P.C., 3425 Simpson Ferry Road, Camp Hill, Pennsylvania 17011, Special Counsel to the Bank and the Holding Company, has delivered an opinion to the effect that the shares of Common Stock of the Holding Company to be issued in connection with the reorganization will be, when issued and delivered pursuant to the Plan of Reorganization and Plan of Merger, fully paid and non-assessable by the Holding Company.

Anti-Takeover Provisions

     Under the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), the Articles of Incorporation and By-laws of the Holding Company, there are nine (9) provisions that may be deemed to be "anti-takeover" in nature that will be immediately applicable. Two of these provisions are: the authorization of two million (2,000,000) shares of Common Stock and the lack of preemptive rights for shareholders to subscribe to purchase additional shares of stock on a pro rata basis. The additional shares of Common Stock and the elimination of preemptive rights to such stock were authorized for the purpose of providing the Board of Directors of the Holding Company with as much flexibility as possible to issue additional shares, without further shareholder approval for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee incentive plans and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Holding Company.

     The Bank is not permitted by the national banking laws to elect directors for staggered terms (a "Classified Board"). Provisions for a Classified Board, however, are included in the By-Laws of the Holding Company. The Board of Directors believes that a Classified Board will help to assure continuity and stability of corporate leadership and policy. In addition, a Classified Board will help to moderate the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive Annual Meetings. However, since this extension of time also tends to discourage a tender offer or takeover bid, this provision may also be deemed to be "anti-takeover" in nature. In addition, a Classified Board makes it more difficult for a majority of the shareholders to change the composition of the Board of Directors even though this may be considered desirable for them.
Section 9.3 of the By-laws of the Holding Company provides that at the 1999 Annual Meeting of Shareholders of the Holding Company, the shareholders shall elect ten (10) directors as follows: Four (4) Class A directors to serve until the 2000 Annual Meeting of Shareholders, three (3) Class B directors to serve until the 2001 Annual Meeting of Shareholders, and three (3) Class C directors to serve until the 2002 Annual Meeting of Shareholders. Each class shall be elected in a separate election. At each Annual Meeting of Shareholders thereafter, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three (3) years, so that the term of office of one class of directors shall expire in each year. Vacancies which occur during the year shall be filled by the Board of Directors to serve for the remainder of the full term.

     Another provision that could be considered "anti-takeover" in nature is the elimination of cumulative voting. Cumulative voting entitles each shareholder to as many votes as equal the number of shares owned by him multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one candidate or distribute them among any two or more candidates. Cumulative voting is required under the national banking laws, but is optional under the Pennsylvania Business Corporation Law. The Board of Directors did not provide for cumulative voting in the Articles of Incorporation of the Holding Company because it believes that each director should represent and act in the interest of all shareholders and not any special group of shareholders. The absence of cumulative voting means that a majority of the outstanding shares can elect all the members of the Board of Directors. Although the Bank has (and the Holding Company after the reorganization will have) approximately 110 shareholders, the Board of Directors recognizes that the absence of cumulative voting makes it more difficult to gain representation on the Board of Directors.

     The Holding Company's By-laws may be amended by the affirmative vote of at least seventy-five percent (75%) of the outstanding shares of Common Stock at any regular or special meeting or by a majority vote of the members of the Board of Directors, subject to the affirmative vote of at least seventy-five percent (75%) of the shares to change any amendment to the By-laws previously approved by the Board of Directors. These provisions were included in the By-laws of the Holding

Company in order to ensure that any extraordinary corporate transaction could be effected only if it received a clear mandate from the shareholders and/or the directors.

     Other provisions that could be considered "anti-takeover" are the requirements in the Holding Company's Articles of Incorporation that the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the Holding Company is required to approve any merger, consolidation, dissolution or liquidation of the Holding Company or the sale of all or substantially all of its assets; or the holders of at least fifty-one percent (51%) of the outstanding shares of Common Stock of the Holding Company when at least eighty percent (80%) of the Board of Directors have approved such transaction. These provisions were included in the Articles of Incorporation of the Holding Company in order to ensure that any extraordinary corporate transaction could be effected only if it receives a clear mandate from the shareholders. However, these provisions could give the Holding Company's management a veto power over certain acquisitions regardless of whether any such acquisition is desired by or beneficial to a majority of the shareholders and thereby assist management in retaining their present positions. Also, these provisions could give the holders of a minority of the Holding Company's outstanding shares a veto power over any merger, consolidation, dissolution or liquidation of the Holding Company, the sale of all or substantially all of its assets even if management and/or a majority of the shareholders believes such transaction to be desirable and beneficial. Absent such provisions in the Holding Company's Articles of Incorporation, the affirmative vote of at least a majority of the Holding Company's shares outstanding and entitled to vote thereon would be required to approve any merger, consolidation, dissolution, liquidation, and the sale of all of its assets. Upon the consummation of the reorganization, it is expected that the executive officers and directors of the Holding Company will own an aggregate of 90,654 shares, or 22.22% of the Holding Company's outstanding stock.

     Another anti-takeover provision in the Articles of Incorporation enables the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as the impact the acquisition of the Holding Company would have on the community; the effect of the acquisition upon shareholders, employees, depositors, suppliers and customers; and the reputation and business practices of the tender offeror. This provision was included in the Articles of Incorporation of the Holding Company to permit the Board of Directors to recognize the responsibilities to these constituent groups and to the Holding Company and its subsidiaries and the communities that they serve.

     An additional anti-takeover provision is the requirement that only those shareholders entitled to cast at least forty percent (40%) of the votes that all shareholders are entitled to cast at a particular meeting shall be entitled to call special meetings of the shareholders. This provision appears in both the Articles of Incorporation and the By-laws of the Holding Company. Currently, the Bank provides that three or more shareholders entitled to cast at least twenty-five percent (25%) of the votes that all shareholders are entitled to cast may call a special meeting. Increasing the threshold percentage makes it more difficult for a hostile acquiror with a minority of shares to influence the direction and management of the Holding Company and to disrupt the business of the Holding Company between annual meetings and provides a greater time for consideration of any shareholder proposal. The Board of Directors, the Chairman, the President or the Executive Committee may, however, call a special meeting pursuant to the Holding Company's By-laws.

     A final anti-takeover provision in the Articles of Incorporation of the Holding Company requires that certain anti-takeover provisions in the Articles, i.e., the voting requirements for approval of mergers, the prohibition of cumulative voting rights, the requirements for calling a special meeting, the ability of the Board of Directors to consider non-economic factors in opposing a tender offer, and the prohibition of shareholders' preemptive rights, may only be amended by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the Holding Company.

Anti-takeover Provisions Applicable to Registered Corporations

     In addition to the provisions already described, under the Pennsylvania Business Corporation Law of 1988 ("BCL"), as amended, there are seven additional provisions that may be deemed to be "anti-takeover" in nature. These provisions are related to corporations that have their securities registered with the Securities and Exchange Commission ("SEC") under Section 12 of the Securities Exchange Act of 1934, as amended ("Registered Corporations"). The Holding Company is required to register its stock with the SEC, if at any calendar year-end the Holding Company has five hundred (500) or more shareholders of record and assets of at least Five Million Dollars ($5,000,000). It is not anticipated that the Holding Company will have, at the Effective Date of the Consummation of the Plan of Reorganization and Plan of Merger, five hundred
(500) or more shareholders of record. However, upon obtaining the five hundred shareholder threshold, a Registration Statement will be filed with the SEC to register the Holding Company's Common Stock under the Securities and Exchange Act of 1934. On the Effective Date of that Registration Statement, the Corporation will obtain Registered Corporation Status under the BCL and the following statutory provisions will be applicable to the Holding Company.

     Two of these statutory provisions eliminate the rights of the shareholders of Registered Corporations to call a Meeting of shareholders and to propose an amendment to the Articles of Incorporation of the Holding Company. One effect of these provisions will be to prevent the calling of a special meeting of shareholders for the purpose of considering a merger, consolidation or other corporate combination which does not have the approval of a majority of the members of the Board of Directors. Therefore, such a provision may have the effect of making the Holding Company less attractive as a potential takeover candidate by depriving shareholders of the opportunity to initiate special meetings at which a possible business combination might be proposed. (There is an important exception, however, in that an interested shareholder who owns at least twenty percent (20%) of the votes that all shareholders would be entitled to cast in an election of directors of the corporation may generally call a special meeting for the purpose of approving a business combination within five years after the interested shareholder's acquisition date.)

     In the opinion of the Board of Directors, the elimination of these two rights under the BCL for Registered Corporations will discourage attempts by shareholders to disrupt the business of the

Holding Company between Annual Meetings of the shareholders by calling a special meeting. Furthermore, these provisions will provide a greater time for consideration of any shareholder proposal to the extent that his, her or its proposal must be deferred until the next Annual Meeting of shareholders and must comply with certain notice requirements and proxy solicitation rules in advance thereof. These BCL provisions would not affect the calling of a special meeting by the Chairman of the Board or by a majority of the members of the Board of Directors or of its Executive Committee if, in their judgment, there are matters to be acted upon which are in the best interests of the Holding Company and its shareholders.

     Another BCL provision to which the Holding Company will be subject, upon obtaining Registered Corporation status, assures that all shareholders will receive the "fair value" for their shares as the result of a "control transaction." "Fair Value" means not less than the highest price paid per share by a controlling person or group at any time during the 90-day period ending on and including the date of the control transaction plus an increment representing any value, including, without limitation, any proportion of any value payable for acquisition of control of the Holding Company, that may not be reflected in such price. "Control Transaction" means the acquisition by a person who has, or a group of persons acting in concert that has, voting power over voting shares of the Holding Company that would entitle the holders thereof to cast at least twenty percent (20%) of the votes that all shareholders would be entitled to cast in an election of directors of the Holding Company. After the occurrence of a Control Transaction, any shareholder may, within a specified time period, make written demand on the person or group controlling at least twenty percent (20%) of the voting power of the shares of the Holding Company for payment in an amount equal to the Fair Value of each voting share as of the date on which the Control Transaction occurs.

     It has become a relatively common practice in corporate takeovers to pay cash to acquire controlling equity in an company and then to acquire the remaining equity interest in the company by paying the balance of the shareholders a price for their shares which is lower than the price paid to acquire control or is in a less desirable form of consideration, frequently, in securities of the purchaser that do not have an established trading market at the time of issue. The Board of Directors considers such "two-tier pricing" tactics to be unfair to the Holding Company's shareholders. By their very nature, such tactics tend (and are designed) to cause concern on the part of shareholders that if they do not act promptly, they risk either being relegated to the status of minority shareholders in a controlled company or being forced to accept a lower price for all of their shares. Thus, two-tier pricing unduly pressures shareholders into selling as many of their shares as quickly as possible, either to the purchaser or in the open market, without having genuine opportunity to make a considered investment choice between remaining a shareholder of the company or disposing of their shares. Moreover, such sales in turn facilitate the purchaser's acquisition of a sufficient interest in the company and thereby enables the purchaser to force the exchange of remaining shares for a lower price in a Business Combination. (See discussion below).

     While the Fair Price provision in the BCL is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the Fair Price provision to assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the Fair Price provision would not preclude the Board of Directors' opposition to any future takeover proposal which it believes not to be in the best interests of the Holding Company and its shareholders, whether or not such a proposal satisfies the minimum price, form of consideration and procedural requirements of the Fair Price provision under the BCL.

     Another provision under the BCL relates to a "Business Combination" involving a Registered Corporation. Business Combination means any one of the following transactions involving an "Interested Shareholder": (1) a merger of consolidation of the Holding Company with an Interested Shareholder or any other corporation which is, or after the merger or consolidation would be, an affiliate or associate of the Interested Shareholder; (2) a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Shareholder or any affiliate or associate of such Interested Shareholder of the assets of the Holding company or any subsidiary of the Holding Company having an aggregate market value equal to ten percent (10%) or more of the consolidated assets, of all outstanding shares or of the consolidated earning power and net income, of the Holding Company; (3) the issuance or transfer by the Holding company or any subsidiary of any shares of the Holding Company or any subsidiary which has an aggregate market value at least equal to five percent (5%) of the aggregate market value of all such outstanding shares to an Interested Shareholder or any affiliate or associate;
(4) the adoption of any plan for the liquidation or dissolution of the Holding company proposed by, or pursuant to any agreement with, the Interested Shareholder or any affiliate or associate; (5) a reclassification of securities or recapitalization of the Holding Company or any merger of consolidation of the Holding company with any subsidiary of the Holding Company or any other transaction proposed by, or pursuant to any agreement with, the Interested Shareholder or any affiliate or associate, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of the Holding Company owned by the Interested Shareholder; or (6) the receipt by the Interested Shareholder or any affiliate or associate of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the Holding Company. An "Interested Shareholder" is any person that is the beneficial owner, directly or indirectly of shares entitling that person to cast at least twenty percent (20%) of the votes that all shareholders would be entitled to cast in an election of directors of the Holding company.

     The Holding Company shall not engage in a Business Combination with an Interested Shareholder other than: (1) a Business Combination approved by the Board of Directors prior to the date on which the Interested Shareholder acquires at least twenty percent (20%) of the shares ("Share Acquisition Date") or where the purchase of shares by the Interested Shareholder has been approved by the Board of Directors of the Holding Company; (2) a Business Combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares held by the Interested Shareholder, at a meeting called for such purpose no earlier than three months after the Interested Shareholder became, and if at the time of the meeting the Interested Shareholder is, the beneficial owner, directly or indirectly, of shares entitling the Interested Shareholder to cast at least eighty percent (80%) of the votes that all shareholders would be entitled to cast in an election of Directors of the Holding Company if the Business Combination satisfies certain minimum conditions (see discussion below); (3) a Business Combination approved by the affirmative vote of all of the shareholders of the outstanding shares; (4) a Business Combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares beneficially owned by the Interested Shareholder at a meeting called for such purpose no earlier than five years after the Interested Shareholder's Share Acquisition date; and (5) a Business Combination approved at a shareholders' meeting called for such purpose no earlier than five years after the Interested Shareholder's Share Acquisition Date and that meets certain minimum conditions (see discussion below).

     The certain minimum conditions discussed in Business Combinations above generally require that the aggregate amount of the cash and the market value of consideration other than cash (such as stock, bonds or debentures) to be received per share by the shareholders of the Holding Company be at least equal to the highest per share price paid by the Interested shareholder at a time when the Interested Shareholder was the beneficial owner of shares entitling him to cast at least five percent (5%) of the votes that all shareholders would be entitled to cast in an election of directors: (A) Business Combination or (B) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher; plus, in either situation, interest compounded annually from the earlier date on which the highest per-share acquisition price was paid through the consummation date at the rate of 1-year United States Treasury obligations from time to time in effect less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than cash.

     The above BCL provision relating to Business Combinations is designed to help assure that if, despite the Holding Company's best efforts to remain independent, the Holding Company is nevertheless taken over, each shareholder will be treated fairly vis-a-vis every other shareholder and that arbitrageurs and professional investors will not profit at the expense of the Holding
Company's long-term public shareholders. It should be noted that while the Business Combination provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the Business Combination provision to assure that shareholders will receive premium price for their shares in a takeover. Accordingly, the Board of Directors is of the view, that the Business Combination provision would not preclude the Board of Director's opposition to any future takeover proposal which it believes not to be in the best interests of the Holding Company and its shareholders, whether or not such a proposal satisfies the requirements of the Business Combination provision or Fair Price provision or both.

     Subchapter G of Chapter 25 of the BCL also applies to Registered Corporations. Under Subchapter G, the acquisition of shares that increase the acquiror's control of the corporation above 20%, 33 1/3% or 50% of the voting power able to elect the Board of Directors cannot be voted until a majority of disinterested shareholders approve the restoration of the voting rights of those shares in two separate votes: (1) all disinterested shares of the corporation and (2) all voting shares of the corporation. Voting rights which are restored by shareholder approval will lapse if any proposed control-share-acquisition which is approved is not consummated within 90 days after shareholder approval is obtained. Furthermore, control-shares that are not accorded voting rights or whose rights lapse will regain such voting rights on transfer to another person who is not an affiliate of the acquiror's. If they constitute control-shares for the transferee, this subchapter must be applied to that person as well. If the acquiror's does not request a shareholder meeting to approve restoration of voting rights within 30 days of the acquisition or if voting rights are denied by the shareholders or if they lapse, the corporation may redeem the control shares at the average of the high and low price on the date of the notice of redemption.

     Subchapter H of Chapter 25 of the BCL likewise applies to Registered Corporations. Under Subchapter H, a control person (a person who owns shares with 20% or more voting power) must disgorge to the corporation any profits from the disposition of any equity securities if the disposition occurs within 18 months of becoming a control person, and the security was acquired 24 months before to 18 months after becoming a control person. This provision seeks to prevent speculative takeover attempts.

     Finally, under the BCL, a Registered Corporation has the express authority to treat shareholders on a disparate basis and therefore may take advantage of "poison pills". "Poison pills" generally consist of a shareholder rights plan whereby a corporation gives its shareholders the right to buy common stock upon the occurrence of certain specified events, such as a merger, thereby decreasing the value of the acquiror's holdings and the acquiror's percentage of ownership.

     THE OVERALL EFFECT OF THESE PROVISIONS MAY BE TO DETER A FUTURE OFFER OR OTHER MERGER OR ACQUISITION PROPOSAL THAT A MAJORITY OF THE SHAREHOLDERS MIGHT VIEW TO BE IN THEIR BEST INTERESTS AS THE OFFER MIGHT INCLUDE A SUBSTANTIAL PREMIUM OVER THE MARKET PRICE OF THE HOLDING COMPANY'S COMMON STOCK AT THAT TIME. IN ADDITION, THESE PROVISIONS MAY HAVE THE EFFECT OF ASSISTING THE HOLDING COMPANY'S CURRENT BOARD OF DIRECTORS IN RETAINING ITS POSITION AND PLACING IT IN A BETTER POSITION TO RESIST CHANGES THAT THE SHAREHOLDERS MAY WANT TO MAKE IF DISSATISFIED WITH THE CONDUCT OF THE HOLDING COMPANY'S BUSINESS.

     A vote in favor of the Plan of Reorganization and Plan of Merger is a vote in favor of the anti-takeover provisions contained in the Holding Company's Articles and By-laws and under the BCL.

                                    DIVIDENDS

     The Bank has paid continuous quarterly cash dividends since 1996, and continuous semi-annual cash dividends for over fifteen years. It is the present intention of the Holding Company's Board of Directors to retain the dividend policy of providing for a quarterly dividend; however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors of the Holding Company considers dividend policy. Cash available for dividend distribution to shareholders of the Holding Company must initially come from dividends paid by the Bank to the Holding Company. Therefore, the restrictions on the Bank's dividend payments are directly applicable to the Holding Company. See sections entitled "DESCRIPTION OF THE BANK'S COMMON STOCK - The Bank's Common Stock" and "COMPARISON OF SHAREHOLDER RIGHTS".

     Under the BCL, the Holding Company may not pay a dividend if, after giving effect thereto: (1) the Holding Company would be unable to pay its debts as they become due or (2) the Holding Company's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders. Total assets and liabilities shall be determined by the Board of Directors, which may base its determination on one or more of the following: (i) the book value of the assets and liabilities of the Holding Company, as reflected on its books and records; (ii) unrealized appreciation and depreciation of the assets of the Holding Company; (iii) the current value of the assets and liabilities of the corporation, either valued separately or valued in segments or as an entirety as a going concern; or (iv) any other method that is reasonable in the circumstances.

                        COMPARISON OF SHAREHOLDER RIGHTS

     One result of the consummation of the proposed reorganization is that shareholders of the Bank, whose rights are presently governed by the National Bank Act, will become shareholders of the Holding Company, and their rights in the future will be governed by the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"). Another result is that the Articles of Incorporation and By-laws of the Holding Company differ in several aspects from those of the Bank.

     The following table compares the rights of shareholders of the Bank with the rights of shareholders of the Holding Company. This table is qualified by the more detailed information appearing elsewhere in this Proxy Statement/Prospectus and in the exhibits hereto and is not intended to be an exhaustive comparison.

                                                                                    The Holding Company's
                                              The Bank's Common Stock                    Common Stock

Authorized and Outstanding                    Two Hundred Twenty-Five                Two million (2,000,000)
                                              Thousand (225,000) shares,             shares, par value Twenty-
                                              par value Fifty Cents ($.50)           five Cents ($.25) per share,
                                              per share, authorized; of              authorized; of which
                                              which 204,000 were                     408,000 shares would be
                                              outstanding on September               outstanding if the
                                              30, 1998                               reorganization were
                                                                                     effected on September 30,
                                                                                     1998

Voting                                        One (1) vote per share with            One (1) vote per share with
                                              cumulative voting for                  no cumulative voting for
                                              directors                              directors

Preemptive Rights                             Limited Preemptive rights to           No preemptive rights to
                                              subscribe for additional               subscribe for additional
                                              shares on a pro rata basis             shares on a pro rata basis


                                       67


Dividends                                     As declared by the Board of            As declared by the Board
                                              Directors; may be paid only            of Directors; the Bank's
                                              if it would not impair the             dividend restrictions apply
                                              Bank's capital structure, if           indirectly to the Holding
                                              the Bank's surplus is at least         Company as cash available
                                              equal to its common capital            for dividend distributions
                                              and if the dividends declared          will initially come from
                                              in any year do not exceed the          dividends paid to the
                                              total of net profits in that           Holding Company by the
                                              year combined with                     Bank.  In addition, the
                                              undivided profits of the               Holding Company may not
                                              preceding two years less any           pay a dividend if, after
                                              required transfers to surplus,         giving effect thereto:  (1)
                                              if no losses have been                 the Holding Company
                                              sustained equal to or                  would be unable to pay its
                                              exceeding its undivided                debts as they become due
                                              profits, and if the Bank               or (2) the Holding
                                              continues its operations at an         Company's total assets
                                              amount greater than its net            would be less than its total
                                              profits deducting therefrom            liabilities plus the amount
                                              its losses and bad debts               needed to satisfy any
                                                                                     preferential rights of
                                                                                     shareholders

Amendment of By-laws                          Approval by a majority vote            Approval by the
                                              of the Board of Directors,             affirmative vote of the
                                              subject to the power of                holders of at least seventy-
                                              shareholders to change such            five percent (75%) of the
                                              action by the affirmative              outstanding shares, or by a
                                              vote of the holders of a               majority vote of the Board
                                              majority of the outstanding            of Directors subject to the
                                              shares; or the affirmative             power of shareholders to
                                              vote of the holders of at least        change such action of the
                                              fifty percent (50%) of the             Board of Directors by the
                                              outstanding shares                     affirmative vote of the
                                                                                     holders of seventy-five
                                                                                     percent (75%) of the
                                                                                     outstanding shares


                                       68


Shareholder Action

(a)       Mergers, Consolidations             Approval by a vote of at               Approval by vote of at
                                              least sixty-six and two-thirds         least seventy-five percent
                                              percent (66 2/3%) of                   (75%) of outstanding
                                              outstanding shares                     shares; or approval of at
                                                                                     least fifty-one
                                                                                     percent (51%) of
                                                                                     outstanding shares
                                                                                     if such transaction
                                                                                     has received the
                                                                                     prior approval of at least
                                                                                     eighty percent (80%)
                                                                                     of the Board of Directors.

(b)       Liquidation, Sales of               Approval by a vote of at               Approval by vote of at
          Substantially All Assets            least sixty-six and two-thirds         least seventy-five percent
                                              percent (66 2/3%) of                   (75%) of outstanding
                                              outstanding shares.                    shares; or approval of at
                                                                                     least fifty-one percent (51%)
                                                                                     of outstanding shares
                                                                                     if such transaction has
                                                                                     received the prior approval
                                                                                     of at least eighty percent (80%)
                                                                                     of Directors.

(c)       Special Shareholder                 Upon request by the Board              Upon request by the
          Meetings                            of Directors or three or more          Chairman of the Board, the
                                              shareholders owning in the             President, a majority of the
                                              aggregate not less than                Board of Directors, or of
                                              twenty-five percent (25%) of           its Executive Committee,
                                              the outstanding shares                 or by one or more
                                                                                     shareholders owning in the
                                                                                     aggregate not less than
                                                                                     forty percent (40%) of the
                                                                                     outstanding shares

Increase in Capital Stock                     Approval by vote of at least           Approval by vote of a
                                              sixty-six and two-thirds               majority of the directors
                                              percent (66 2/3%) of
                                              outstanding shares


                                                         69


Amendment of Articles of                      Approval by vote of at least           Approval by vote of
Incorporation                                 sixty-six and two-thirds               majority of the votes cast
                                              percent (66 2/3%) of                   except for certain Anti-
                                              outstanding shares                     takeover  provisions, then
                                                                                     75%.

Repurchase of Shares                          Cannot reduce or retire any            Stock can be repurchased
                                              part of its stock without prior        if, after giving effect
                                              regulatory approvals                   thereto:  (1) the Holding
                                                                                     Company would still be
                                                                                     able to pay its debts as
                                                                                     they become due or (2) the
                                                                                     Holding Company's total assets
                                                                                     would still be more than its
                                                                                     total liabilities plus an amount
                                                                                     needed to satisfy any preferential
                                                                                     rights of shareholders; no more than
                                                                                     ten percent (10%) of the outstanding
                                                                                     shares can be repurchased in any
                                                                                     twelve (12) month period without
                                                                                     prior regulatory approval.


Terms of Directors                            Directors serve one-year               Directors serve staggered
                                              terms.  Elections for entire           terms; board is
                                              Board of Directors occur               "classified".  Eventually,
                                              annually.                              all Directors shall serve
                                                                                     three-year terms, with
                                                                                     approximately one-third of
                                                                                     the Directors coming up for
                                                                                     election each year.


     The Articles of Incorporation of the Holding Company authorize the Board of Directors to oppose a tender offer for shares of the Holding Company on the basis of factors other than economic benefit to shareholders such as: the impact of the acquisition upon the community; the effect of the acquisition upon employees, depositors, shareholders and customers; and the reputation and business practices of the tender offeror. Consideration of these types of factors is authorized for corporations by Section 1715 of the Pennsylvania Business Corporation Law of 1988, which does not apply to banks. Also, the Articles of Incorporation of the Holding Company prohibit cumulative voting for directors, and its By-laws provide for three (3) year staggered terms of office for directors (a "Classified Board"). Under national banking laws, the Bank is not permitted to prohibit cumulative voting or to have a Classified Board. See section entitled "DESCRIPTION OF THE HOLDING COMPANY'S STOCK - Anti-Takeover Provisions".

     In some jurisdictions, shares of common stock of a business corporation such as the Holding Company may be treated differently from shares of stock of a banking institution for legal investments for institutions and fiduciaries, and as the subject of personal property taxation. Thus, shareholders of the Bank may desire to determine whether the status of their shares under local or state laws applicable to them would be changed upon the effective date of the Merger. Under Pennsylvania law, a fiduciary will be subject to the same standards for investments in stock of the Holding Company as for investments in the stock of the Bank. Until recently, holdings in the stock of corporations and banks doing business in Pennsylvania were clearly exempt from personal property taxes. However, because of recent developments in Pennsylvania law, the holders of the common stock of the Holding Company who are Pennsylvania residents may be subject to a Pennsylvania county personal property tax on their shareholdings in the future. If the proposed reorganization does not occur, the holders of the common stock of the Bank may be subject to a Pennsylvania county personal property tax on their shareholdings in the future. See section entitled "PROPOSED REORGANIZATION - Tax Consequences".

                              FINANCIAL STATEMENTS

     The Bank is not subject to the reporting requirements of the 1934 Act, and accordingly, does not file reports, proxy statements and other information with the OCC.

     The Board of Directors has not included any financial statements of the Bank in this Proxy Statement/Prospectus. It is the Board's position that financial statements would not be material or relevant, in order for the shareholders to make an informed prudent judgment to approve the Plan of Reorganization and Plan of Merger. For example, if the reorganization into the Holding Company would have occurred on January 1, 1997, the financial statements contained in the 1997 Annual Report would not be different in any material respect.

     The Bank has previously furnished financial statements for the 1997 fiscal year prepared in conformity with generally accepted accounting principles to shareholders. However, the Bank's 1997, 1996 and 1995 Annual Reports, and the Bank's Consolidated Reports of Condition and Income for the most recent fiscal quarter ended September 30, 1998, prepared in conformity with generally accepted accounting principles, may be obtained promptly and at no cost by contacting William L. Hummel, President, or Larry D. Reich, Senior Vice President, The First National Bank of Marysville, 101 Lincoln Street, Post Office Box B, Marysville, Pennsylvania 17053-0017; telephone number: (717) 957-2196.

                              SHAREHOLDER PROPOSALS

     In the event of consummation of the Plan of Reorganization, any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Holding Company's proxy statement for its 1999 Annual Meeting of Shareholders must deliver such proposal in writing to Larry D. Reich, Senior Vice President, at the Holding Company's principal executive offices, 101 Lincoln Street, Marysville, Pennsylvania 17053-0017, no later than January 31, 1999.

     If the Plan of Reorganization is not consummated, then any shareholder of the Bank who wishes to submit a proposal for inclusion in the Bank's proxy statement for its 1999 Annual Meeting of Shareholders, must submit the proposal in writing to Larry D. Reich, Senior Vice President of the Bank, at the Bank's principal office at 101 Lincoln Street, Post Office Box B, Marysville, Pennsylvania 17053-0017, no later than January 31, 1999.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Proxy Statement/Prospectus, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment.

                                    EXHIBIT A

                             PLAN OF REORGANIZATION

                             PLAN OF REORGANIZATION


     THIS AGREEMENT made as of this 10th day of September, 1998, among FIRST PERRY BANCORP, INC., a Pennsylvania business corporation (the "Holding Company"), THE FIRST NATIONAL BANK OF MARYSVILLE, Marysville, Pennsylvania, a national banking association (the "Bank"), and THE FIRST NATIONAL INTERIM BANK OF MARYSVILLE (In Organization), a national banking association and a subsidiary of the Holding Company (the "Interim Bank"),

                                   WITNESSETH:

     WHEREAS, the Holding Company, the Bank and the Interim Bank desire to effect the formation of a bank holding company whereby Bank and the Interim Bank will be merged, the surviving bank will become a wholly-owned subsidiary of the Holding Company, and the present shareholders of the Bank (except for those who perfect dissenters' rights) will become shareholders of the Holding Company, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. MERGER.

     1.1. Agreement to Merge. Subject to the terms and conditions hereinafter set forth, the parties hereto agree to effect a merger of the Bank and the Interim Bank (the "Merger") pursuant to the provisions of the Bank Merger Act of 1966, 12 U.S.C. Section 215a, (the "Bank Merger Act") in accordance with the Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Plan of Merger").

     1.2. Holding Company Common Stock. The Holding Company shall make available to the Bank and the Interim Bank a sufficient number of shares of the Holding Company's Common Stock to effect the Merger pursuant to the Plan of Merger.

SECTION 2. SHARES OF THE HOLDING COMPANY AND OF THE SURVIVING BANK.

     2.1. Conversion of Shares. The manner of converting the shares of Capital Stock of the Bank into shares of Common Stock of the Holding Company and the shares of Capital Stock of the Interim Bank into shares of Capital Stock of the surviving bank in the Merger shall be as set forth in Section 7 of the Plan of Merger.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY.

     The Holding Company represents, warrants and agrees as follows:

     3.1. Organization and Standing. The Holding Company is a corporation duly organized and validly existing under the Pennsylvania Business Corporation Law of 1988, as amended.

     3.2. Capitalization. The Holding Company is authorized to issue Two Million (2,000,000) shares of Common Stock, par value Twenty-five Cents ($.25) per share, of which four (4) shares are issued and outstanding. There are no outstanding options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Common Stock of the Holding Company.

     3.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Holding Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which the Holding Company is a party or by which it is bound or any law, order or decree or any provision of its Articles of Incorporation or By-laws.

     3.4. Absence of Liabilities. Prior to the effective time of the Merger, the Holding Company will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BANK.

     The Bank represents, warrants and agrees as follows:

     4.1. Organization and Standing. The Bank is a national banking association duly organized and validly existing under the National Bank Act.

     4.2. Capitalization. The Bank is authorized to issue Two Hundred Twenty-Five Thousand (225,000) shares of Capital Stock, par value Fifty Cents ($.50) per share, of which 204,000 shares are issued and outstanding. There are no outstanding options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Capital Stock of Bank.

     4.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and the Plan of Merger have been duly authorized by the Board of Directors of the Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Bank is a party or by which it is bound or any law, order, or decree or any provision of its Articles of Association or By-laws.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE INTERIM BANK.

     The Interim Bank represents, warrants and agrees as follows:

     5.1. Organization and Standing. The Interim Bank is a national banking association in the process of formation under the National Bank Act.

     5.2. Capitalization. Upon formation, the Interim Bank will be authorized to issue 2,000,000 shares of Capital Stock, par value Twenty-five Cents ($.25) per share, of which 408,000 shares will be issued and outstanding and owned by the Holding Company and ten organizers immediately prior to the Merger.

     5.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and the Plan of Merger have been duly authorized by the Board of Directors of the Interim Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Interim Bank is a party or by which it is bound or any law, order, decree or any provision of its Articles of Association or By-laws.

     5.4. Absence of Liabilities. Prior to the effective time of the Merger, the Interim Bank will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.

SECTION 6. COVENANTS OF THE HOLDING COMPANY.

     The Holding Company agrees that between the date hereof and the effective time of the Merger:

     6.1. Capitalization of the Interim Bank. The Holding Company shall purchase a total of 368,000 shares of Capital Stock, par value Twenty-five Cents ($.25) per share, of Interim Bank for Thirty Cents ($.30) per share, and shall cause the Interim Bank to do all things necessary to obtain a charter as a national banking association pursuant to the National Bank Act so as to permit the consummation of the Merger provided for in the Plan of Merger. The Holding Company may also purchase the subscription rights of the Organizers of the Interim Bank for their 40,000 shares of Capital Stock prior to the Merger. Such shares of the Organizers shall be purchased at Thirty Cents ($.30) per share.

     6.2. Approval of Merger. The Holding Company, as a shareholder of the Interim Bank, shall approve this Agreement and the Plan of Merger in accordance with applicable law.

     6.3. Best Efforts. The Holding Company will use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law.

SECTION 7. COVENANTS OF THE BANK.

     The Bank agrees that between the date hereof and the effective  time of the
Merger:

     7.1. Shareholders' Meeting. The Bank shall submit this Agreement and the Plan of Merger to the vote of its shareholders as provided by the Bank Merger Act and other applicable laws at a meeting of shareholders to be held as soon as practicable, and any adjournment or postponement thereof.

     7.2. Best Efforts. The Bank will use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law.

SECTION 8. COVENANTS OF THE INTERIM BANK.

     The Interim Bank agrees that between the date hereof and the effective time of the Merger:

     8.1. Shareholder Approval. The Interim Bank shall submit this Agreement and the Plan of Merger to its shareholders (who shall be the Holding Company and the Directors of the Interim Bank) for approval and adoption as provided by the Bank Merger Act and other applicable laws.

     8.2. Best Efforts. The Interim Bank will use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law.

SECTION 9. CONDITIONS TO OBLIGATIONS OF THE PARTIES.

     The obligations of the parties to consummate this Agreement and the Plan of Merger shall be subject to the following conditions:

     9.1. Representations and Warranties: Performance of Covenants. The representations and warranties and covenants contained in Sections 3, 4, 5, 6, 7 and 8 hereof shall be true as of and at the effective time of the Merger, and each party shall have performed all obligations required hereby to be performed by it prior to the effective time of the Merger.

     9.2. Bank Shareholder Approval. The shareholders of Bank shall have duly approved this Agreement and the Plan of Merger in accordance with applicable laws.

     9.3. Regulatory Approvals. Any federal or state regulatory agency having jurisdiction (banking or otherwise), to the extent that any consent or approval is required by applicable laws or regulations for the consummation of this Agreement and the Plan of Merger, shall have granted any necessary consent or approval.

     9.4. Registration Statement. The registration statement (the "Registration Statement") filed by the Holding Company, if required pursuant to the Securities Act of 1933, as amended, covering the shares of the Holding Company's Common Stock to be issued pursuant to the Plan of Merger shall have been declared effective by the Securities and Exchange Commission; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Holding Company, shall be contemplated or threatened by the Securities and Exchange Commission.

     9.5. Litigation. There shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the Merger, this Agreement or the Plan of Merger or otherwise claiming that such consummation is improper.

     9.6. Tax Opinion. A tax opinion shall have been obtained from Shumaker Williams, P.C. of Camp Hill, Pennsylvania, Special Counsel to the Bank that the conversion of Bank's Capital Stock into the Holding Company's Common Stock will be tax free for federal income tax purposes; provided, however, that the requirements of this Section 9.6 may be waived by the affirmative vote of a majority of the Board of Directors of each of the parties hereto.

SECTION 10. TERMINATION, WAIVER AND AMENDMENT.

     10.1. Circumstances of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the Plan of Merger may be terminated at any time before the effective time of the Merger (whether before or after action with respect thereto by the Bank's shareholders) only:

          (a) by the mutual consent of the Board of Directors of the Bank, the Interim Bank and the Holding Company evidenced by an instrument in writing signed on behalf of each by any two of their respective officers; or

          (b) by the Board of Directors of the Bank if in its sole judgment the Merger would be inadvisable because of the number of shareholders of the Bank who perfect their dissenter's rights in accordance with applicable law and the Plan of Merger, or if, in the sole judgment of such Board, the Merger would not be in the best interests of the Bank or its employees, depositors or shareholders for any reason whatsoever.

     10.2. Effect of Termination. In the event of the termination and abandonment hereof, this Agreement and the Plan of Merger shall become void and have no effect, without any liability on the part of any of the parties, their directors, officers or shareholders, except as set forth in Section 10 hereof.

     10.3. Waiver. Any of the terms or conditions of this Agreement and the Plan of Merger may be waived in writing at any time by the Bank by action taken by its Board of Directors, whether before or after action by the Bank's shareholders; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors, such waiver will not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Bank.

     10.4. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the Plan of Merger may be amended at any time by the affirmative vote of a majority of the Board of Directors of each of the Bank, the Holding Company and the Interim
Bank, whether before or after action with respect thereto by the Bank's shareholders and without further approval of such amendment by the shareholders of the parties hereto; provided, however, that Section 2.1 of this Agreement and
Section 7 of the Plan of Merger may not be amended after the meeting of the Bank's shareholders referred to in Section 7.1 hereof except by the vote of Bank shareholders required for the approval of the Merger by such shareholders.

SECTION 11. EXPENSES.

     11.1. General. Each party hereto will pay its own expenses incurred in connection with this Agreement and the Plan of Merger, whether or not the transactions contemplated herein are effected.

     11.2. Special Dividend. Upon the effective time of the Merger, the surviving bank shall pay a special dividend to the Holding Company in an amount equal to the sum of:

          (a) the expenses of the Holding Company in connection with the transactions contemplated herein, if any;

          (b) the principal amount of any loan that the Holding Company shall have obtained to purchase shares of Capital Stock of the Interim Bank as provided in 6.1 hereof; and

          (c) the amount of any interest incurred by the Holding Company on account of any loans obtained by it for the purchase shares of Capital Stock of the Interim Bank as provided in Section 6.1 hereof.

SECTION 12. MISCELLANEOUS.

     12.1. Restrictions on Affiliates. The Holding Company may cause stock certificates representing any shares issued to any shareholder who may be deemed to be an affiliate of the Bank, within the meaning of Rule 145 under the Securities Act of 1933, as amended, to bear a legend setting forth any applicable restrictions on transfer thereof under Rule 145 and may cause stop-transfer orders to be entered with its transfer agent with respect to any such certificates.

     12.2. No Brokers. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement, the Plan of Merger and the transactions contemplated hereby.

     12.3. Right to Withhold Dividends. The Board of Directors of the Holding Company reserves the right to withhold dividends from any former shareholder of the Bank who fails to exchange certificates representing the shares of the Bank for certificates representing the shares of the Holding Company in accordance with Section 7 of the Plan of Merger.

     12.4. Failure to Surrender Certificates. Shareholders of the Holding Company shall surrender certificates representing the shares of the Bank for certificates representing the shares of the Holding Company within two (2) years of the date of the letter of transmittal as provided in Section 7 of the Plan of Merger. In the event that any certificates are not surrendered for exchange within such two (2) year period, the shares, represented by appropriate certificates of the Holding Company that would otherwise have been delivered in exchange for the unsurrendered certificates, may be sold and the net proceeds of the sale shall be held for the shareholders of the unsurrendered certificates to be paid to them upon surrender of their outstanding certificates. From and after such sale, the sole right of the holders of the unsurrendered outstanding certificates shall be the right to collect the net sales proceeds held for their account.

     12.5. Entire Agreement. This Agreement (including the Plan of Merger attached as an exhibit hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

     12.6. Captions. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement or the Plan of Merger.

     12.7. Applicable Law. This Agreement and the Plan of Merger shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed exclusively within the Commonwealth of Pennsylvania, regardless of where they are executed.

     12.8. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above mentioned.


(SEAL)

ATTEST:                                           FIRST PERRY BANCORP, INC.


 /s/ Larry D. Reich                          By:  /s/ William L. Hummel
-------------------------                         ----------------------------
Larry D. Reich, Secretary                         William L. Hummel, President



(SEAL)


ATTEST:                                           THE FIRST NATIONAL BANK
                                                  OF MARYSVILLE


 /s/ Larry D. Reich                          By:  /s/ William L. Hummel
-------------------------                         ---------------------------
Larry D. Reich, Cashier                           William L. Hummel, President


(SEAL)

ATTEST:                                        THE FIRST NATIONAL INTERIM BANK
                                               OF MARYSVILLE (In Organization)


/s/ Larry D. Reich                           By: /s/ William L. Hummel
-------------------------                       -----------------------------
Larry D. Reich, Cashier                          William L. Hummel, President

                                    EXHIBIT B

                                 PLAN OF MERGER

                                 PLAN OF MERGER

                      THE FIRST NATIONAL BANK OF MARYSVILLE

                                  with and into

                  THE FIRST NATIONAL INTERIM BANK OF MARYSVILLE

                              under the charter of

                  THE FIRST NATIONAL INTERIM BANK OF MARYSVILLE

                               under the title of

                      THE FIRST NATIONAL BANK OF MARYSVILLE


     THIS AGREEMENT made between THE FIRST NATIONAL BANK OF MARYSVILLE (hereinafter referred to as "Bank"), a banking association organized under the laws of the United States, being located at 101 Lincoln Street, Marysville, Pennsylvania 17053-0017, County of Perry, in the Commonwealth of Pennsylvania, with a capital of One Hundred Two Thousand Dollars ($102,000) divided into Two Hundred Four Thousand (204,000) shares of common stock each of Fifty Cents ($.50) par value, surplus of approximately $640,000, and undivided profits, including capital reserves, of approximately $7,695,000, and unrealized holding gains on available-for-sale securities of $169,000, as of June 30, 1998, and THE FIRST NATIONAL INTERIM BANK OF MARYSVILLE (In Organization) (hereinafter referred to as "Interim Bank"), a banking association organized under the laws of the United States, being located at 101 Lincoln Street, Marysville, County of Perry, in the Commonwealth of Pennsylvania, with aggregate capital stock of $102,000 divided into 408,000 shares of common stock, each of Twenty-five Cents ($.25) par value, surplus of Twenty Thousand Four Hundred Dollars ($20,400), and no undivided profits and capital reserves, as of the effective time of the merger (the "Effective Time"); each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. Section 215a) (the "Bank Merger Act"), witnesseth as follows:

                                   Section 1.

     The Bank shall be merged into the Interim Bank under the charter of the Interim Bank and with the charter number of the Bank. Section 2. The Receiving Association (hereinafter referred to as the "Association") shall be the Interim Bank, which upon completion of this transaction, shall change its name to and be known as "The First National Bank of Marysville". Section 3. The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at 101 Lincoln Street, Marysville, County of Perry, Pennsylvania 17053-0017, and at its legally established branches.

                                   Section 4.

     The aggregate amount of capital stock of the Association upon completion of the transaction shall be $102,000, divided into 408,000 shares of common stock, each of Twenty-five Cents ($.25) par value, and at the Effective Time, the Association shall have a surplus of $640,000, and undivided profits, including capital reserves, which when combined with the capital and surplus, will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted, however, for normal earnings and expenses between June 30, 1998, and the Effective Time. Section 5. All assets of the Bank, as they exist at the Effective Time, shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time. A committee of six, three to be appointed by the Board of Directors of each bank at the Effective Time, shall have satisfied themselves that the statement of condition of each bank as of June 30, 1998, fairly presents its financial condition and since such date there has been no material adverse change in the financial condition or business of either bank. Section 6. The Bank shall contribute to the Association acceptable assets having a book value, over and above its liability to its creditors, of at least $8,606,000, and having an estimated fair value over and above its liability to its creditors, of at least $8,606,000, or one hundred percent (100%) of the estimated fair value of excess acceptable assets over and above liabilities to creditors, to the Association, adjusted, however, for normal earnings and expenses between June 30, 1998, and the Effective Time, and for allowance of cash payments, if any, permitted under this Agreement.

                                   Section 7.

     The manner and basis of converting shares of common stock of the Bank and Interim Bank shall be as follows: 7.1. Stock of the Interim Bank. The shares of common stock, par value Twentyfive Cents ($.25) per share, of the Interim Bank issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Association and shall be held by the Holding Company, First Perry Bancorp, Inc. From and after the Effective Time, each certificate that, prior to the Effective Time represented shares of the Interim Bank, shall evidence ownership of shares of the Association on the basis hereinbefore set forth. 7.2. Stock of the Bank. Each share of Common Stock, par value of Fifty Cents ($.50) per share, of the Bank issued and outstanding immediately prior to the Effective Time (except for shares owned by shareholders who shall have duly perfected dissenters' rights in accordance with this Plan of Merger and applicable law) shall, on the Effective Time, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become two (2) shares of fully paid and nonassessable common stock, par value Twenty-five Cents ($.25) per share, of First Perry Bancorp, Inc., a Pennsylvania business corporation and a bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended, (the "Holding Company"). From and after the Effective Time, each certificate which, prior to the Effective Time, represented shares of common stock of the Bank shall evidence ownership of shares of common stock of the Holding Company on the basis set forth herein.

     7.3. Treasury Stock. Each share of common stock, par value Fifty Cents ($.50) per share, of the Bank held as a treasury share immediately prior to the Effective Time, if any, shall thereupon and without notice be canceled. 7.4. Exchange Agent. If and when the Holding Company determines, the Bank shall designate the Secretary or another officer of the Holding Company or the Bank to act as exchange agent to receive from the holders thereof certificates that immediately prior to the Effective Time represented the Bank's common stock and to exchange such certificates for common stock of the Holding Company as provided herein. 7.5. Exchange Procedure. If appointed pursuant to Section 7.4 hereof, the exchange agent shall promptly mail to each record holder as of the date of exchange of an outstanding certificate or certificates that prior to the Effective Time represented shares of the Bank's common stock, a letter of transmittal (which shall specify how delivery shall be effected, and that risk of loss and title to such certificate or certificates shall pass only upon proper delivery of such certificate or certificates, together with a properly executed letter of transmittal to the exchange agent at its address stated therein) and instructions for use in effecting the surrender of such certificate or certificates for exchange therefor. Upon surrender to the exchange agent of such certificate or certificates, together with such letter of transmittal, properly executed, the exchange agent shall exchange such certificate or certificates for shares of common stock of the Holding Company as provided herein.

     7.6. Dissenters' Rights. Shareholders of the Bank shall be entitled to exercise the rights provided in the Bank Merger Act with respect to this Plan of Merger. Section 8. Neither of the banks shall declare nor pay any dividend to its shareholders between the date of this Agreement and the time at which the merger shall become effective except for the declaration and payment of any normal dividend, nor dispose of any of its assets in any other manner except in the normal course of business and for adequate value. Section 9. The present Board of Directors of the Bank shall continue to serve as the Board of Directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified. Section 10. Effective as of the time this merger shall become effective as specified in the "Certificate Approving Merger" to be issued by the Comptroller of the Currency, the articles of association of the Association shall read in their entirety as follows:

          FIRST. The title of this Association shall be The First National Bank of Marysville.

          SECOND. The Main Office of the Association shall be in Marysville, County of Perry, Commonwealth of Pennsylvania. The general business of the Association shall be conducted at its main office and its branches.

          THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. Each director, during the full term of his or her directorship, shall own common or preferred stock of the Association, or of a holding company owning the Association, with an aggregate par, fair market, or equity value of not less than One Thousand Dollars ($1,000), as of either (i) the date of purchase, (ii) the date the person became a director, or (iii) the date of that person's most recent election to the Board of Directors, whichever is most recent. Any combination of common or preferred stock of the Association or the holding company may be used. Any amount of the specified interest shall conform to the requirements of 12 U.S.C. 72, as amended. Any vacancy in the Board of Directors may be filled by action of a majority of the remaining directors between meetings of shareholders; provided however, that the Board of Directors may not increase the number of directors between meetings of shareholders to a number which: (1) exceeds by more than two the number of directors last elected by shareholders when the number was 15 or less; and (2) exceeds by more than four the number of directors last elected by shareholders when the number was 16 or more, but in no event shall the number of directors exceed 25.

     Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless the directors resign or are removed from office. Despite the expiration of a director's term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

     Honorary or advisory members of the Board of Directors, without voting power or power of final decision in matters concerning the business of the Association, may be appointed by resolution of a majority of the full Board of Directors, or by resolution of shareholders at any annual meeting or special meeting. Honorary or advisory directors shall not be counted to determine the number of directors of the Association or the presence of a quorum in connection with any board action, and shall not be required to own qualifying shares.

          FOURTH. There shall be an annual meeting of the shareholders, the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the main office or other convenient place as the Board of Directors may designate, on the day of each year specified therefor in the Bylaws, or if that day falls on a legal holiday in the state in which the Association is located, on the next following banking day. If no election is held on the day fixed, or in the event of a legal holiday on the following banking day, an election may be held on any subsequent day within sixty (60) days of the day fixed, to be designated by the board of directors, or, if the directors fail to fix the day, by the shareholders representing two-thirds of the shares issued and outstanding. In all cases at least ten (10) days advance notice of the meeting shall be given to the shareholders by first class mail.

     In all elections of directors, the number of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her. If the issuance of preferred stock with voting rights has been authorized by a vote of shareholders owning a majority of the common stock of the Association, preferred shareholders will not have cumulative voting rights and will not be included within the same class as common shareholders, for purposes of elections of directors.

     Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management shall be made in writing and be delivered or mailed to the President of the Association not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President of the Association not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:

          (1)  The name and address of each proposed nominee;

          (2)  The principal occupation of each proposed nominee;

          (3) The total number of shares of capital stock of the Association that will be voted for each proposed nominee;

          (4)  The name and  residential  address of the notifying  shareholder;
               and

          (5) The number of shares of capital stock of the Association owned by the notifying shareholder.

     Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the Chairman of the meeting, and the vote tellers may disregard all votes cast for each such nominee. No bylaw may unreasonably restrict the nomination of directors by shareholders.

     A director may resign at any time by delivering written notice to the Board of Directors, its Chairman, or to the Association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

     A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided, however, that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

          FIFTH. The authorized amount of capital stock of this Association shall be Two Million (2,000,000) shares of common stock of the par value of Twenty-five Cents ($.25) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

     No holder of shares of capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

     Unless otherwise specified in the articles of association or required by law, (i) all matters requiring shareholder action, including amendments to the articles of association, must be approved by shareholders owning a majority voting interest in the outstanding voting stock, and (ii) each shareholder shall be entitled to one vote per share. Unless otherwise specified in the Articles of Association or required by law, all shares of voting stock shall be voted together as a class, on any matters requiring shareholder approval. Shares of the same class may be issued as a dividend on a pro rata basis and without consideration.

          SIXTH. The Board of Directors shall appoint one of its members President of this Association and one of its members Chairman of the Board of Directors of this Association. The Board of Directors shall have the power to appoint one or more Vice Presidents; a Secretary who shall keep the minutes of the directors' and shareholders' meetings and be responsible for authentication of the records of the Association; and a Cashier and such other officers and employees as may be required to transact the business of this Association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the Board of Directors in accordance with the Bylaws.

     The Board of Directors shall have the power to:

     (1) Define the duties of the officers, employees and agents of the Association;

     (2) Delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees, and agents of the Association;

     (3) Fix the compensation and enter into employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law;

     (4)  Dismiss  officers and  employees;

     (5) Require bonds from officers and employees and to fix the penalty thereof;

     (6) Ratify written policies authorized by the Association's management or committees of the board;

     (7) Regulate the manner in which any increase or decrease of the capital of the Association shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the Association in accordance with law, and nothing shall raise or lower from two-thirds the percentage required for shareholders' approval to increase or reduce the capital;

     (8)  Manage and administer the business and affairs of the Association;

     (9) Adopt initial Bylaws, not inconsistent with law or the Articles of Association, for managing the business and regulating the affairs of the Association;

     (10) Amend or repeal  Bylaws,  except to the extent  that the  Articles  of
          Association   reserve   this   power  in  whole  or  in  part  to  the
          shareholders;

     (11) Make contracts; and

     (12) Generally do and perform all acts that may be legal for a Board of Directors to do and perform.

          SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of Marysville, Pennsylvania, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

          EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

          NINTH. The Board of Directors of this Association, or the Chairman of the Board or the President, or any one or more shareholders owning, in the aggregate, not less than twenty-five percent (25%) of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the Bylaws or the laws of the United States or waived by shareholders, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten (10) days, and no more than sixty (60) days, prior to the date of such meeting to each shareholder of record at his/her address as shown upon the books of this Association. Unless otherwise provided by the Bylaws, any action requiring approval of shareholders must be effected at a duly called annual or special meeting.

          TENTH. This Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, other employees and agents, to the extent that such indemnification is allowed in the following paragraph. Such insurance may, but need not be, for the benefit of all directors, officers, employees or agents.

     This Association shall indemnify its officers and directors and the officers and directors of its subsidiaries, if any, and may indemnify the Association's employees and agents and the employees and agents of its subsidiaries, if any, to the full extent permitted by and under the terms and conditions of the Pennsylvania Business Corporation Law of 1988, as amended, from time to time, or such successor statute providing indemnification for a Pennsylvania general business corporation or the relevant provisions of the Model Business Corporation Act, and the Association may, by action of its Board of Directors, indemnify all other persons whom it may lawfully indemnify under the Act; provided however, such indemnification provisions shall not allow the indemnification of directors, officers, employees or agents of the Association against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to this Association.

     The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such persons, their heirs, executors, or administrators, may be entitled as a matter of law.

          ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case, by the vote of the holders of such greater amount. The Association's Board of Directors may propose one or more amendments to the Articles of Association for submission to the shareholders.

                                   Section 11.

     This Agreement may be terminated by the unilateral action of the Board of Directors of any participant prior to the approval of the stockholders of said participant or by the mutual consent of the Board of all participants after any shareholder group has taken affirmative action. Since time is of the essence to this Agreement, if for any reason the transaction shall not have been consummated by June 30, 1999, this Agreement shall terminate automatically as of that date unless extended, in writing, prior to said date by mutual action of the Boards of Directors of the participants.

                                   Section 12.

     This Agreement shall be approved, adopted, ratified and confirmed by the affirmative vote of the shareholders of each of the banks owning at least two-thirds (2/3) of its capital stock outstanding, at a meeting to be held on the call of the Directors; and the merger shall become effective at the time specified in a certificate to be issued by the Comptroller of the Currency of the United States, under the seal of office, approving the merger. Section 13.

     The obligations of the Bank and the Interim Bank to effect the merger shall be subject to all of the terms and conditions contained in the Plan of Reorganization. Section 14.

     The persons who are executive or other officers of the Bank immediately prior to the consummation of the merger shall serve as the officers of the Association from and after the Effective Time and until such time as the Board of Directors of the Association shall otherwise determine. At the Effective Time, all persons who are employees of the Bank and the Interim Bank shall become employees of the Association.

     WITNESS the signatures and seals of said merging banks this 10th day of September, 1998, each hereunto set by its President or a Vice President and attested by its Cashier or Secretary, pursuant to a resolution of its Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Boards of Directors.

                                                  THE FIRST NATIONAL BANK
                                                  OF MARYSVILLE
ATTEST:

/s/ Larry D. Reich                           By:  /s/ William L. Hummel
--------------------------                        ---------------------------
Larry D. Reich, Cashier                           William L. Hummel, President
                                                  and Director
/s/ H. Robert Asper
-------------------------
H. Robert Asper

/s/ David M. Benfer
------------------------
David M. Benfer

/s/ Arthur M. Feld
-----------------------
Arthur M. Feld

/s/ John L. Hocker
----------------------
John L. Hocker

/s/ Keith A. Rohrer
----------------------
Keith A. Rohrer

/s/ John M. Schrantz
---------------------
John M. Schrantz

/s/ Raymond A. Smith
---------------------
Raymond A. Smith

/s/ Kenneth C. Toomey
---------------------
Kenneth C. Toomey

/s/ Robert K. Watts
--------------------
Robert K. Watts


Directors of The First National Bank of Marysville
Perry County, Pennsylvania

                                                    THE FIRST NATIONAL INTERIM
                                                    BANK OF MARYSVILLE
                                                    (In Organization)
ATTEST:

/s/ Larry D. Reich                            By:  /s/ William L. Hummel
-----------------------                            ---------------------------
Larry D. Reich, Cashier                            William L. Hummel, President
                                                   and Director

/s/ H. Robert Asper
----------------------
H. Robert Asper

/s/ David M. Benfer
---------------------
David M. Benfer

/s/ Arthur M. Feld
---------------------
Arthur M. Feld

/s/ John L. Hocker
--------------------
John L. Hocker

/s/ Keith A. Rohrer
--------------------
Keith A. Rohrer

/s/ John M. Schrantz
--------------------
John M. Schrantz

/s/ Raymond A. Smith
--------------------
Raymond A. Smith

/s/ Kenneth C. Toomey
---------------------
Kenneth C. Toomey

/s/ Robert K. Watts
--------------------
Robert K. Watts


Directors of The First National Interim Bank of Marysville,
Perry County, Pennsylvania

COMMONWEALTH OF PENNSYLVANIA                       :
                                                   :  SS.
COUNTY OF PERRY                                    :

     On this 10th day of September, 1998, before me, a Notary Public for the State and County aforesaid, personally came William L. Hummel, as President, and Larry D. Reich, as Cashier, of The First National Bank of Marysville, and each in his/her said capacity acknowledged the foregoing instrument to be the act and deed of said national banking association and the seal affixed thereto to be its seal; and came also H. Robert Asper, David M. Benfer, Arthur M. Feld, John L. Hocker, William L. Hummel, Keith A. Rohrer, John M. Schrantz, Raymond A. Smith, Kenneth C. Toomey and Robert K. Watts, being at least a majority of the Board of Directors of said national banking association, and each of them acknowledged said instrument to be the act and deed of said national banking association and of himself as director thereof.

     WITNESS my official seal and signature this day and year aforesaid.

                                          /s/ Dorothy A. Taylor
                                          -------------------------------------
(Seal of Notary)                          Notary Public, Perry County
                                          My commission expires:   May 27, 2000


COMMONWEALTH OF PENNSYLVANIA              :
                                          : SS.
COUNTY OF PERRY                           :

     On this 6th day of October, 1998, before me, a Notary Public for the Commonwealth and County aforesaid, personally came William L. Hummel, as President, and Larry D. Reich, as Cashier, of The First National Interim Bank of Marysville, and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of said national banking association and the seal affixed thereto to be its seal; and came also H. Robert Asper, David M. Benfer, Arthur
M. Feld, John L. Hocker, William L. Hummel, Keith A. Rohrer, John M. Schrantz, Raymond A. Smith, Kenneth C. Toomey and Robert K. Watts, being at least a majority of the Board of Directors of said national banking association and each of them acknowledged said instrument to be the act and deed of said national banking association and of himself as a director thereof.

     WITNESS my official seal and signature this day and year aforesaid.

                                          /s/ Dorothy A. Taylor
                                          ------------------------------------
(Seal of Notary)                          Notary Public, Perry County
                                          My commission expires:   May 27, 2000

                                   EXHIBIT C

                            ARTICLES OF INCORPORATION

                                       OF

                            FIRST PERRY BANCORP, INC.

                            ARTICLES OF INCORPORATION
                                       OF
                            FIRST PERRY BANCORP, INC.


     In compliance with the requirements of 15 Pa.C.S. Section 1306 (relating to Articles of Incorporation), the undersigned, desiring to be incorporated as a business corporation, hereby state that:

     1.   The name of the Corporation is First Perry Bancorp, Inc.

     2. The address, including street and number, if any, of this Corporation's initial registered office in this Commonwealth is 101 Lincoln Street, P.O. Box B, Marysville, Pennsylvania 17053-0017, and the county of venue is Perry.

     3.   The   Corporation  is   incorporated   under  the  provisions  of  the
          Pennsylvania Business Corporation Law of 1988 (15 Pa.C.S. ss.1101 et seq.), as the same may be amended.

     4. The purpose or purposes of the Corporation are to have unlimited power to engage in and to do any lawful act concerning any or all business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as the same may be amended.

     5. The aggregate number of shares that the Corporation shall have authority to issue is Two Million (2,000,000) shares of Common Stock having a par value of Twenty-Five Cents ($.25) per share. The holders of Common Stock shall have one vote per share.

     6. The name and address, including street and number, if any, of each of the Incorporators, and the number and class of shares subscribed to by each Incorporator is:

                                                              Number and
        Name                    Address                     Class of Shares
        ----                    -------                     ---------------

   William L. Hummel         506 Maple Avenue                 1 share of
                             Marysville, PA 17053             common stock

   Kenneth C. Toomey         209 Ridgeview Drive              1 share of
                             Marysville, PA 17053             common stock

   Larry D. Reich            168 Wyoming Avenue               1 share of
                             Enola, PA 17025                  common stock

   H. Robert Asper           1020 Mountaindale Drive          1 share of
                             Marysville, PA 17053             common stock

     7. No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of:

          (a) the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the Corporation; or

          (b) the holders of at least fifty-one percent (51%) of the outstanding shares of Common Stock of the Corporation, provided that such transaction has received the prior approval of at least eighty percent (80%) of all of the members of the Board of Directors.

     8. Cumulative voting rights shall not exist with respect to the election of directors.

     9. Except as otherwise provided by law and unless Section 2521 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, applies to the Corporation, only those shareholders entitled to cast at least forty percent (40%) of the votes that all shareholders are entitled to cast at a particular meeting shall be entitled to call special meetings of the shareholders.

     10. (a) The Corporation shall be governed by the provisions of Section 1715 of the Pennsylvania Business Corporation Law of 1988, as it may be amended. The Board of Directors may, if it deems advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, in considering the best interests of the corporation, consider any relevant, germane or pertinent issue to the extent they deem appropriate; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

               (i) Whether the offer price is acceptable based on the historical
          and  present   operating   results  or  financial   condition  of  the
          corporation;

               (ii) Whether a more favorable price could be obtained for this corporation's securities in the future;

               (iii) The social and economic effects of the offer or transaction on this corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

               (iv) The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

               (v) The value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered;

               (vi) The business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon this corporation and any of its subsidiaries and the other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

               (vii) Any antitrust or other legal and regulatory issues that are raised by the offer.

          (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept that offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

     11. The Corporation may issue shares, option rights or securities having conversion or option rights, or obligations without first offering them to shareholders of any class or classes.

     12.  Articles  7, 8, 9, 10, 11 and 12 shall  not be  amended  unless  first
          approved  by  the  affirmative   vote  of  the  holders  of  at  least
          seventy-five percent (75%) of the outstanding shares of Common Stock of the Corporation.

     IN TESTIMONY WHEREOF, the incorporators have signed these Articles of Incorporation this 31st day of July, 1998.


/s/ William L. Hummel                          /s/ Larry D. Reich
--------------------------                     -----------------------------
William L. Hummel,                             Larry D. Reich,
Incorporator                                   Incorporator



/s/ Kenneth C. Toomey                          /s/ H. Robert Asper
-------------------------                      ------------------------------
Kenneth C. Toomey,                             H. Robert Asper, Incorporator

                                    EXHIBIT D

                      BY-LAWS OF FIRST PERRY BANCORP, INC.

                                     BY-LAWS
                                       of
                            FIRST PERRY BANCORP, INC.

                                    Article 1

                               CORPORATION OFFICE


     Section 1.1 The Corporation shall have and continuously maintain in Pennsylvania a registered office. The registered office shall be 101 Lincoln Street, Marysville, Pennsylvania 17053. The principal place of business of the Corporation may be, but need not be, the same as the registered office. The address of the registered office may be changed from time to time by the Board of Directors.

     Section 1.2 The Corporation may also have offices at such other places as the Board of Directors may from time to time designate or the business of the Corporation may require.

                                    Article 2

                              SHAREHOLDERS MEETINGS

     Section 2.1 All meetings of the shareholders shall be held at the registered office of the Corporation or at such other place as may be fixed from time to time by the Board of Directors, and such meetings shall be held at such time as may be fixed from time to time by the Board of Directors.

     Section 2.2 The annual meeting of the shareholders shall be held no later than the thirty-first day of May in each year, when the shareholders shall elect members to the Board of Directors and transact such other business as may properly be brought before the meeting.

     Section 2.3 Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, a majority of the Board of Directors or of its Executive Committee or by one or more Shareholders entitled to cast at least forty percent (40%) of the votes which all Shareholders are entitled to cast at a particular meeting. At any time, upon written request of any person who has called a special meeting, it shall be the duty of the Secretary to fix the time of the meeting which, if the meeting is called pursuant to a statutory right, shall be held not more than sixty (60) days after the receipt of the request. If the Secretary refuses to fix the time of the meeting or neglects to fix the time of the meeting within thirty (30) days after the receipt of such a request, the person or persons making the request may issue the call.

     Section 2.4 Written notice of all shareholder meetings (other than adjourned meetings of shareholders), shall state the place, date, hour, the purpose thereof and shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, at least ten (10) days before such meeting, unless a greater period of notice is required by statute or by these By-laws, to each shareholder entitled to vote thereat at such address as appears on the transfer books for shares of the Corporation.

     Section 2.5 When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting.

                                    Article 3

                             QUORUM OF SHAREHOLDERS

     Section 3.1 The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter, and unless otherwise provided by statute the acts of such shareholders at a duly organized meeting shall be the acts of the shareholders.

     Section 3.2 If, however, any meeting of shareholders cannot be organized because of lack of a quorum, those present, in person or by proxy, shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy, except that those shareholders entitled to vote who attend a meeting of shareholders:

          (1) At which directors are to be elected that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors;

          (2) That has been previously adjourned for one or more periods aggregating at least fifteen (15) days because of an absence of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

     Section 3.3 At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

                                    Article 4

                                  VOTING RIGHTS

     Section 4.1 Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders meeting, every shareholder entitled to vote thereat shall have the right to one vote for every share having voting power standing in his name on the transfer books for shares of the Corporation on the record date fixed for the meeting.

     Section 4.2 When a quorum is present at any meeting the voice vote of the holders of a majority of the stock having voting power, present, in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by the Articles of Incorporation.

     Section 4.3 Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

                                    Article 5

                                     PROXIES

     Section 5.1 Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Every proxy shall be executed in writing by the shareholder or his duly authorized attorney in fact and filed with the Secretary of the Corporation.

     Section 5.2 A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Corporation. No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted after three (3) years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation.

                                    Article 6

                                   RECORD DATE

     Section  6.1 The Board of  Directors  may fix a time,  not more than ninety
(90) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares. In such case, only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend or distribution or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the transfer books for shares of the Corporation after any record date fixed as aforesaid.

     Section 6.2 The Board of Directors may close the transfer books for shares of the Corporation against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten (10) days before closing thereof to each shareholder of record at the address appearing on the records of the Corporation or supplied by him to the Corporation for the purpose of notice. While the transfer books for shares of the Corporation are closed, no transfer of shares shall be made thereon. If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders meeting, transferees of shares which are transferred on the books of the Corporation within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

                                    Article 7

                                  VOTING LISTS

     Section 7.1 The Secretary shall have charge of the transfer books for shares of the Corporation and shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

     Section 7.2 Failure to comply with the requirements of Section 7.1 shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote an any meeting of shareholders.

                                    Article 8

                               JUDGES OF ELECTION

     Section 8.1 In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint judges of election at the meeting. The number of judges shall be one or three. A person who is a candidate for office to be filled at the meeting shall not act as a judge.

     Section 8.2 In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

     Section 8.3 The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

     Section 8.4 On request of the presiding officer of the meeting, or of any shareholder, the judges of election shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

                                    Article 9

                                    DIRECTORS

     Section 9.1 Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than any candidate proposed by the Corporation's then existing Board of Directors) shall so notify the Secretary of the Corporation in writing not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder.

          (a)  the name and address of each proposed nominee;

          (b)  the age of each proposed nominee;

          (c)  the principal occupation of each proposed nominee;

          (d) the number of shares of the Corporation owned by each proposed nominee;

          (e) the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;

          (f)  the name and residence address of the notifying shareholder; and

          (g) the number of shares of the Corporation owned by the notifying shareholder.

     Any nomination for director not made in accordance with this Section shall be disregarded by the presiding officer of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.

     Section 9.2 The number of directors that shall constitute the whole Board of Directors shall be not less than three (3). The Board of Directors shall be classified into three (3) classes, each class to be elected for a term of three
(3) years. The terms of the respective classes shall expire in successive years as provided in Section 9.3 hereof. Within the foregoing limits, the Board of Directors may from time to time fix the number of directors and their respective classifications.

     Section 9.3 At the 1999 annual meeting of shareholders of the Corporation, the shareholders shall elect ten (10) directors as follows: four (4) Class A directors to serve until the 2000 annual meeting of shareholders, three (3) Class B directors to serve until the 2001 annual meeting of shareholders, and three (3) Class C directors to serve until the 2002 annual meeting of shareholders. Each class shall be elected in a separate election. At each annual meeting of shareholders thereafter, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three (3) years, so that the term of office of one class of directors shall expire in each year. The Board of Directors shall have the sole discretion to increase the number of Directors that shall constitute the whole Board of Directors; provided however, that the total number of Directors in each class remains relatively proportionate to the others.

     Section 9.4 The Board of Directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or for any other proper cause which these By-laws may specify or if, within sixty (60) days or such other time as these By-laws may specify after notice of his selection, he does not accept the office either in writing or by attending a meeting of the Board of Directors and fulfill such other requirements of qualification as these By-laws may specify.

     Section 9.5 Upon application of any shareholder or director, the court may remove from office any director in case of fraudulent or dishonest acts, or gross abuse of authority or discretion with reference to the Corporation, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court. The Corporation shall be made a party to the action and, as a prerequisite to the maintenance of an action under this Section 9.5, a shareholder shall comply with Section 1782 of the Business Corporation Law of 1988, and any amendments or supplements thereto.

     Section 9.6 An act of the Board of Directors done during the period when a director has been suspended or removed for cause shall not be impugned or invalidated if the suspension or removal is thereafter rescinded by the shareholders or by the Board of Directors or by the final judgment of a court.

     Section 9.7 The Board of Directors may appoint a person who previously held the position of Director to be a Director Emeritus. A Director Emeritus may attend meetings of the Board of Directors and shall have such other rights and privileges as may be determined from time to time by resolution of the Board of Directors.

                                   Article 10

                         VACANCIES ON BOARD OF DIRECTORS

     Article 10.1 Vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors, or by a sole remaining director, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he was appointed.

                                   Article 11

                          POWERS OF BOARD OF DIRECTORS

     Section 11.1 The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-laws directed or required to be exercised and done by the shareholders.

     Section 11.2 A director shall stand in a fiduciary relation to the Corporation and shall perform his duties as a director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

     (a) One or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented.

     (b) Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons.

     (c) A committee of the Board of Directors upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

     A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

     In assessing whether the standard set forth herein has been satisfied, there shall not be any greater obligation to justify, or higher burden of proof with respect to, any act as the board of directors, any committee of the board or any individual director relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other act as a board of directors, any committee of the board or any individual director.

     Section 11.3 In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual directors may, in considering the best interests of the Corporation, consider the effects of any action upon employees, upon suppliers, upon creditors and customers of the Corporation and upon communities in which offices or other establishments of the Corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 11.2.

     Section 11.4 Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Corporation.

     Section 11.5 A director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

     (a) the director has breached or failed to perform the duties of his office under this Article 11; and

     (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Section 11.6 The provisions of Section 11.5 shall not apply to:

     (a) the responsibility or liability of a director pursuant to any criminal statute; or

     (b) the liability of a director for the payment of taxes pursuant to local, State or Federal law.

     Section 11.7 A director of the Corporation who is present at a meeting of the Board of Directors, or of a committee of the Board of Directors, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the Secretary of the Corporation before the adjournment thereof or transmits the dissent in writing to the Secretary of the Corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 11.7 shall bar a director from asserting that minutes of any meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notifies the Secretary of the Corporation, in writing, of the asserted omission or inaccuracy.

                                   Article 12

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Section 12.1 The Board of Directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one or more directors of the Corporation. Any committee, to the extent provided in the resolution of the Board of Directors or in these By-laws, shall have and may exercise all of the powers and authority of the Board of Directors, except that a committee shall not have any power or authority as to the following:

     (a) The submission to shareholders of any action requiring approval of shareholders under applicable law, the Articles of Incorporation or these By-laws.

     (b)  The creation or filling of vacancies in the Board of Directors.

     (c)  The adoption, amendment or repeal of these By-laws.

     (d) The amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors.

     (e) Action on matters committed by these By-laws or resolution of the Board of Directors to another committee of the Board of Directors.

     Section 12.2 The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

     Section 12.3 Each committee of the Board of Directors shall serve at the pleasure of the Board of Directors. The term "Board of Directors," when used in any provision of this Article 12 relating to the organization or procedures of or the manner of taking action by the Board of Directors, shall be construed to include and refer to any executive or other committee of the Board of Directors. Any provision of this Article 12 relating or referring to action to be taken by the Board of Directors or the procedure required therefor shall be satisfied by the taking of corresponding action by a committee of the Board of Directors to the extent authority to take the action has been delegated to the committee pursuant to this Article 12.

                                   Article 13

                       MEETINGS OF THE BOARD OF DIRECTORS

     Section 13.1 An organization meeting may be held immediately following the annual shareholders meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of notice or consent signed by all of such directors.

     Section 13.2 Regular meetings of the Board of Directors shall be held not less often than semi-annually at a time and place determined by the Board of Directors at the preceding meeting. One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

     Section 13.3 Special meetings of the Board of Directors may be called by the President on one (1) day's notice to each director, either personally or in the manner set forth under Article 32 hereof; special meetings shall be called by the President in like manner and on like notice upon the written request of three (3) directors.

     Section 13.4 At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these By-laws. If a quorum shall not be present in person or by communications equipment at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or as permitted herein.

                                   Article 14

                    INFORMAL ACTION BY THE BOARD OF DIRECTORS

     Section 14.1 Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the Secretary of the Corporation.

                                   Article 15

                            COMPENSATION OF DIRECTORS

     Section 15.1 Directors, as such, may receive a stated salary for their services or a fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

                                   Article 16

                                    OFFICERS

     Section 16.1 The officers of the Corporation shall be elected by the Board of Directors at its organizational meeting and shall be a President, a Chairman of the Board, a Secretary and Treasurer. The Board of Directors may elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors. Any number of offices may be held by the same person, except that the offices of Chairman, President, Treasurer and Chief Financial Officer, if any, shall not be held by the same person or persons.

     Section 16.2 The compensation of all officers of the Corporation shall be fixed by the Board of Directors.

     Section 16.3 Each officer shall hold office for a term of one year and until his successor has been selected and qualified or until his earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as may be specified in the notice of resignation. The Corporation may secure the fidelity of any or all of the officers by bond or otherwise.

     Section 16.4 Any officer or agent of the Corporation may be removed by the Board of Directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     Section 16.5 An officer shall perform his duties as an officer in good faith, in a manner he reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. A person who so performs his duties shall not be liable by reason of having been an officer of the Corporation.

                                   Article 17

                            THE CHAIRMAN OF THE BOARD

     Section 17.1 The Board of Directors shall appoint one of its members to be the Chairman of the Board. He shall preside at all meetings of the shareholders and directors; shall supervise the carrying out of the policies adopted or approved by the Board; shall have general executory powers in addition to those specific powers conferred by these By-laws; and shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

                                   Article 18

                                  THE PRESIDENT

     Section 18.1 The Board of Directors shall appoint one of its members to be President. He shall be the chief executive officer of the Corporation. He shall supervise the carrying out of the policies adopted or approved by the Board of Directors; shall have general and active management of the business of the Corporation; shall see that all orders and resolutions of the Board of Directors are put into effect, subject, however, to the right of the Board of Directors to delegate any specific powers, except such as may be by statute exclusively conferred on any particular officer or officers of the Corporation. The President shall execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. He shall have general executory powers in addition to those specific powers conferred by these By-laws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors. In the absence or incapacity of the Chairman of the Board, the President shall preside at meetings of the shareholders and the directors.

                                   Article 19

                               THE VICE PRESIDENT

     Section 19.1 The Vice President or, if more than one, the Vice Presidents in the order established by the Board of Directors shall, in the absence or incapacity of the President, exercise all powers and perform the duties of the President. The Vice Presidents, respectively, shall also have such other authority and perform such other duties as may be provided in these By-laws or as shall be determined by the Board of Directors or the President. Any Vice President may, in the discretion of the Board of Directors, be designated as "executive," "senior," or by departmental or functional classification.

                                   Article 20

                                  THE SECRETARY

     Section 20.1 The Secretary shall attend all meetings of the Board of Directors and of the shareholders and keep accurate records thereof in one or more minute books kept for that purpose, shall attend to the giving of all notices required by these By-laws to be given, and shall perform the duties customarily performed by the secretary of a corporation and such other duties as may be assigned to him by the Board of Directors or the President.

                                   Article 21

                                  THE TREASURER

     Section 21.1 The Treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall perform such other duties as may be assigned to him by the Board of Directors or the President. He shall give bond in such sum and with such surety as the Board of Directors may from time to time direct.

                                   Article 22

                               ASSISTANT OFFICERS

     Section 22.1 Each assistant officer shall assist in the performance of the duties of the officer to whom he is assistant and shall perform such duties in the absence of the officer. He shall perform such additional duties as the Board of Directors, the President, the Chairman of the Board or the officer to whom he is assistant may from time to time assign him. Such officers may be given such functional titles as the Board of Directors shall from time to time determine.

                                   Article 23

                                 INDEMNIFICATION

     Section 23.1 (Third Party Actions) The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     Section 23.2 (Derivative Actions) The Corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     Section 23.3 (Mandatory Indemnification) To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 23.1 (relating to third party actions) or 23.2 (relating to derivative actions) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 23.4 (Procedure for Effecting Indemnification) Unless ordered by a court, any indemnification under Sections 23.1 (relating to third party actions) or 23.2 (relating to derivative actions) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     (b) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (c)  by the shareholders.

     Section 23.5 (Advancing Expenses) Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this Article 23 may be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 23 or otherwise.

     Section 23.6 (Supplementary Coverage) (a) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article 23 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this Section 23.6 or otherwise.

     (b) Indemnification pursuant to subsection (a) of this Section 23.6 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     (c) Indemnification pursuant to subsection (a) of this Section 23.6 under any By-law, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the Corporation would have the power to indemnify the person under any other provision of law except as provided in this Section 23.6 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Corporation.

     Section 23.7 (Power to Purchase Insurance) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this Article 23.

     Section 23.8 (Application to Surviving or New Corporations) For the purpose of this Article 23, references to "the Corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this
Article 23 with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

     Section 23.9  (Application to Employee  Benefit Plans) For purposes of this
Article 23:

     (a) References to "other enterprises" shall include employee benefit plans and references to "serving at the request of the Corporation" shall include any service as a representative of the Corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries.

     (b) Excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines."

     (c) Action with respect to an employee benefit plan taken or omitted in good faith by a representative of the Corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the Corporation.

     Section 23.10 (Duration and Extent of Coverage) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 23 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the Corporation and shall inure to the benefit of the heirs and personal representative of that person.

                                   Article 24

                               SHARE CERTIFICATES

     Section 24.1 The share certificates of the Corporation shall be numbered and registered in a share register as they are issued; shall bear the name of the registered holder, the number and class of shares represented thereby, the par value of each share or a statement that such shares are without par value, as the case may be; shall be signed by the Chairman of the Board or the President and the Secretary or the Treasurer or any other person properly authorized by the Board of Directors, and shall bear the corporate seal, which seal may be a facsimile engraved or printed. Where the certificate is signed by a transfer agent or a registrar, the signature of any corporate officer on such certificate may be a facsimile engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

                                   Article 25

                               TRANSFER OF SHARES

     Section 25.1 Upon surrender to the Corporation of a share certificate duly endorsed by the person named in the certificate or by attorney duly appointed in writing and accompanied where necessary by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate cancelled and the transfer recorded upon the transfer books for shares of the Corporation. No transfer shall be made if it would be inconsistent with the provisions of Article 8 of the Pennsylvania Uniform Commercial Code.

                                   Article 26

                                LOST CERTIFICATES

     Section 26.1 Where a shareholder of the Corporation alleges the loss, theft or destruction of one or more certificates for shares of the Corporation and requests the issuance of a substitute certificate therefor, the Board of Directors may direct a new certificate of the same tenor and for the same number of shares to be issued to such person upon such person's making of an affidavit in form satisfactory to the Board of Directors setting forth the facts in connection therewith, provided that prior to the receipt of such request the Corporation shall not have either registered a transfer of such certificate or received notice that such certificate has been acquired by a bona fide purchaser. When authorizing such issue of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his heirs or legal representatives, as the case may be, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such form and with surety or sureties, with fixed or open penalty, as shall be satisfactory to the Board of Directors, as indemnity for any liability or expense which it may incur by reason of the original certificate remaining outstanding.

                                   Article 27

                                    DIVIDENDS

     Section 27.1 The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Corporation in cash, property or shares of the Corporation, so long as any dividend shall not be in violation of law and the Articles of Incorporation.

     Section 27.2 Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Corporation, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

                                   Article 28

                        FINANCIAL REPORT TO SHAREHOLDERS

     Section 28.1 The Chairman of the Board, the President and the Board of Directors shall present prior to each annual meeting of the shareholders a full and complete statement of the business and affairs of the Corporation for the preceding year.

                                   Article 29

                                   INSTRUMENTS

     Section 29.1 Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the Corporation and any other person, when signed by one or more officers or agents having actual or apparent authority to sign it, or by the Chairman of the Board, the President or the Vice President and Secretary or Assistant Secretary or Treasurer or Assistant Treasurer of the Corporation, shall be held to have been properly executed for and in behalf of the Corporation.

     Section 29.2 The affixation of the corporate seal shall not be necessary to the valid execution, assignment or endorsement by the Corporation of any instrument or other document.

                                   Article 30

                                   FISCAL YEAR

     Section 30.1 The fiscal year of the Corporation shall be the calendar year.

                                   Article 31

                                      SEAL

     Section 31.1 The President, the Treasurer, the Secretary and any Assistant Treasurer or Assistant Secretary, or any other officer designated by the Board of Directors, shall have the authority to affix the corporate seal to any document requiring such seal and to attest the same. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Pennsylvania." Such seal may be used by causing it or a facsimile thereof to be impressed or affixed in any manner reproduced.

                                   Article 32

                           NOTICES AND WAIVERS THEREOF

     Section 32.1 Whenever written notice is required to be given to any person under the provisions of applicable law, by the Articles of Incorporation or of these By-laws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answer-back received) or courier service, charges prepaid, or by telecopier, to his address (or to his telex, TWX, telecopier or telephone number) appearing on the books of the Corporation or, in the case of directors, supplied by him to the Corporation for the purpose of notice. If the notice if sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of these By-laws.

     Section 32.2 Whenever any written notice is required to be given under the provisions of applicable law, the Articles of Incorporation or of these By-laws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Except as otherwise required by these By-laws, neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. In the case of a special meeting of shareholders, the waiver of notice shall specify the general nature of the business to be transacted.

     Section 32.3 Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

     Section 32.4 Whenever any notice or communication is required to be given to any person under the provisions of applicable law, the Articles of Incorporation, these By-laws, the terms of any agreement and any other instrument or as a condition precedent to taking any corporate action, and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required and there shall be no duty to apply for a license or other permission to do so. Any action or meeting that is taken or held without notice or communication to that person shall have the same validity as if the notice or communication had been duly given. If the action taken is such as to require the filing of any document with respect thereto under any provision of law or any agreement or other instrument, it shall be sufficient, if such is the fact and if notice or communication in required, to state therein that notice or communication was given to all persons entitled to receive notice or communication except persons with whom communication was unlawful.

     Section 32.5 Section 32.4 shall also be applicable to any shareholder with whom the Corporation has been unable to communicate for more than twenty-four
(24) consecutive months
because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the Corporation with a current address. Whenever the shareholder provides the Corporation with a current address, Section 32.4 shall cease to be applicable to the shareholder under this
Section 32.5.

                                   Article 33

                                   EMERGENCIES

     Section 33.1 The Board of Directors may adopt emergency By-laws, subject to repeal or change by action of the shareholders, which shall, notwithstanding any different provisions of law, of the Articles of Incorporation or of these By-laws, be effective during any emergency resulting from an attack on the United States, a nuclear disaster or another catastrophe as a result of which a quorum of the Board of Directors cannot readily be assembled. The emergency By-laws may make any provision that may be appropriate for the circumstances of the emergency including, procedures for calling meetings of the Board of Directors, quorum requirements for meetings and procedures for designating additional or substitute directors.

     Section 33.2 The Board of Directors, either before or during any emergency, may provide, and from time to time modify, lines of succession in the event that during the emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties and may, effective in the emergency, change the head offices or designate several alternative head offices or regional offices of the Corporation or authorize the officers to do so.

     Section 33.3 A representative of the Corporation acting in accordance with any emergency By-laws shall not be liable except for willful misconduct and shall not be liable for any action taken by him in good faith in an emergency in furtherance of the ordinary business affairs of the Corporation even though not authorized by the emergency or other By-laws then in effect.

     Section 33.4 To the extent not inconsistent with any emergency By-laws so adopted, the By-laws of the Corporation shall remain in effect during any emergency and, upon its termination, the emergency By-laws shall cease to be effective.

     Section 33.5 Unless otherwise provided in emergency By-laws, notice of any meeting of the Board of Directors during an emergency shall be given only to those directors to whom it is feasible to reach at the time and by such means as are feasible at the time, including publication, radio or television. To the extent required to constitute a quorum at any meeting of the Board of Directors during any emergency, the officers of the Corporation who are present shall, unless otherwise provided in emergency By-laws, be deemed, in order of rank and within the same rank in order of seniority, directors for the meeting.

                                   Article 34

                                   AMENDMENTS

     Section 34.1 These By-laws may be altered, amended or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of Common Stock.

                                    EXHIBIT E

                           EXCERPTS FROM SECTION 215a
                            OF THE NATIONAL BANK ACT
                          CONCERNING DISSENTERS' RIGHTS

                        EXCERPTS FROM SECTION 215a OF THE
                NATIONAL BANK ACT RELATING TO DISSENTERS' RIGHTS

     (b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

     (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

     (d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                 ---------------

     Section 215(b)(4) of the National Bank Act defines the term "receiving association," as used in Section 215a, to mean the national banking association into which one or more national banking associations or one or more State banks, located within the same State, merge.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Sections 1741-1750) provides that a business corporation shall have the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. The following discussion is qualified, in its entirety, by the full text of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, attached as Exhibit 99D.

     Section 1721 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") (relating to the Board of Directors) declares that unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502 (relating to general powers) and elsewhere in the BCL or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If any such provision is made in the by-laws, the powers and duties conferred or imposed upon the board of directors under the BCL shall be exercised or performed to such extent and by such person or persons as shall be provided in the by-laws. Persons upon whom the liabilities of directors are imposed by this section shall to that extent be entitled to the rights and immunities conferred by or pursuant to this part and other provisions of law upon directors of a corporation

     Section 1712 of the BCL provides that a director of a business corporation shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

          1. one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

          2. counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

          3. a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

     Section 1716 of the BCL states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of the preceding paragraph. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.

     Moreover, Section 1713 addresses the personal liability of directors and states that if a bylaw adopted by the shareholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

          1. the director has breached or failed to perform the duties of his office under this section; and

          2. the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The provisions discussed above shall not apply to:

          1. the responsibility or liability of a director pursuant to any criminal statute; or

          2. the liability of a director for the payment of taxes pursuant to local, state or federal law.

     Section 1714 of the BCL states that a director of a business corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 1714 shall bar a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notifies the secretary, in writing, of the asserted omission or inaccuracy.

     Section 1741 of the BCL (relating to third party actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

     Section 1742 of the BCL (relating to derivative actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1743 of the BCL (relating to mandatory indemnification) provides for mandatory indemnification of directors and officers such that to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1744 of the BCL (relating to procedure for effecting indemnification) provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

          1. by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

          2. if such quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          3.   by the shareholders.

     Section 1745 of the BCL (relating to advancing expenses) provides that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise.

     Section 1746 of the BCL (relating to supplementary coverage) provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 1746 of the BCL also provides that indemnification referred to above shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1746 further declares that indemnification under any bylaw, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1747 of the BCL (relating to the power to purchase insurance) provides that unless otherwise restricted in its by-laws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the BCL. Such insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1748 of the BCL (relating to application to surviving or new corporations) provides that for the purposes of the BCL, references to "the corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the BCL with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

     Section 1749 of the BCL (referring to application to employee benefit plans) states that for the purposes of the BCL:

          1. references to "other enterprises" shall include employee benefit plans and references to "serving at the request of the corporation" shall include any service as a representative of the business corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries;

          2. excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines"; and

          3. action with respect to an employee benefit plan taken or omitted in good faith by a representative of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

     Section 1750 of the BCL (relating to duration and extent of coverage) declares that the indemnification and advancement of expenses provided by, or granted pursuant to, the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

     Article 23 of the By-laws of the Registrant provides for indemnification to the full extent authorized by Pennsylvania law.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

     (a)  Exhibits.

     2A Plan of Reorganization dated as of September 10, 1998, among Registrant, The First National Bank of Marysville and The First National Interim Bank of Marysville -Filed as Exhibit A to the Proxy Statement/Prospectus included in this Registration Statement.

     2B Plan of Merger dated as of September 10, 1998, between The First National Bank of Marysville and The First National Interim Bank of Marysville -- Filed as Exhibit B to the Proxy Statement/Prospectus included in this Registration Statement.

     3(i) Articles of  Incorporation  of Registrant -- Filed as Exhibit C to the
          Proxy Statement/Prospectus included in this Registration Statement.

     3(ii)By-laws   of   Registrant   --  Filed  as   Exhibit  D  to  the  Proxy
          Statement/Prospectus included in this Registration Statement.

     5    Opinion of Shumaker Williams, P.C. of Camp Hill, Pennsylvania, Special
          Counsel  to   Registrant,   as  to  the  legality  of  the  shares  of
          Registrant's stock being registered.

     8 Opinion of Shumaker Williams, P.C. of Camp Hill, Pennsylvania, Special Counsel to Registrant, dated December 4, 1998, as to the tax treatment of the proposed transactions.

     23 Consent of Shumaker Williams, P.C. of Camp Hill, Pennsylvania, Special Counsel to Registrant -- Contained in Opinion Letter as Exhibit 5.

     24 Power of Attorney given by the Officers and Directors of the Registrant -- Located on Signature Page of the Registration Statement.

     99A Definitive copy of Letter to Shareholders of The First National Bank of Marysville -Included in this Registration Statement immediately preceding the Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus.

     99B Definitive copy of Notice of Special Meeting of Shareholders of The First National Bank of Marysville -- Included in this Registration Statement immediately preceding the Proxy Statement/Prospectus.

     99C Definitive copy of Form of Proxy for use by the Shareholders of The First National Bank of Marysville.

     99D Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, (15 Pa. C.S. Sections 1741-1750) relating to indemnification.

     99E  Excerpts  from  Section  215a of the  National  Bank Act  Relating  to
          Dissenters'    Rights    -Filed   as    Exhibit   E   to   the   Proxy
          Statement/Prospectus included in this Registration Statement.

     (b)  Not Applicable.

     (c)  Not Applicable.

Item 22. Undertakings.

     (a)  Undertakings furnished pursuant to Item 512 of Regulation S-B:

     (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus  required by section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the Proxy  Statement/Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant undertakes to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the underwriter will file a post-effective amendment to state the terms of such offering.

     (c)  Not applicable.

     (d)  Not applicable.

     (e) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     (f)  Not applicable.

     Undertakings furnished pursuant to Item 22(b) and (c):

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/ Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement No. 333-64457, on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in Marysville, Commonwealth of Pennsylvania on December 18, 1998.

                                         FIRST PERRY BANCORP, INC.


                                By:      /s/ William L. Hummel
                                        -------------------------------------
                                         William L. Hummel
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature and Capacity                                                        Date
----------------------                                                        ----

William L. Hummel,                                                     December 18, 1998
  President and Chief Executive Officer, Director
  (Principal Executive Officer and Principal Financial Officer)
Larry D. Reich,                                                        December 18, 1998
  Senior Vice President, Secretary, Treasurer
  (Principal Accounting Officer)
Kenneth C. Toomey,                                                     December 18, 1998
  Chairman of the Board, Director
H. Robert Asper, Director                                              December 18, 1998
David M. Benfer, Director                                              December 18, 1998
Arthur M. Feld, Director                                               December 18, 1998
Keith A. Rohrer, Director                                              December 18, 1998
John M. Schrantz, Director                                             December 18, 1998
Raymond A. Smith, Director                                             December 18, 1998
Robert K. Watts, Director                                              December 18, 1998


/s/ William L. Hummel
---------------------
William L. Hummel
(Attorney-in-Fact)

/s/ Larry D. Reich
--------------------
Larry D. Reich
(Attorney-in-Fact)


                               INDEX TO EXHIBITS

  Exhibit Index                                                                     Page in Manually
     Number                                                                          Signed Original
  ------------                                                                       ---------------
     2A        Plan of Reorganization dated as of September 10, 1998,                      A-1
               among Registrant, The First National Bank of Marysville and
               The First  National  Bank of  Marysville -- Filed as Exhibit A to
               the  Proxy  Statement/Prospectus  included  in this  Registration
               Statement.

               Plan of Merger  dated as of September  10, 1998,  between The               B-1
               First National Bank of Marysville and The First National  Interim
               Bank  of   Marysville   --  Filed  as  Exhibit  B  to  the  Proxy
               Statement/Prospectus included in this Registration Statement.

    3(i)       Articles of  Incorporation  of Registration -- Filed as Exhibit C           C-1
               to  the   Proxy   Statement/Prospectus   included   in  this
               Registration Statement.

    3(ii)      By-laws  of  Registrant  -- Filed as  Exhibit  D to the Proxy               D-1
               Statement/Prospectus included in this Registration Statement.

      5        Opinion of Shumaker Williams, P.C. of Camp Hill, Pennsylvania,              R-19
               Special Counsel to Registrant, as to the legality of the
               shares of Registrant's stock being registered.


      8        Opinion of Shumaker Williams, P.C. of Camp Hill, Pennsylvania,
               Special Counsel to Registrant, dated December 4, 1998, as to the
               tax treatment of the proposed transactions.                                 R-22

     23        Consent of Shumaker Williams, P.C. of Camp Hill, Pennsylvania,              R-19
               Special Counsel to Registrant -- Contained in Opinion Letter as
               Exhibit 5.

               Power of Attorney given by the Officers and Directors of the Registrant -- Incorporated herein by Reference and located on Signature Page of the Registration Statement (previously filed).

                                      R-12


     99A       Definitive copy of Letter to Shareholders of The First National              1-3
               Bank of Marysville -- Included in this Registration Statement immediately preceding the Notice of Special Meeting of
               Shareholders and the Proxy Statement/Prospectus.

     99B       Definitive copy of Notice of Special Meeting of Shareholders                 1-5
               of The First  National  Bank of  Marysville  --  Included in this
               Registration    Statement   immediately   preceding   the   Proxy
               Statement/Prospectus.

     99C       Definitive copy of Form of Proxy for use by the Shareholders                 R-35
               of The First National Bank Marysville.

     99D       Subchapter D of Chapter 17 of the Pennsylvania Business                      R-38
               Corporation Law of 1988, as amended, (15 Pa. C.S.
               ss.1741-1750) relating to indemnification.

     99E       Excerpts  from Section 215a of the National  Bank Act Relating to             E-1
               Dissenters'  Rights  --  Filed  as  Exhibit  E to the  Proxy
               Statement/ Prospectus included in this Registration Statement.

                                      R-13